Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND PURCHASE AGREEMENT
by and among
8POINT3 ENERGY PARTNERS LP,
8POINT3 OPERATING COMPANY, LLC,
8POINT3 GENERAL PARTNER, LLC,
8POINT3 HOLDING COMPANY, LLC,
8POINT3 SOLAR CEI, LLC,
8POINT3 CO-INVEST FEEDER 1, LLC,
8POINT3 CO-INVEST FEEDER 2, LLC,
CD CLEAN ENERGY AND INFRASTRUCTURE V JV (HOLDCO), LLC,
8POINT3 PARTNERSHIP MERGER SUB, LLC,
8POINT3 OPCO MERGER SUB 1, LLC
and
8POINT3 OPCO MERGER SUB 2, LLC

Dated as of February 5, 2018

i

EXHIBIT A FORM OF AMENDMENT NO. 1 TO OPCO LLC AGREEMENT	A-1

EXHIBIT B FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT	B-1

EXHIBIT C FORM OF MARYLAND SOLAR LEASE AMENDMENT	C-1

SCHEDULE 5.10 BALANCE SHEET OF CD CLEAN ENERGY AND INFRASTRUCTURE V JV (HOLDCO), LLC, AS OF DECEMBER 31, 2017

INDEX OF DEFINED TERMS

Defined Term	Reference
8point3 Solar	Preamble
A&A Agreement	Section 2.8
Adverse Recommendation Change	Section 6.3(c)
Affiliate	Section 9.18
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.3(c)
Alternative Debt Financing	Section 6.16(d)
Alternative Proposal	Section 9.18
Amended OpCo Agreement	Section 1.1(e)
Antitrust Laws	Section 9.18
Audit Prceeding	Section 6.15(e)
Baker Botts	Section 9.17(a)
Bankruptcy and Equity Exception	Section 3.4
Board Recommendation	Section 6.1(a)
Bona Fide Alternative Proposal	Section 9.18
Book-Entry Shares	Section 2.5(a)
Book-Entry Units	Section 2.4(a)
Business Day	Section 9.18
CFIUS	Section 9.18
CFIUS Approval	Section 9.18
Class A Share	Section 9.18
Class B Share	Section 9.18
Closing	Section 1.4
Closing Date	Section 1.4
Closing Failure Notice	Section 8.1(c)(iii)
Code	Section 2.6
Confidentiality Agreement	Section 9.18
Consents	Section 9.18
Contract	Section 9.18
D&O Insurance	Section 6.7(c)
Debt Commitment Letter	Section 5.9(a)
Debt Fee Letter	Section 5.9(a)
Debt Financing	Section 5.9(a)
Debt Financing Proceeds	Section 9.18
Debt Financing Sources	Section 5.9(a)
Disqualified Person	Section 9.18
DLLCA	Section 9.18
DPA	Section 9.18
DRULPA	Section 9.18
DTC	Section 9.18
Environment	Section 9.18
Environmental Laws	Section 9.18
Environmental Permits	Section 9.18
Equity Interest	Section 9.18
Equity Funds	Section 5.9(a)

v

Defined Term	Reference
Equity Security	Section 9.18
Equity Transfers	Section 1.3
ERISA	Section 9.18
ERISA Affiliate	Section 9.18
Escrow Account	Recitals
Escrow Agent	Section 9.18
EWG	Section 9.18
Exchange Act	Section 9.18
Exchange Agreement	Section 9.18
Exchange Fund	Section 2.5(b)
Existing Credit Facility	Section 9.18
Existing Debt Payment Amount	Section 9.18
FERC	Section 9.18
FERC Approval	Section 9.18
Financing Claim	Section 9.18
First Solar	Section 9.18
First Solar Note	Section 6.9(b)
FPA	Section 9.18
GAAP	Section 3.6(b)
General Partner	Preamble
General Partner Board	Section 9.18
General Partner Interest	Section 9.18
General Partner LLC Agreement	Section 9.18
Governmental Authority	Section 3.5(b)
GP Conflicts Committee	Section 9.18
GP Equity Interest	Recitals
GP Equity Transfer	Section 1.3
Hazardous Materials	Section 9.18
Henrietta Holdings	Section 3.2(d)
Holdings	Preamble
Holdings LLC Agreement	Section 9.18
HSR Act	Section 9.18
IDR Transfer	Section 1.3
IDRs	Recitals
Indebtedness	Section 9.18
Indemnified Person	Section 9.18
Initial Surviving LLC	Section 1.1(a)
Intellectual Property	Section 9.18
Intervening Event	Section 9.18
InvestorCo1	Preamble
InvestorCo2	Preamble
Knowledge	Section 9.18
Laws	Section 9.18
Leased Real Property	Section 3.15(a)
Letter of Transmittal	Section 2.5(a)(ii)

Defined Term	Reference
Lien	Section 9.18
Listed Partnership Project Company	Section 9.18
Losses	Section 6.7(a)
Lost Hills Holdings	Section 3.2(d)
Managing Member Interest	Section 9.18
Market-Based Rate Authorization	Section 9.18
Maryland Solar Lease Amendment	Section 9.18
Material Contract	Section 3.14(a)
Member	Section 9.18
Membership Interest	Section 9.18
Merger Consideration	Section 9.18
Mergers	Recitals
NASDAQ	Section 9.18
New Debt Commitment Letter	Section 6.16(d)
Non-Controlled Leased Real Property	Section 3.15(b)
Non-Controlled Partnership Group Entity	Section 9.18
Non-U.S. Member	Section 9.18
North Star Holdings	Section 3.2(d)
OpCo	Preamble
OpCo Certificate	Section 3.1(b)
OpCo Certificate of Merger 1	Section 1.1(c)
OpCo Certificate of Merger 2	Section 1.1(d)
OpCo Common Units	Section 9.18
OpCo Income Tax Returns	Section 9.18
OpCo LLC Agreement	Section 3.1(b)
OpCo Managing Member Interest	Section 3.2(b)
OpCo Merger 1	Recitals
OpCo Merger 1 Distribution Amount	Section 9.18
OpCo Merger 1 Effective Time	Section 1.1(c)
OpCo Merger 1 OpCo Distribution	Section 9.18
OpCo Merger 1 Partnership Distribution	Section 9.18
OpCo Merger 2	Recitals
OpCo Merger 2 Effective Time	Section 1.1(d)
OpCo Mergers	Recitals
OpCo Merger Consideration	Section 9.18
OpCo Merger Consideration Allocation	Section 6.15(g)
OpCo Merger Sub 1	Preamble
OpCo Merger Sub 2	Preamble
OpCo Merger Subs	Preamble
OpCo Organizational Documents	Section 3.1(b)
OpCo Subordinated Units	Section 9.18
OpCo Units	Section 9.18
Orders	Section 9.18
Organizational Documents	Section 9.18
Outside Date	Section 9.18

Defined Term	Reference
Parent	Preamble
Parent Balance Sheet	Section 5.10(a)
Parent Entities	Preamble
Parent Expense Reimbursement	Section 9.18
Parent Material Adverse Effect	Section 9.18
Parent Termination Fee	Section 8.2(c)(i)
Partnership	Preamble
Partnership Agreement	Section 3.1(b)
Partnership Benefit Plan	Section 9.18
Partnership Certificate	Section 3.1(b)
Partnership Certificate of Merger	Section 1.2(c)
Partnership Committee Financial Advisor	Section 3.22
Partnership Disclosure Letter	Article III
Partnership Entities	Preamble
Partnership Equity Plan	Section 9.18
Partnership Expense Reimbursement	Section 9.18
Partnership Fairness Opinion	Section 3.22
Partnership General Partner Interest	Section 4.6(b)
Partnership Group	Section 9.18
Partnership Group Entities	Section 9.18
Partnership Interest	Section 9.18
Partnership Material Adverse Effect	Section 9.18
Partnership Merger	Recitals
Partnership Merger Effective Time	Section 1.2(c)
Partnership Merger Sub	Preamble
Partnership Organizational Documents	Section 3.1(b)
Partnership Owned OpCo Common Units	Section 3.2(b)
Partnership Owned OpCo Interests	Section 3.2(b)
Partnership Owned Units	Section 2.1(b)
Partnership SEC Documents	Section 3.6(a)
Party	Preamble
Paying Agent	Section 2.5(a)
Permits	Section 9.18
Permitted Liens	Section 9.18
Person	Section 9.18
Proceeding	Section 9.18
Project Company	Section 9.18
Proxy Statement	Section 6.1(b)
Prudent Solar Industry Practice	Section 9.18
Public Shareholders	Section 9.18
PUHCA	Section 9.18
QF	Section 9.18
Real Property	Section 3.15(c)
Real Property Contract	Section 3.15(c)
Release	Section 9.18

Defined Term	Reference
Representatives	Section 6.3(a)
Required Consents	Section 9.18
Restraints	Section 7.1(c)
Rights	Section 9.18
SEC	Section 3.5(b)
Secretary of State	Section 1.1(c)
Securities Act	Section 9.18
SG2 Holdings	Section 3.2(d)
Share Majority	Section 9.18
Share Merger Consideration	Section 9.18
Shareholder	Section 9.18
Shareholder Approval	Section 3.4
Shareholder Meeting	Section 6.1(a)
Skadden	Section 9.17(b)
Solvent	Section 5.8
Sponsor OpCo Owner	Section 9.18
Sponsors	Section 9.18
SPWR Tax Equity Entity	Section 9.18
SPWR Tax Equity Entity Class B Member	Section 9.18
SPWR Tax Equity Entity Class C Interests	Section 9.18
SPWR Tax Equity Entity Class C Member	Section 9.18
SPWR Tax Equity Transfer	Section 6.22
Stateline Holdings	Section 3.2(d)
Subsidiary	Section 9.18
SunPower	Section 9.18
Superior Proposal	Section 9.18
Support Agreement	Recitals
Support Obligations	Section 9.18
Surviving Entities	Section 1.1(a)
Surviving LLC	Section 1.1(a)
Surviving Partnership	Section 1.2(a)
Takeover Laws	Section 3.21
Tax or Taxes	Section 9.18
Tax Return	Section 9.18
Termination Fee	Section 9.18
Transaction Documents	Section 9.18
Transaction Filings	Section 3.20
Transaction Litigation	Section 6.8
Transactions	Recitals
Transfer Taxes	Section 6.15(h)
Unit Majority	Section 9.18
Unitholder Approval	Section 3.4
Unitholders	Section 9.18
Unpaid Partnership Distribution	Section 2.3(a)
Unpaid OpCo Distribution	Section 2.2(a)

Defined Term	Reference
Upper Tier SPWR Entity	Section 9.18
Upper Tier SPWR Entity Class A Interests	Section 9.18
Upper Tier SPWR Entity Class A Member	Section 9.18
Upper Tier SPWR Entity Class B Interests	Section 9.18
Upper Tier SPWR Redemption	Section 6.22

x

AGREEMENT AND PLAN OF MERGER AND PURCHASE AGREEMENT
This AGREEMENT AND PLAN OF MERGER AND PURCHASE AGREEMENT, dated as of February 5, 2018 (this “Agreement”), is by and among 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), 8point3 General Partner, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), 8point3 Operating Company, LLC, a Delaware limited liability company (“OpCo” and, together with the Partnership and the General Partner, the “Partnership Entities”), 8point3 Holding Company, LLC, a Delaware limited liability company (“Holdings”), 8point3 Solar CEI, LLC, a Delaware limited liability company (“8point3 Solar”), 8point3 Co-Invest Feeder 1, LLC, a Delaware limited liability company (“InvestorCo1”), 8point3 Co-Invest Feeder 2, LLC, a Delaware limited liability company (“InvestorCo2”), CD Clean Energy and Infrastructure V JV (Holdco), LLC, a Delaware limited liability company (“CD CEI V JV Holdco” and, together with 8point3 Solar, Investor Co 1 and Investor Co 2, collectively, “Parent”), 8point3 Partnership Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of 8point3 Solar (“Partnership Merger Sub”), 8point3 OpCo Merger Sub 1, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“OpCo Merger Sub 1”), and 8point3 OpCo Merger Sub 2, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“OpCo Merger Sub 2” and, together with OpCo Merger Sub 1, the “OpCo Merger Subs” and, the OpCo Merger Subs, together with Parent and Partnership Merger Sub, the “Parent Entities”). The Partnership Entities, Holdings and the Parent Entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the GP Conflicts Committee, by unanimous vote at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Partnership Group and the Public Shareholders and approved this Agreement and the consummation of the merger of Partnership Merger Sub with and into the Partnership (the “Partnership Merger”), the merger of OpCo Merger Sub 1 with and into OpCo (“OpCo Merger 1”) and the merger of OpCo Merger Sub 2 with and into the Initial Surviving LLC (“OpCo Merger 2” and, together with OpCo Merger 1, the “OpCo Mergers” and the OpCo Mergers together with the Partnership Merger, the “Mergers”), (ii) approved this Agreement and the Mergers by Special Approval (as defined in the Partnership Agreement), (iii) recommended to the General Partner Board the approval of this Agreement and the Mergers and (iv) determined to recommend that the Shareholders approve this Agreement and the Mergers.
WHEREAS, (i) the General Partner Board, by unanimous vote at a meeting duly called and held, (A) determined that it is in the best interests of the General Partner, the Partnership Group, the Shareholders and the Unitholders, and declared it advisable, for the Partnership Entities to enter into this Agreement and to consummate the Mergers, (B) authorized and directed the General Partner, in its capacity as the general partner of the Partnership, acting individually and in its capacity as the managing member of OpCo, to approve this Agreement and the Mergers, (C) authorized and directed the General Partner to execute and deliver this Agreement in its individual capacity and on behalf of the Partnership, acting individually and on behalf of OpCo, (D) authorized and directed the General Partner to direct this Agreement and the Mergers to be submitted to a vote of the Shareholders (voting as separate classes) at a meeting in accordance with the Partnership Agreement, (E) authorized and directed the General Partner, upon receipt of the Shareholder Approval, to obtain the consent of each class of Unitholders in accordance with the OpCo LLC Agreement and the Partnership Agreement, and (F) determined to recommend that the Shareholders approve this Agreement and the Mergers, and (ii) the General Partner has approved this Agreement and the Mergers.
WHEREAS, the managing members of each of CD CEI V JV Holdco, 8point3 Solar, InvestorCo1 and InvestorCo2 have approved this Agreement and the transactions contemplated hereby (the “Transactions”).
WHEREAS, 8point3 Solar, in its capacity as the sole member of Partnership Merger Sub, and each of 8point3 Solar, InvestorCo1 and InvestorCo2, in their capacity as the members of each OpCo Merger Sub, approved this Agreement and the Transactions, including the Mergers and the Equity Transfers.
WHEREAS, Holdings, in its individual capacity and as the sole member of the General Partner, approved this Agreement and the Transactions, including the Mergers and the Equity Transfers.
WHEREAS, SunPower YC Holdings, LLC and First Solar 8point3 Holdings, LLC, acting as the Management Members (as defined in the Amended and Restated Limited Liability Company Agreement of Holdings) of Holdings, have approved this Agreement and the Transactions, including the Mergers and the Equity Transfers.
WHEREAS, concurrently with the closing of the Mergers, Holdings desires to transfer to 8point3 Solar, and 8point3 Solar desires to accept, for no consideration, (i) 100% of the issued and outstanding membership interests in the General Partner, including all rights and obligations relating thereto and all economic and capital interests therein (the “GP Equity Interest”), and (ii) 100% of the issued and outstanding Incentive Distribution Rights (as defined in the OpCo LLC Agreement) (the “IDRs”).
WHEREAS, concurrently with the execution and delivery of this Agreement, 8point3 Solar, OpCo, Partnership and the Escrow Agent have executed an escrow agreement establishing an escrow account (the “Escrow Account”) in support of the potential obligation of Parent to pay the Parent Termination Fee pursuant to Section 8.2(c), and 8point3 Solar CEI has deposited into the Escrow Account an amount equal to the Parent Termination Fee.
WHEREAS, concurrently with the execution and delivery of this Agreement, First Solar and SunPower have executed and delivered to the Parent Entities a support agreement (the “Support Agreement”), pursuant to which, among other things, First Solar and SunPower will agree to approve this Agreement and the Transactions at the Shareholder Meeting and as holders of OpCo Units.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
THE MERGERS; THE GP EQUITY TRANSFER
Section 1.1    Mergers of OpCo Merger Subs into OpCo.
(a)    OpCo Mergers. Upon the terms and subject to the conditions set forth in this Agreement, at the OpCo Merger 1 Effective Time, OpCo Merger Sub 1 shall be merged with and into OpCo and the separate existence of OpCo Merger Sub 1 shall cease. Following the OpCo Merger 1 Effective Time, OpCo shall continue as the surviving limited liability company of OpCo Merger 1 (the “Initial Surviving LLC”). Upon the terms and subject to the conditions set forth in this Agreement, at the OpCo Merger 2 Effective Time, OpCo Merger Sub 2 shall be merged with and into the Initial Surviving LLC and the separate existence of OpCo Merger Sub 2 shall cease. Following the OpCo Merger 2 Effective Time, the Initial Surviving LLC shall continue as the surviving limited liability company of OpCo Merger 2 (the “Surviving LLC” and, together with the Surviving Partnership, the “Surviving Entities”).
(b)    Effect of the OpCo Mergers. The OpCo Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the OpCo Merger 1 Effective Time, all the property, rights, privileges, powers and franchises of each of OpCo and OpCo Merger Sub 1 shall vest in the Initial Surviving LLC, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of OpCo and OpCo Merger Sub 1 shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Initial Surviving LLC. At the OpCo Merger 2 Effective Time, all the property, rights, privileges, powers and franchises of each of the Initial Surviving LLC and OpCo Merger Sub 2 shall vest in the Surviving LLC, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Initial Surviving LLC and OpCo Merger Sub 2 shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving LLC.
(c)    OpCo Merger 1 Effective Time. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of, and executed in accordance with the relevant provisions of, the DLLCA (the “OpCo Certificate of Merger 1”) shall, at the Closing, be filed with the Secretary of State of the State of Delaware (the “Secretary of State”). The OpCo Merger 1 shall become effective upon the later of: (i) the date and time of the filing of the OpCo Certificate of Merger 1 with the Secretary of State, or (i) such later date and time as may be specified in the OpCo Certificate of Merger 1 as agreed to by the Parties. The date and time the OpCo Merger 1 becomes effective is referred to in this Agreement as the “OpCo Merger 1 Effective Time.” If the Secretary of State requires any changes in the OpCo Certificate of Merger 1 as a condition to filing or issuing a certificate that the OpCo Merger 1 is effective, the Parties shall execute any necessary revisions incorporating such changes; provided that such changes are not inconsistent with this Agreement.
(d)    OpCo Merger 2 Effective Time. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of, and executed in accordance with the relevant provisions of, the DLLCA (the “OpCo Certificate of

Merger 2”) shall, at the Closing, be filed with the Secretary of State. The OpCo Merger 2 shall become effective upon the later of: (i) the date and time of the filing of the OpCo Certificate of Merger 2 with the Secretary of State, or (i) such later date and time as may be specified in the OpCo Certificate of Merger 2 as agreed to by the Parties; provided, however, that in no event shall the OpCo Merger 2 Effective Time occur prior to, or simultaneously with, the OpCo Merger 1 Effective Time. The date and time the OpCo Merger 2 becomes effective is referred to in this Agreement as the “OpCo Merger 2 Effective Time.” If the Secretary of State requires any changes in the OpCo Certificate of Merger 2 as a condition to filing or issuing a certificate that the OpCo Merger 2 is effective, the Parties shall execute any necessary revisions incorporating such changes; provided that such changes are not inconsistent with this Agreement.
(e)    Organizational Documents. At the OpCo Merger 1 Effective Time, the certificate of formation of OpCo as in effect immediately prior to the OpCo Merger 1 Effective Time shall remain unchanged and shall be the certificate of formation of the Initial Surviving LLC until thereafter amended in accordance with its terms and applicable Law. At the OpCo Merger 2 Effective Time, the certificate of formation of the Initial Surviving LLC as in effect immediately prior to the OpCo Merger 2 Effective Time shall remain unchanged and shall be the certificate of formation of the Surviving LLC until thereafter amended in accordance with its terms and applicable Law. At the OpCo Merger 1 Effective Time, (i) pursuant to Section 14.3(e) of the OpCo LLC Agreement and Section 18-209(f) of the DLLCA, Amendment No. 1 to the OpCo LLC Agreement, a form of which is attached hereto as Exhibit A, shall be effective and shall amend the OpCo LLC Agreement as set forth therein (as so amended, the “Amended OpCo Agreement”), and (ii) the Amended OpCo Agreement shall be the limited liability company agreement of the Initial Surviving LLC until thereafter amended in accordance with its terms and applicable Law. At the OpCo Merger 2 Effective Time, the Amended OpCo Agreement shall remain unchanged and shall be the limited liability company agreement of the Surviving LLC until thereafter amended in accordance with the subsequent sentence. Immediately following the Partnership Merger Effective Time, the Amended OpCo Agreement shall be amended and restated with a form of limited liability company agreement as elected by the Partnership and shall be the limited liability company agreement of the Surviving LLC until thereafter amended in accordance with its terms and applicable Law.
Section 1.2    Merger of Partnership Merger Sub into the Partnership.
(a)    Partnership Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Partnership Merger Effective Time, Partnership Merger Sub shall be merged with and into the Partnership and the separate existence of Partnership Merger Sub shall cease. Following the Partnership Merger Effective Time, the Partnership shall continue as the surviving partnership of the Partnership Merger (the “Surviving Partnership”).
(b)    Effect of the Partnership Merger. The Partnership Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Partnership and Partnership Merger Sub shall vest in the Surviving Partnership, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Partnership and Partnership Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Partnership.
(c)    Partnership Merger Effective Time. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of, and executed in accordance with the relevant provisions of, the DRULPA and the DLLCA (the “Partnership Certificate of Merger”) shall, at the Closing, be filed with the Secretary of State. The Partnership Merger shall become effective upon the later of: (i) the date and time of the filing of the Partnership Certificate of Merger with the Secretary of State, or (i) such later date and time as may be specified in the Partnership Certificate of Merger as agreed to by the Parties; provided, however, that in no event shall the Partnership Merger Effective Time occur prior to, or simultaneously with, the OpCo Merger 2 Effective Time. The date and time the Partnership Merger becomes effective is referred to in this Agreement as the “Partnership Merger Effective Time.” If the Secretary of State requires any changes in the Partnership Certificate of Merger as a condition to filing or issuing a certificate that the Partnership Merger is effective, the Parties shall execute any necessary revisions incorporating such changes; provided that such changes are not inconsistent with this Agreement.
(d)    Organizational Documents. At the Partnership Merger Effective Time, the certificate of limited partnership of the Partnership as in effect immediately prior to the Partnership Merger Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended in accordance with its terms and applicable Law. At the Partnership Merger Effective Time, the limited partnership agreement of the Partnership prior to the Partnership Merger Effective Time shall remain unchanged and shall be the limited partnership agreement of the Surviving Partnership until thereafter amended in accordance with the subsequent sentence. Immediately after the Partnership Merger Effective Time, the limited partnership agreement of the Partnership prior to the Partnership Merger Effective Time shall be amended and restated with a form of limited partnership agreement as elected by 8point3 Solar and shall be the limited partnership agreement of the Surviving Partnership until thereafter amended in accordance with its terms and applicable Law.
Section 1.3    The Equity Transfers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, Holdings will transfer and deliver to 8point3 Solar or an Affiliate of 8point3 Solar designated by 8point3 Solar for no additional consideration, and 8point3 Solar (or its designated Affiliate) will accept from Holdings the transfer and delivery of, the IDRs (at the OpCo Merger 1 Effective Time) and the GP Equity Interest (at the Partnership Merger Effective Time), free and clear of all Liens, except for any transfer restrictions under the General Partner LLC Agreement, the OpCo LLC Agreement and any applicable securities Laws (the transfer and delivery of IDRs, the “IDR Transfer” and, the transfer and delivery of the GP Equity Interest, the “GP Equity Transfer” and, together, the “Equity Transfers”).

Section 1.4    Closing. Subject to the provisions of Article VII, unless otherwise agreed by Parent and the General Partner in writing, the closing of the Transactions (the “Closing”) will take place at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002 at 9:30 A.M., Houston, Texas time, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided that in no event shall the Closing occur prior to March 1, 2018. The date on which the Closing actually occurs is referred to as the “Closing Date.”
ARTICLE II
EFFECT ON SHARES AND UNITS; TRANSFER OF THE GENERAL PARTNER INTERESTS
Section 2.1    Effect of OpCo Merger 1. Upon the terms and subject to the conditions set forth in this Agreement, at the OpCo Merger 1 Effective Time by virtue of OpCo Merger 1 and without any action on the part of the Partnership Entities, the Parent Entities, Holdings or the holder of any securities of any of them:
(a)    Common Units and OpCo Subordinated Units Owned by the Sponsors Unaffected. At the OpCo Merger 1 Effective Time, all issued and outstanding OpCo Common Units held by a Sponsor OpCo Owner and all issued and outstanding OpCo Subordinated Units, in each case as of immediately prior to the OpCo Merger 1 Effective Time, will (A) be unaffected by OpCo Merger 1 and (B) remain outstanding.
(b)    Partnership Owned OpCo Units Unaffected. Any OpCo Common Units owned by the Partnership (the “Partnership Owned Units”) immediately prior to the OpCo Merger 1 Effective Time will (i) be unaffected by OpCo Merger 1 and (ii) remain outstanding.
(c)    Incentive Distribution Rights Unaffected. The IDRs issued and outstanding as of immediately prior to the OpCo Merger 1 Effective Time will (i) be unaffected by OpCo Merger 1 and (ii) remain outstanding; provided, however, that, upon the IDR Transfer, the IDRs will be owned, directly or indirectly, by 8point3 Solar or an Affiliate of 8point3 Solar designated by 8point3 Solar.
(d)    Managing Member Interest Unaffected. The Managing Member Interest issued and outstanding as of immediately prior to the OpCo Merger 1 Effective Time will (i) be unaffected by OpCo Merger 1 and (ii) remain outstanding.
(e)    Cancellation of the Limited Liability Company Interests of OpCo Merger Sub 1. The limited liability company interests in OpCo Merger Sub 1 issued and outstanding immediately prior to the OpCo Merger 1 Effective Time will be cancelled for no consideration.
(f)    OpCo Merger 1 Distribution. At the OpCo Merger 1 Effective Time, the Initial Surviving LLC shall use the OpCo Merger 1 Distribution Amount to (i) make the OpCo Merger 1 OpCo Distribution to each Sponsor OpCo Owner to the account designated in writing by each Sponsor OpCo Owner, as applicable, to Parent, in an amount in cash equal to the percentage of the OpCo Merger 1 OpCo Distribution corresponding to each Sponsor OpCo Owner according to the definition of OpCo Merger 1 OpCo Distribution, and (ii) make the OpCo Merger 1 Partnership Distribution to the Partnership.
(g)    Existing Debt Payment. At the OpCo Merger 1 Effective Time, the Initial Surviving LLC shall use a portion of the Debt Financing Proceeds equal to the Existing Debt Payment Amount to make the payments required by Section 6.9(a)(i) and Section 6.9(b)(i).
Section 2.2    Effect of OpCo Merger 2. Upon the terms and subject to the conditions set forth in this Agreement, at the OpCo Merger 2 Effective Time by virtue of OpCo Merger 2 and without any action on the part of the Partnership Entities, the Parent Entities, Holdings or the holder of any securities of any of them:
(a)    Conversion of OpCo Common Units and OpCo Subordinated Units Owned by the Sponsors. At the OpCo Merger 2 Effective Time, all of the issued and outstanding OpCo Common Units held by a Sponsor OpCo Owner and all of the issued and outstanding OpCo Subordinated Units, in each case as of immediately prior to the OpCo Merger 2 Effective Time, will (A) be converted into the right to receive the OpCo Merger Consideration, (B) no longer be outstanding, (C) automatically be canceled and (D) cease to exist. In addition and notwithstanding the cancellation of OpCo Units pursuant to this Agreement, following the OpCo Merger 2 Effective Time, holders as of the relevant record date of OpCo Units issued and outstanding immediately prior to the OpCo Merger 2 Effective Time will have continued rights to any distribution from OpCo, without interest, with respect to such OpCo Units with a record date occurring prior to the OpCo Merger 2 Effective Time that was declared or made by the General Partner Board prior to the OpCo Merger 2 Effective Time with respect to such units in accordance with the terms of the OpCo LLC Agreement and this Agreement and which remains unpaid as of the OpCo Merger 2 Effective Time (an “Unpaid OpCo Distribution”).
(b)    Partnership Owned OpCo Units Unaffected. Any OpCo Common Units owned by the Partnership (the “Partnership Owned Units”) immediately prior to the OpCo Merger 2 Effective Time will (i) be unaffected by OpCo Merger 2 and (ii) remain outstanding.
(c)    Incentive Distribution Rights Unaffected. The IDRs issued and outstanding as of immediately prior to the OpCo Merger 2 Effective Time will (i) be unaffected by OpCo Merger 2 and (ii) remain outstanding; provided, however, that, upon the IDR Transfer, the IDRs will be owned, directly or indirectly, by 8point3 Solar or an Affiliate of 8point3 Solar designated by 8point3 Solar.
(d)    Managing Member Interest Unaffected. The Managing Member Interest issued and outstanding as of immediately prior to the OpCo Merger 2 Effective Time will (i) be unaffected by OpCo Merger 2 and (ii) remain outstanding.
(e)    Conversion of the Limited Liability Company Interests of OpCo Merger Sub 2. The limited liability company interests in OpCo Merger Sub 2 issued and outstanding immediately prior to the OpCo Merger 2 Effective Time will be converted into a number of OpCo Common Units and OpCo Subordinated Units equal to the number of OpCo Common Units and OpCo Subordinated Units canceled pursuant to Section 2.2(a). At the OpCo Merger 2 Effective Time, the books and records of the Surviving LLC will be revised to reflect the removal of the Sponsors or their Affiliates as Members of the

Surviving LLC, the number of OpCo Units held by Parent and the Surviving Partnership and the simultaneous cancellation of all other limited liability company interests (other than the Managing Member Interest, the Partnership Owned Units and the IDRs) in OpCo (as the Surviving LLC).
(f)    Adjustment to the OpCo Merger Consideration. If, between the date of this Agreement and the OpCo Merger 2 Effective Time, the outstanding OpCo Common Units or OpCo Subordinated Units are changed into a different number or class of units by reason of any interest split, interest distribution, reverse interest split, reclassification, recapitalization, or other similar transaction or event, or there occurs a record date with respect to any of the foregoing, then the OpCo Merger Consideration and any similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of OpCo Common Units and OpCo Subordinated Units with the same economic effect as was contemplated by this Agreement prior to giving effect to such event.
Section 2.3    Effect of the Partnership Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the Partnership Entities, the Parent Entities, Holdings or the holder of any securities of any of them:
(a)    Conversion of Class A Shares. Each issued and outstanding Class A Share immediately prior to the Partnership Merger Effective Time will (i) be converted into the right to receive the Share Merger Consideration, (ii) no longer be outstanding, (iii) automatically be canceled and (iv) cease to exist. In addition and notwithstanding the cancellation of Class A Shares pursuant to this Agreement, following the Partnership Merger Effective Time, holders as of the relevant record date of Class A Shares issued and outstanding immediately prior to the Partnership Merger Effective Time will have continued rights to any distribution from the Partnership, without interest, with respect to such Class A Shares with a record date occurring prior to the Partnership Merger Effective Time that was declared or made by the General Partner Board prior to the Partnership Merger Effective time with respect to such shares in accordance with the terms of the Partnership Agreement and this Agreement and which remains unpaid as of the Partnership Merger Effective Time (an “Unpaid Partnership Distribution”).
(b)    Cancellation of Class B Shares. Each issued and outstanding Class B Share immediately prior to the Partnership Merger Effective Time will (i)  automatically be canceled and (ii)  cease to exist. No consideration will be delivered in exchange for such canceled Class B Shares.
(c)    General Partner Interest Unaffected. The General Partner Interest issued and outstanding immediately prior to the Partnership Merger Effective Time will (i) be unaffected by the Partnership Merger and (ii) remain outstanding; provided, however, that upon the GP Equity Transfer, the General Partner Interest will be owned, directly or indirectly, by 8point3 Solar or an Affiliate of 8point3 Solar designated by 8point3 Solar.
(d)    Conversion of the Limited Partner Interests of Partnership Merger Sub. The limited liability company interests in Partnership Merger Sub issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted into a number of Class A Shares equal to the number of Class A Shares canceled pursuant to Section 2.3(a). At the Partnership Merger Effective Time, the books and records of the Surviving Partnership will be revised to reflect the admission of 8point3 Solar as the only Shareholder holding all the Class A Shares of the Surviving Partnership and the simultaneous cancellation of all other Partnership Interests (other than the General Partner Interest) in the Partnership (as the Surviving Partnership).
(e)    Adjustment to the Share Merger Consideration. If, between the date of this Agreement and the Partnership Merger Effective Time, the outstanding Class A Shares are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction or event, or there occurs a record date with respect to any of the foregoing, then the Share Merger Consideration and any similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Class A Shares with the same economic effect as was contemplated by this Agreement prior to giving effect to such event.
Section 2.4    Exchange of OpCo Units.
(a)    Exchange. As promptly as practicable after the OpCo Merger 2 Effective Time, (i) the Sponsor OpCo Owners shall deliver, or cause to be delivered, any applicable certificates representing OpCo Units to Parent duly endorsed or, with respect to OpCo Units held of record by the Sponsor OpCo Owners in book-entry form (“Book-Entry Units”), a duly executed unit power for such Book-Entry Units, in each case instructing the cancellation of such OpCo Units in accordance with the terms of this Agreement and (ii) upon Parent’s receipt thereof, Parent shall pay, or cause to be paid, to each Sponsor OpCo Owner, by wire transfer of immediately available funds to the account designated in writing by such Sponsor OpCo Owner, as applicable, to Parent, an amount in cash equal to the OpCo Merger Consideration plus any Unpaid OpCo Distribution pursuant to Section 2.2(a) with respect to each OpCo Unit so surrendered by such Sponsor OpCo Owner. For the avoidance of doubt, no amount of the OpCo Merger Consideration or any Unpaid OpCo Distribution shall be used to make payments to the Partnership in connection with OpCo Units owned by the Partnership.
(b)    No Further Transfers. From and after the Partnership Merger Effective Time, there will be no further registration on the books of OpCo of transfers of OpCo Units. From and after the OpCo Merger 2 Effective Time, the Unitholders as of immediately prior to the OpCo Merger 2 Effective Time (other than the Partnership and Parent) will cease to have any rights with respect to such OpCo Units, except as otherwise provided in this Agreement.
Section 2.5    Exchange of Book-Entry Shares.
(a)    Paying Agent.
(i)    At or prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Class A Shares held of record by Shareholders in book-entry form (“Book-Entry Shares”) for the Share Merger Consideration and any Unpaid Partnership Distribution.
(ii)    Subject to Section 2.5(c), as soon as reasonably practicable after the Partnership Merger Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of Book-Entry Shares (other than DTC) as of the Partnership Merger Effective Time (and, to the extent commercially practicable, Parent will, or will cause the Paying Agent to, make available for collection by hand, during customary business hours commencing immediately after the Partnership Merger Effective Time, if so elected by a holder of Book-Entry Shares), a letter of transmittal in customary form (each such letter, a “Letter of Transmittal”) to be used for surrender of Book-Entry Shares pursuant to this Article II.
(b)    Deposit.
(i)    At the Closing, each of 8point3 Solar CEI, the Partnership and OpCo shall cause to be delivered to the Escrow Agent a written notice, in form and substance reasonably acceptable to the Escrow Agent, directing the Escrow Agent to disburse all of the funds held in the Escrow Account to the Paying Agent on the Closing Date.
(ii)    At the Closing, Parent will deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Book-Entry Shares, an amount of cash in U.S. dollars equal to the Share Merger Consideration to be paid pursuant to Section 2.3(a) (which shall include the amount of the OpCo Merger 1 Partnership Distribution distributed with respect to each such Unit to the Partnership at the OpCo Merger 1 Effective Time pursuant to Section 2.1(f)) plus any Unpaid Partnership Distribution pursuant to Section 2.3(a), less any amount deposited pursuant to Section 2.5(b)(i), payable upon due surrender of the Book-Entry Shares pursuant to the provisions of this Article II. All cash deposited with the Paying Agent is referred to as the “Exchange Fund.” The Paying Agent will, pursuant to irrevocable instructions delivered by Parent at or prior to the Partnership Merger Effective Time, deliver the Share Merger Consideration and any Unpaid Partnership Distribution contemplated to be paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.
(c)    Exchange.
(i)    Each holder of Book-Entry Shares other than DTC, upon surrender thereof by delivery of a Letter of Transmittal, duly executed and completed in accordance with the terms of such Letter of Transmittal, and such other documents as may reasonably be required by the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Share a cash amount equal to the Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.6) plus any Unpaid Partnership Distribution. DTC, upon surrender of its Book-Entry Shares in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Share a cash amount equal to the Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.6) plus any Unpaid Partnership Distribution. Each Book-Entry Share surrendered pursuant to this Section 2.5(c)(i) will be canceled.
(ii)    The Share Merger Consideration and any Unpaid Partnership Distribution will be paid (A) to the holders of Book-Entry Shares other than DTC, as promptly as practicable after receipt by the Paying Agent of the Letter of Transmittal in respect thereof, by wire transfer of immediately available funds, and (B) to DTC, as promptly as practicable after the Partnership Merger Effective Time, by wire transfer of immediately available funds.
(iii)    Payment of the Share Merger Consideration and any Unpaid Partnership Distribution with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until surrendered and paid as contemplated hereby, each Book-Entry Share will be deemed at any time after the Partnership Merger Effective Time, as applicable, to represent only the right to receive the Share Merger Consideration and any Unpaid Partnership Distribution in cash as contemplated by this Agreement. The Share Merger Consideration and any Unpaid Partnership Distribution paid upon surrender of such Book-Entry Shares will be deemed to have been paid in full satisfaction of all rights pertaining to such Book-Entry Shares.
(iv)    No Person beneficially owning Class A Shares through DTC will be required to deliver a Letter of Transmittal to receive the Share Merger Consideration or any Unpaid Partnership Distribution that such holder is entitled to receive through DTC. Any such Person will receive its Share Merger Consideration and any Unpaid Partnership Distribution in accordance with the customary payment procedures of DTC following the Partnership Merger Effective Time.
(d)    No Further Transfers. From and after the Partnership Merger Effective Time, there will be no further registration on the books of the Partnership of transfers of Class A Shares. From and after the Partnership Merger Effective Time, the Shareholders as of immediately prior to the Partnership Merger Effective Time will cease to have any rights with respect to such Class A Shares, except as otherwise provided in this Agreement.
(e)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Book-Entry Shares on the first anniversary of the Partnership Merger Effective Time shall be returned to 8point3 Solar or an Affiliate of 8point3 Solar designated by 8point3 Solar, upon demand, and any such holder who has not exchanged its Book-Entry Shares for the Share Merger Consideration and any Unpaid Partnership Distribution in accordance with this Section 2.5 and any Unpaid Partnership Distribution prior to that time will thereafter look only to 8point3 Solar for delivery of the Share Merger Consideration and any Unpaid Partnership Distribution in respect of such holder’s Book-Entry Shares. Any Share Merger Consideration remaining unclaimed by holders of Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority will, to the extent permitted by applicable Law, become the property of 8point3 Solar or an Affiliate of 8point3 Solar designated by 8point3 Solar, free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Partnership Merger Sub, OpCo Merger Subs, the Partnership, OpCo, the General Partner or any of their respective Affiliates will be liable to any holder of Book-Entry Shares for any Share Merger Consideration and any Unpaid Partnership Distribution duly delivered to a public official pursuant to applicable abandoned property Laws.
Section 2.6    Withholding Taxes. Each of Parent, the General Partner, the Partnership, OpCo, Partnership Merger Sub, OpCo Merger Subs, any Affiliate of Parent that has been designated by Parent pursuant to this Article II, and the Paying Agent will be entitled to deduct and withhold, without duplication, from the consideration payable pursuant to this Agreement, including to a Shareholder or Unitholder, such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local or non-U.S. Tax Law. The Partnership Entities shall cooperate with Parent in coordinating the deduction and withholding of any Taxes required to be deducted and withheld under applicable Tax Law. To the extent amounts are so withheld, such withheld amounts (i) will promptly be paid over to the appropriate Tax authority and (ii) will be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.
Section 2.7    No Dissenters’ Rights. No dissenters’ or appraisal rights are or will be available with respect to the Transactions.
Section 2.8    Transfer Covenants. At the Partnership Merger Effective Time, (a) Holdings and 8point3 Solar will each execute and deliver to one another the assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the “A&A Agreement”), (b) the General Partner will (i) register the GP Equity Transfer in its books and records and (ii) update its records to reflect 8point3 Solar, or an Affiliate of 8point3 Solar designated by 8point3 Solar (as applicable), as the member of the General Partner and the registered owner of the GP Equity Interest, (c) OpCo will (i) register the IDR Transfer in its books and records and (ii) update its records to reflect 8point3 Solar, or an Affiliate of 8point3 Solar designated by 8point3 Solar (as applicable), as a member of OpCo and the registered owner of the IDRs and (d) Holdings will deliver to 8point3 Solar, or an Affiliate of 8point3 Solar, the resignations of such managers, officers and directors of the General Partner and any of its Subsidiaries as are requested by 8point3 Solar prior to the Closing Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP ENTITIES
Except (a) as disclosed or reflected in the Partnership SEC Documents filed prior to the date of this Agreement or (b) as set forth in the disclosure letter delivered by the Partnership to Parent prior to the execution of this Agreement (the “Partnership Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Partnership

Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Partnership Entities jointly and severally represent and warrant to the Parent Entities as follows:
Section 3.1    Organization.
(a)    Each of the Partnership Group Entities and, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite limited partnership, limited liability company or similar entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect.
(b)    The Partnership has previously furnished or otherwise made available to Parent a true and complete copy of the Partnership’s certificate of limited partnership (the “Partnership Certificate”) and the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement” and, together with the Partnership Certificate, the “Partnership Organizational Documents”), OpCo’s certificate of formation (the “OpCo Certificate”) and the Amended and Restated Limited Liability Company Agreement (the “OpCo LLC Agreement” and, together with the OpCo Certificate, the “OpCo Organizational Documents”) and the Organizational Documents of the General Partner, each of OpCo’s Subsidiaries and the Non-Controlled Partnership Group Entities, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither the Partnership nor OpCo is in violation of any provision of the Partnership Organizational Documents or the OpCo Organizational Documents, respectively, in any material respect and each other Partnership Group Entity and, to the Knowledge of the Partnership Entities, each Non-Controlled Partnership Group Entity is in material compliance with its respective Organizational Documents.
Section 3.2    Capitalization.
(a)    As of the date of this Agreement, the issued and outstanding Partnership Interests of the Partnership consist of 28,088,673 Class A shares, 51,000,000 Class B Shares and the General Partner Interest. Except as set forth in the preceding sentence, no other Equity Interests in the Partnership are issued or outstanding. All of the Shares and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).
(b)    As of the date of this Agreement, the issued and outstanding limited liability company interests of OpCo consists of 43,588,673 OpCo Common Units, 35,500,000

OpCo Subordinated Units, the OpCo Managing Member Interest and the IDRs. Except as set forth in the preceding sentence, no other Equity Interests in OpCo are issued or outstanding. All of the OpCo Units and IDRs and the limited liability company interests represented thereby have been duly authorized and validly issued in accordance with the OpCo LLC Agreement, and are fully paid (to the extent required under the OpCo LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA). As of the date of this Agreement, the Partnership owns (i) 28,088,673 OpCo Common Units (“Partnership Owned OpCo Common Units”), and (ii) a non-economic managing member interest in OpCo (the “OpCo Managing Member Interest” and, together with the Partnership Owned OpCo Common Units, the “Partnership Owned OpCo Interests”); and the Partnership owns such Partnership Owned OpCo Interests free and clear of all Liens except for restrictions on transferability contained in the OpCo LLC Agreement, the Existing Credit Facility and under applicable securities Laws. There are no certificates representing any Membership Interests, and no such certificates have been issued.
(c)    Except for this Agreement and the Partnership Agreement, there are no outstanding Contracts or obligations binding on any of the Partnership Group Entities with respect to any of their respective Equity Securities, including any Contract (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring any registration for sale of, or (v) granting any preemptive or anti-dilutive rights with respect to, any such Equity Security.
(d)    Other than OpCo, the Partnership has no direct Subsidiaries. Section 3.2(d) of the Partnership Disclosure Letter sets forth a complete list of the Subsidiaries of OpCo. All the outstanding Equity Interests of each Subsidiary of OpCo have been duly authorized and validly issued in accordance with such entity’s limited liability company agreement, and are fully paid (to the extent required under such entity’s limited liability company agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA). OpCo or a Subsidiary of OpCo owns such Equity Interests free and clear of all Liens except for restrictions on transferability contained in such entity’s limited liability company agreement, the Existing Credit Facility and under applicable securities Laws. Other than (i) OpCo’s direct or indirect ownership of the Subsidiaries, (ii) OpCo’s indirect ownership of certain non-controlling limited liability company interests of SG2 Holdings, LLC (“SG2 Holdings”), NS Solar Holdings, LLC (“North Star Holdings”), Lost Hills Blackwell Holdings, LLC (“Lost Hills Holdings”), Parrey Holding Company, LLC (“Henrietta Holdings”) and Desert Stateline Holdings, LLC (“Stateline Holdings”) as further described in Section 3.2(d) of the Partnership Disclosure Letter, (iv) SG2 Holdings’ direct ownership of all of the limited liability company interests of SG2 Imperial Valley LLC, (v) North Star Holdings’ direct ownership of all of the limited liability company interests of North Star Solar, LLC, (vi) Lost Hills Holdings’ direct or indirect ownership of all of the limited liability company interests of Lost Hills Solar Holdco, LLC, Lost Hills Solar, LLC, Blackwell Solar Holdings, LLC and Blackwell Solar, LLC, (vii) Henrietta Holdings’ direct or indirect ownership of all of the limited liability company interests of Parrey Parent, LLC and Parrey, LLC and (viii) Stateline Holdings’ direct or indirect ownership of all of the limited liability company interests of Desert Stateline, LLC, neither the Partnership nor OpCo owns, directly or indirectly, any equity or debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.
Section 3.3    Title to Assets. Each Partnership Group Entity and, to the Knowledge of the Partnership Entities, each Non-Controlled Partnership Group Entity has good and valid title to, or a valid leasehold interest in, all of its material personal property assets, free and clear of all Liens except Permitted Liens. As of the date hereof, all material equipment and facilities included in the photovoltaic solar facilities owned by each Listed Partnership Project Company have been maintained, in all material respects, in accordance with Prudent Solar Industry Practice and in good repair and operating condition (subject to ordinary wear and tear), except for such material equipment and facilities that are entitled to be repaired, replaced or otherwise remediated under an existing manufacturers’ warranty or other contractual warranty which remains in effect.
Section 3.4    Authorization. Each of the Partnership Entities has all necessary limited liability company or limited partnership power and authority and has taken all action necessary in order to execute and deliver this Agreement and to consummate the Transactions to which it is a party, subject to, only in the case of consummating the Mergers, (a) obtaining the approval of the holders of a Share Majority approving this Agreement and the Partnership Merger in compliance with the DRULPA and the Partnership Agreement (the “Shareholder Approval”), and (b) obtaining the consent of the holders of a Unit Majority and the consent of a majority of the holders of the OpCo Common Units, voting as a class, approving this Agreement and the OpCo Merger in compliance with the DLLCA, the OpCo LLC Agreement and the Partnership Agreement (the “Unitholder Approval”). Subject to obtaining the Shareholder Approval and the Unitholder Approval, the execution, delivery and performance by the Partnership Entities of this Agreement, and the consummation by the Partnership Entities of the Transactions, have been duly authorized and approved by the General Partner Board. Except for obtaining the Shareholder Approval and the Unitholder Approval, no other entity action on the part of the Partnership Entities is necessary to authorize the execution, delivery and performance by the Partnership Entities of this Agreement and the consummation of the Transactions other than such actions that have been taken as of the date of this Agreement. This Agreement has been, and any other agreements contemplated hereby, when executed, will be, duly executed and delivered by each of the Partnership Entities, as applicable, and, assuming the due authorization, execution and delivery of this Agreement by the other Parties and any such other agreement by the other parties thereto, constitute a legal, valid and binding obligation of each of the Partnership Entities, as applicable, enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law) and except as rights to indemnity and contribution thereunder may be limited by applicable law or policies underlying such law (the “Bankruptcy and Equity Exception”).
Section 3.5    No Conflict; Consents and Approvals.
(a)    The execution, delivery and performance of this Agreement by the Partnership Entities, and the consummation by the Partnership Entities of the Transactions to which they are a party, do not and will not (i) assuming the Shareholder Approval and Unitholder Approval are obtained, conflict with or violate the Partnership Organizational

Documents, the OpCo Organizational Documents or the equivalent Organizational Documents of the General Partner or any of OpCo’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (ix) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law (A) applicable to the General Partner or any Partnership Group Entity or by which any of their respective properties are bound or (B), to the Knowledge of the Partnership Entities, applicable to any Non-Controlled Partnership Group Entity or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which (A) the General Partner or any Partnership Group Entity is a party or by which the General Partner or any Partnership Group Entities or any of their respective properties are bound or (B), to the Knowledge of the Partnership Entities, any Non-Controlled Partnership Group Entity is a party or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on any Listed Partnership Project Company, or reasonably likely to have a Partnership Material Adverse Effect.
(b)    The execution, delivery and performance of this Agreement by the Partnership Entities, and the consummation by the Partnership Entities of the Transactions to which they are a party, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Authority”), except for (i) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”), (ii) such filings as may be required under applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and under state securities, takeover or “blue sky” laws, (iii) the filing of a Notification and Report Form by the Partnership pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder and any other filings required under the HSR Act, (iv) the FERC Approval, (v) the CFIUS Approval, (vi) the filing of the Partnership Certificate of Merger, the OpCo Certificate of Merger 1, and the OpCo Certificate of Merger 2 with the Secretary of State, (vii) such filings as are necessary to comply with the applicable requirements of NASDAQ, (viii) any Consent obtained prior to the date of this Agreement and (ix) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on any Listed Partnership Project Company, or reasonably likely to have a Partnership Material Adverse Effect.
Section 3.6    Partnership SEC Documents.
(a)    The Partnership has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since November 30, 2016 (all such forms, reports, statements, certificates and other documents filed since November 30,

2016, and prior to the date of this Agreement, collectively, the “Partnership SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Partnership SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such amendment or superseding filing), none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents.
(b)    The audited consolidated financial statements of the Partnership (including any related notes thereto) included in the Partnership’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016, filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership Group Entities at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Partnership (including any related notes thereto) included in the Partnership’s Quarterly Reports on Form 10-Q filed with the SEC since December 1, 2016, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Partnership Group Entities as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).
(c)    The Partnership maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Partnership, including its consolidated Subsidiaries, is made known to the principal executive officer and the principal financial officer of the Partnership by others within those entities; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. The Partnership maintains internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
Section 3.7    Undisclosed Liabilities. None of the Partnership Group Entities and, to the Knowledge of the Partnership Entities, none of the Non-Controlled Partnership Group Entities has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto)

of the Partnership Group Entities, except for liabilities and obligations (a) reflected or reserved against in the Partnership’s consolidated balance sheet as of November 30, 2016 (or the notes thereto) included in the Partnership SEC Documents, (b) incurred in the ordinary course of business since November 30, 2016, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to, or otherwise related to, the Transactions or (e) that would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on any Listed Partnership Project Company, or reasonably likely to have a Partnership Material Adverse Effect.
Section 3.8    Absence of Certain Changes or Events. Since November 30, 2016, through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Partnership Group Entities and, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities have been conducted in all material respects in the ordinary course of business consistent with past practice, and there has not been any event, development or state of circumstances that would, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect.
Section 3.9    Litigation.
(a)    There is no Proceeding pending for which the Partnership Group Entities or, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities have received written notice or, to the Knowledge of the Partnership Entities, threatened in writing against the Partnership Group Entities, the Non-Controlled Partnership Group Entities or any of their respective properties by or before any Governmental Authority that (i) would, individually or in the aggregate, be reasonably likely to result in a Partnership Material Adverse Effect or (ii) challenges the validity of the Agreement or any of the Transactions or otherwise seeks to prevent or materially delay consummation of any of the Transactions or performance by the Partnership Entities of any of their respective material obligations under this Agreement.
(b)    None of the Partnership Group Entities or any of their respective properties and, to the Knowledge of the Partnership Entities, none of the Non-Controlled Partnership Group Entities or any of their respective properties is or are subject to any Order that (i) would, individually or in the aggregate, be reasonably likely to result in a Partnership Material Adverse Effect or (ii) as of the date of this Agreement prevents or would materially delay consummation of the Transactions or performance by the Partnership Entities of any of their respective material obligations under this Agreement.
Section 3.10    Compliance with Laws; Permits. Except with respect to taxes and environmental matters (which are the subject of Section 3.11 and Section 3.13, respectively), the Partnership Group Entities and, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, be reasonably likely to have a material adverse effect on any Listed Partnership Project Company, or reasonably likely to have a Partnership Material Adverse Effect. Except with respect to Environmental Laws (which are the subject of Section 3.13), the Partnership Group Entities and, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group

Entities have obtained all Permits that are necessary for owning and operating their respective properties and businesses as presently conducted, except for any Permits the absence of which would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on any Listed Partnership Project Company, or reasonably likely to have a Partnership Material Adverse Effect. The Partnership Group Entities and, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities are in compliance with the terms of all such Permits, except for instances of noncompliance where neither the costs to comply nor the failure to comply would, individually or in the aggregate, be reasonably likely to have a material adverse effect on any Listed Partnership Project Company, or reasonably likely to have a Partnership Material Adverse Effect. No suspension, modification, revocation or cancellation of any of such Permits is pending or, to the Knowledge of the Partnership Entities, threatened, nor, to the Knowledge of the Partnership Entities, do reasonable grounds exist for any such action, except for any such suspension, modification, revocation or cancellation that would not, individually or in the aggregate, reasonably be likely to result in a Partnership Material Adverse Effect.
Section 3.11    Tax Matters. Except for failures, violations, inaccuracies, omissions or Proceedings that would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect:
(a)    All income Tax Returns and other material Tax Returns required by applicable Law to be filed by or on behalf of the Partnership Group Entities have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were true and complete in all material respects.
(b)    The Partnership Group Entities have timely paid all Taxes due and owing, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP.
(c)    No Liens for Taxes exist with respect to any assets or properties of the Partnership Group Entities, other than Permitted Liens.
(d)    As of the date of this Agreement, there are no Proceedings now pending or, to the Knowledge of the Partnership Entities, threatened against or with respect to the Partnership Group Entities with respect to any material Tax.
(e)    None of the Partnership Group Entities has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
(f)    Except with respect to the Partnership, no election has been made for any of the Partnership Group Entities or, to the Knowledge of the Partnership Entities, any of the Non-Controlled Partnership Group Entities, to be treated as an association taxable as a corporation for U.S. federal and applicable state income tax purposes.
(g)    To the Knowledge of the Partnership Entities, all of the Partnership Group Entities and Non-Controlled Partnership Group Entities have timely complied in all material respects with all Laws relating to obligations to collect and withhold Taxes and to report and remit such Taxes to the applicable Governmental Authority.
(h)    The Partnership SEC Documents filed prior to the date of this Agreement fully disclose:
(i)    all tax allocations or sharing agreements or similar contracts, arrangements or agreements of which the Partnership Entities have Knowledge that obligate any Partnership Group Entity or Non-Controlled Partnership Group Entity to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than commercial agreements the primary purpose of which does not relate to Taxes);
(ii)    all Proceedings of which the Partnership Entities have Knowledge relating to Taxes by a Governmental Authority in any jurisdiction in which Tax Returns are not filed by the applicable Partnership Group Entity or Non-Controlled Partnership Group Entity;
(iii)    all extensions of time of which the Partnership Entities have Knowledge for any Partnership Group Entity or Non-Controlled Partnership Group Entity to file any income Tax or other material Tax Return;
(iv)    all waivers of which the Partnership Entities have Knowledge of any statute of limitations relating to Taxes of any Partnership Group Entity or Non-Controlled Partnership Group Entity; and
(v)    all elections of which the Partnership Entities have Knowledge made pursuant to Section 1101(g)(4) of Public Law 114-74.
Section 3.12    Employee Benefits.
(a)    No Partnership Group Entity and, to the Knowledge of the Partnership Entities, no Non-Controlled Partnership Group Entity, since their respective inceptions, has ever had any employees. The Partnership Group Entities and, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities are neither party to, nor bound by, any collective bargaining agreements or any other labor-related agreements with any labor union or labor organization. There are no strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting, in any material respect, any Partnership Group Entity or, to the Knowledge of the Partnership Entities, any Non-Controlled Partnership Group Entity.
(b)    No Partnership Group Entity and, to the Knowledge of the Partnership Entities, no Non-Controlled Partnership Group Entity maintains, sponsors or contributes or is required to contribute to any Partnership Benefit Plan, other than the Partnership Equity Plan. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any liability of any Partnership Group Entity or, to the Knowledge of the Partnership Entities, any Non-Controlled Partnership Group Entity, with respect to any employee benefit plan now maintained or previously maintained by any

Partnership Entity or any ERISA Affiliate of any Partnership Entity (or to which such an entity ever contributed or was required to contribute), other than reimbursements of costs as may be provided in intercompany agreements with Sponsors or their Affiliates.
Section 3.13    Environmental Matters.
(a)    The Partnership Group Entities and, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities are in material compliance with all Environmental Laws applicable to the ownership or operation of their businesses.
(b)    The Partnership Group Entities and, the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities possess, and are in material compliance with, all material Environmental Permits required under applicable Environmental Laws for the ownership or operation of their businesses as they are presently conducted, and all such Environmental Permits have been issued, remain in full force and effect, all applicable appeal periods with respect thereto shall have expired, and no lawsuit, appeal or any other legal proceeding shall have been commenced during such applicable appeal periods challenging the validity of any such Environmental Permit.
(c)    There are no pending or, to the Knowledge of the Partnership Entities, threatened material Proceedings against the Partnership Group Entities or, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities under any Environmental Laws and, to the Knowledge of the Partnership Entities, there are no facts, circumstances or conditions concerning any of the Real Property or any photovoltaic solar facility located therein that individually or in the aggregate reasonably would be anticipated to result in a material violation of or any material liability under Environmental Laws.
(d)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Partnership Entities make no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or Proceedings with respect to, any Environmental Law, except as set forth in this Section 3.13.
Section 3.14    Contracts.
(a)    Section 3.14(a) of the Partnership Disclosure Letter sets forth a true and complete list of all of the following Contracts to which any Partnership Group Entity or, to the Knowledge of the Partnership Entities, any Non-Controlled Partnership Group Entity is a party or by which any Partnership Group Entity or, to the Knowledge of the Partnership Entities, any Non-Controlled Partnership Group Entity or its properties or other assets are otherwise bound (each, a “Material Contract”):
(i)    loan agreements, credit agreements, sale-leaseback agreements, security agreements, indentures and other Contracts that provide for (A) the borrowing of moneys by or extensions of credit to any Partnership Group Entity or, to the Knowledge of the Partnership Entities, any Non-Controlled Partnership Group Entity by any other Person, (B) the guaranty by any Partnership Group

Entity or, to the Knowledge of the Partnership Entities, any Non-Controlled Partnership Group Entity of obligations in respect of the borrowings of money by or extensions of credit to any other Person, or (C) reimbursement agreements relating to guarantees;
(ii)    partnership, shareholder, joint venture, joint development or limited liability company agreements or other agreements setting forth arrangements between the members or partners thereto;
(iii)    power purchase, sale or exchange agreements (including sales of capacity, energy, ancillary services or related attributes or renewable energy credits or renewable attributes);
(iv)    (A) electricity interconnection agreements and (B) transmission agreements;
(v)    (A) engineering, procurement and construction agreements, (B) material equipment supply agreements, (C) material warranty agreements and performance guarantee agreements, (D) operation and maintenance agreements, and (E) asset management agreements; and
(vi)    any Contract (other than the leases or subleases with respect to Leased Real Property or Non-Controlled Leased Real Property) that any Partnership Group Entity or, to the Knowledge of the Partnership Entities, any Non-Controlled Partnership Group Entity is a party or by which any Partnership Group Entity or, to the Knowledge of the Partnership Entities, any Non-Controlled Partnership Group Entity or its properties or other assets are otherwise bound, for which the reasonably expected potential cost or liability from and after the date hereof to the Partnership Group Entity or Non-Controlled Partnership Group Entity in performing such Contract exceeds $1,000,000.
(b)    Except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, there is no default (i) on the part of any Partnership Group Entity or (ii) to the Knowledge of the Partnership Entities, on the part of any Non-Controlled Partnership Group Entity or any other Person, in each case, under any Material Contract. Each Partnership Group Entity and, to the Knowledge of the Partnership Entities, each Non-Controlled Partnership Group Entity and each other Person, in each case, has complied with and is in compliance with the provisions of each Material Contract to which it is a party, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
(c)    Each Material Contract constitutes a legal, valid and binding obligation of each Partnership Group Entity party thereto (and, to the Knowledge of the Partnership Entities, each Non-Controlled Partnership Group Entity and each other Person party thereto), and is in full force and effect and enforceable against each of the Partnership Group Entities party thereto (and, to the Knowledge of the Partnership Entities, each Non-

Controlled Partnership Group Entity and each other Person party thereto) in accordance with its terms (subject to the Bankruptcy and Equity Exception), in each case, unless the failure to be so would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on any Listed Partnership Project Company, or reasonably likely to have a Partnership Material Adverse Effect.
Section 3.15    Real Property.
(a)    With respect to the parcels of real property leased or subleased to the Partnership Group Entities (the “Leased Real Property”), the lease or sublease for such Leased Real Property is valid, legally binding, enforceable and in full force and effect, and none of the Partnership Group Entities is in breach of or default under, or received written notice claiming a breach of or default under, such lease or sublease, and, to the Knowledge of the Partnership Entities, no event has occurred which would constitute a breach or default by any of the Partnership Group Entities or permit termination, modification or acceleration by any third party thereunder, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breach, default, termination, modification, acceleration or repudiation that would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect.
(b)    With respect to the parcels of real property leased or subleased to Non-Controlled Partnership Group Entities (the “Non-Controlled Leased Real Property”), to the Knowledge of the Partnership Entities, the lease or sublease for such Non-Controlled Leased Real Property is valid, legally binding, enforceable and in full force and effect, none of the Non-Controlled Partnership Group Entities is in breach of or default under, or received written notice claiming a breach of or default under, such lease or sublease and no event has occurred which would constitute a breach or default by any of the Non-Controlled Partnership Group Entities or permit termination, modification or acceleration by any third party thereunder, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breach, default, termination, modification, acceleration or repudiation that would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect.
(c)    Except as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on any Listed Partnership Project Company, or reasonably likely to have a Partnership Material Adverse Effect, the Partnership Group Entities and the Non-Controlled Partnership Group Entities have a valid and enforceable right to use any real property that is used in the business but is not Leased Real Property or Non-Controlled Leased Real Property, including any real property subject to crossing agreements, rights-of-way, consents, permits and easements in connection with their respective business (any such real property, together with the Leased Real Property and the Non-Controlled Leased Real Property, the “Real Property”). Any Contract evidencing the rights of a Partnership Group Entity or a Non-Controlled Partnership Group Entity to the Real Property (each, a “Real Property Contract”) constitutes a legal, valid and binding obligation of each Partnership Group Entity party thereto (and, to the Knowledge of the Partnership Entities, each Non-Controlled Partnership Group Entity and each other Person party thereto), and is in full force and effect and enforceable against each Partnership Group

Entity party thereto (and, to the Knowledge of the Partnership Entities, each Non-Controlled Partnership Group Entity and each other Person party thereto) in accordance with its terms (subject to the Bankruptcy and Equity Exception), in each case, unless the failure to be so would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. Except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, there is no default (i) on the part of any Partnership Group Entity or (ii) to the Knowledge of the Partnership Entities, on the part of any Non-Controlled Partnership Group Entity or any other Person, in each case, under any Real Property Contract. Each Partnership Group Entity and, to the Knowledge of the Partnership Entities, each Non-Controlled Partnership Group Entity and each other Person, in each case, has complied with and is in compliance with the provisions of each Real Property Contract to which it is a party, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
(d)    With respect to each title policy presently covering the Real Property, no claim has been made by any Partnership Group Entity, or to the Knowledge of the Partnership Entities, any Non-Controlled Partnership Group Entity with respect to any such title policy.
(e)    To the Knowledge of the Partnership Entities, the Real Property is not subject to any condemnation, eminent domain or similar governmental proceeding.
Section 3.16    Intellectual Property. Except as would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect, the Partnership Group Entities own, or license or otherwise possess legally enforceable rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or patent applications used in their respective businesses as currently conducted. Except as would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities own, or license or otherwise possess legally enforceable rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or patent applications used in their respective businesses as currently conducted. Except as would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect, (a) there are no pending or, to the Knowledge of the Partnership Entities, threatened claims by any person alleging infringement by the Partnership Group Entities for their use of the Intellectual Property of such person, (b) to the Knowledge of the Partnership Entities, there are no pending or threatened claims by any person alleging infringement by the Non-Controlled Partnership Group Entities for their use of the Intellectual Property of such person, (c) to the Knowledge of the Partnership Entities, the conduct of the business of the Partnership Group Entities and the Non-Controlled Partnership Group Entities does not infringe any Intellectual Property of any person, (d) none of the Partnership Group Entities have any claim pending of a violation or infringement by others of its rights in or to the Intellectual Property owned by the Partnership Group Entities, (e) to the Knowledge of the Partnership Entities, none of the Non-Controlled Partnership Group Entities have any claim pending of a violation or infringement by others of its rights in or to the Intellectual Property owned by the Non-Controlled Partnership

Group Entities and (f) to the Knowledge of the Partnership Entities, no person is infringing any Intellectual Property owned by the Partnership Group Entities and the Non-Controlled Partnership Group Entities. The Partnership Group Entities and, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities have taken commercially reasonable precautions to protect the secrecy and confidentiality of the trade secrets and other confidential information owned by the Partnership Group Entities or the Non-Controlled Partnership Group Entities, as applicable, except where the failure to take commercially reasonable precautions would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect.
Section 3.17    Insurance. Except as would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect, (a) all insurance policies of the Partnership Group Entities and, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities are in full force and effect and provide insurance in such amounts and against such risks as management has reasonably determined to be prudent in accordance with industry practices, (b) none of the Partnership Group Entities and, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities are in breach or default, and none of the Partnership Group Entities and, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) the Partnership Group Entities and, to the Knowledge of the Partnership Entities, the Non-Controlled Partnership Group Entities have not received any notice of termination or cancellation with respect to any of such insurance policies or, since January 1, 2015, denial of coverage with respect to any material claim made thereunder.
Section 3.18    Related Party Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Partnership SEC Document and for any intercompany agreements, as of the date of this Agreement, no executive officer or director of the Partnership is a party to any Contract with or binding upon the Partnership Group Entities or any of their respective properties or assets or has any material interest in any material property owned by the Partnership Group Entities or has engaged in any material transaction with any of the foregoing since December 1, 2016.
Section 3.19    Investment Company Act. None of the Partnership Group Entities and, to the Knowledge of the Partnership Entities, none of the Non-Controlled Partnership Group Entities is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 3.20    Information Supplied. Subject to the accuracy of the representations and warranties of the Parent Entities set forth in Section 5.7, none of the information supplied or to be supplied by the Partnership Entities in writing specifically for inclusion or incorporation by reference in the Proxy Statement or any other filings made by, or required to be made by Partnership with the SEC in connection with the Transactions (collectively, and together with the Proxy Statement, and any amendments thereof or supplements thereto, the “Transaction Filings”), will, when filed with the SEC or when distributed or disseminated to the Shareholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Partnership Entities make no representation or warranty with respect to any information provided by or on behalf of Holdings or the Parent Entities or their respective Representatives in writing specifically for inclusion or incorporation by reference in the Transaction Filings.
Section 3.21    Takeover Laws. Assuming the accuracy of the representation and warranty contained in Section 5.3(b), no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States apply to this Agreement or any of the Transaction.
Section 3.22    Opinion of Partnership Committee Financial Advisor. The GP Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Committee Financial Advisor”), dated February 5, 2018, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Share Merger Consideration to be paid to the Public Shareholders, pursuant to this Agreement, is fair from a financial point of view, to the Partnership and such holders (the “Partnership Fairness Opinion”). The Partnership has been authorized by the Partnership Committee Financial Advisor to permit the inclusion of the Partnership Fairness Opinion in the Proxy Statement.
Section 3.23    Brokers. Except for the Partnership Committee Financial Advisor, the fees and expenses of which will be paid by Partnership at or prior to the Closing, none of Holdings, any Partnership Group Entity, any Parent Entity or, to the Knowledge of the Partnership Entities, any Non-Controlled Partnership Group Entities will have any liability for, and no broker, investment banker or financial advisor is entitled to, any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Transactions based on Contracts made by or on behalf of any Partnership Group Entity or any Non-Controlled Partnership Group Entity.
Section 3.24    Energy Regulatory.
(a)    For each Project Company making wholesale sales of electric energy, (i) the relevant photovoltaic solar facility is a QF entitled to the exemption from FPA sections 205 and 206 in 18 C.F.R. § 292.601(c)(1) or the Project Company has Market-Based Rate Authorization, and (ii) the relevant photovoltaic solar facility is a QF entitled to the exemption from PUHCA in 18 C.F.R. § 292.602(b) or the Project Company is an EWG. Each Project Company is exempt from regulation under PUHCA or is subject to regulation under PUHCA only with respect to regulations relating to maintaining EWG status, and any regulation as a “subsidiary company” or an “affiliate” of a “holding company,” as such terms are used within the meaning of 42 U.S.C. § 16451, with respect to its relationship to such Project Company’s direct owner. Each Project Company making wholesale sales of electric energy and subject to regulation under FPA section 205 has filed all shared facilities agreements with FERC, as required, and such shared facilities agreements have been accepted by FERC.
(b)    No Project Company is subject to the general jurisdiction of a state public utility or public service commission as a public utility or electrical corporation solely as a result of the sale of electricity pursuant to any power purchase agreement or other contract for the sale of electricity to which the Project Company is a party as of the date of this Agreement.
Section 3.25    Acknowledgement by the Partnership Entities. Except for (a) the representations and warranties made in this Agreement, (b) the representations and warranties made (i) in any Letter of Transmittal or (ii) in connection with any payment of Share Merger Consideration through DTC or (c) the representations and warranties made in any certificate required to be delivered under Section 7.3(c), none of the Parent Entities, nor any other Person, is making or has made, and none of the Partnership Entities is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the Transactions, the Parent Entities, or the accuracy or completeness of any information regarding the Parent Entities or any other material furnished or provided to the Partnership Entities or made available to the Partnership Entities in any form, in expectation of, or in connection with, this Agreement or the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOLDINGS
Except as disclosed in the corresponding sections of the Partnership Disclosure Letter prior to the execution of this Agreement (it being agreed that disclosure of any information in a particular section or subsection of the Partnership Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Holdings represents and warrants to the Parent Entities as follows:
Section 4.1    Organization. Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Holdings has all requisite limited liability company power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets, including the GP Equity Interest and the IDRs, and to carry on its business as currently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect.
Section 4.2    Ownership. Holdings holds of record, owns beneficially, and has good and marketable title to the IDRs, free and clear of all Liens (other than Liens in effect on or prior to the Closing Date that will be released upon the consummation of the Transactions and restrictions on transferability contained in the OpCo LLC Agreement and under applicable securities Laws).
Section 4.3    Capitalization of the General Partner.
(a)    The GP Equity Interest constitutes all of the issued and outstanding Equity Securities of or in the General Partner. Holdings holds record and beneficial ownership of 100% of the GP Equity Interest, free and clear of any and all Liens except for restrictions on transferability contained in the General Partner LLC Agreement and under applicable securities Laws. Upon transfer of the GP Equity Interest to 8point3 Solar (or an Affiliate of 8point3 Solar designated by 8point3 Solar), 8point3 Solar (or an Affiliate of 8point3 Solar designated by 8point3 Solar) will hold record and beneficial ownership of 100% of the GP Equity Interest free and clear of all Liens except for restrictions on transferability contained in the General Partner LLC Agreement and under applicable securities Laws. The GP Equity Interest was duly authorized and validly issued in accordance with the General Partner LLC Agreement, and is fully paid (to the extent required under the General Partner LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA).
(b)    Except for this Agreement, the General Partner LLC Agreement and the Holdings LLC Agreement, there are no outstanding Contracts or obligations binding on the General Partner or any security holders of the General Partner with respect to the Equity Securities of or in the General Partner, including any Contract (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring any registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any such Equity Security.
Section 4.4    Authorization. Holdings has all requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions to which it is a party. This Agreement has been, and any other agreements contemplated hereby, when executed, will be, duly executed and delivered by Holdings and constitute, assuming due authorization, execution, and delivery of this Agreement by the other Parties and any such other agreement by the other parties thereto, a legal, valid and binding obligation of Holdings, enforceable against it in accordance with their terms, subject to the Bankruptcy and Equity Exception.
Section 4.5    No Conflict; Consents and Approvals.
(a)    The execution, delivery and performance of this Agreement by Holdings, and the consummation by Holdings of the Transactions to which it is a party, do not and will not (i) conflict with or violate the Organizational Documents of Holdings or the General Partner, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Holdings or the General Partner or by which their properties are bound, including the GP Equity Interest, or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Holdings is a party or by which Holdings or any of its properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect.
(b)    The execution, delivery and performance of this Agreement by Holdings, and the consummation by Holdings of the Transactions to which it is a party, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) the filing of a Notification and Report Form by Holdings pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder and the other filings required under the HSR Act, (ii) the FERC Approval, (iii) the CFIUS Approval and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect.
Section 4.6    The General Partner.
(a)    Holdings has made available to Parent a complete and correct copy of the certificate of formation of the General Partner (together with all amendments thereto, if any) and the General Partner LLC Agreement. Neither Holdings nor the General Partner is in violation of the General Partner’s certificate of formation or the General Partner LLC Agreement.
(b)    The General Partner is (i) the sole general partner of the Partnership and (ii) the holder of the only issued and outstanding General Partner Interest (the “Partnership General Partner Interest”). The General Partner is the sole record and beneficial owner of the Partnership General Partner Interest, which Partnership General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the Partnership Organizational Documents. The General Partner owns the Partnership General Partner Interest free and clear of any Liens except for restrictions on transferability contained in the Partnership Agreement and under applicable securities Laws.
(c)    None of Holdings, the General Partner or any of their respective Affiliates has entered into any Contract obligating the General Partner to issue, sell or dispose of any Equity Security of any Person, except for (i) in the case of Holdings, this Agreement and (ii) in the case of the General Partner, the Partnership Equity Plan and any award agreement entered into in accordance therewith.
(d)    Other than its ownership of the Partnership General Partner Interest, the General Partner does not own record or beneficial title to any assets (including any Equity Securities or real or personal property). The General Partner is not a party to any Contracts (other than the Organizational Documents of the Partnership) or Permits (other than in connection with business licensing or similar company organizational permits) which, in each case, impose material obligations on the General Partner in its individual capacity or are otherwise not set forth in the Partnership Disclosure Letter.
(e)    The General Partner has no liabilities or obligations, including debts, losses, costs and expenses, absolute or contingent, known or unknown, due or to become due, liquidated or unliquidated, other than those incurred for the benefit of the Partnership or in connection with its ownership of the General Partner Interest.
Section 4.7    Absence of Certain Changes or Events. Since November 30, 2016, through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the business of the General Partner has been conducted in all material respects in the ordinary course of business consistent with past practice, and there has not been any event, development or state of circumstances that would, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect.
Section 4.8    Litigation.
(a)    There is no Proceeding pending for which the General Partner has received written notice or, to the Knowledge of the General Partner, threatened in writing against the General Partner by or before any Governmental Authority that (i) would, individually or in the aggregate, be reasonably likely to result in a Partnership Material Adverse Effect or (ii) challenges the validity of the Agreement or any of the Transactions or otherwise seeks to prevent or materially delay consummation of any of the Transactions or performance by the General Partner of any of its material obligations under this Agreement.
(b)    The General Partner is not subject to any Order that (i) would, individually or in the aggregate, be reasonably likely to result in a Partnership Material Adverse Effect or (ii) as of the date of this Agreement, prevents or would materially delay consummation of the Transactions or performance by the General Partner of any of its material obligations under this Agreement.
Section 4.9    Compliance with Laws; Permits. Except with respect to taxes (which are the subject of Section 4.10), the General Partner is in compliance with all Laws applicable to it, except where any non-compliance would not, individually or the aggregate, be reasonably likely to have a Partnership Material Adverse Effect. The General Partner has obtained all Permits that are necessary for its operation of the businesses of the Partnership Group Entities as presently conducted, except for any Permits the absence of which would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect. The General Partner is in compliance with the terms of all such Permits, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would be reasonably likely to have a Partnership Material Adverse Effect. No suspension, modification, revocation or cancellation of any of such Permits is pending or, to the Knowledge of the Partnership Entities, threatened, nor, to the Knowledge of the Partnership Entities, do reasonable grounds exist for any such action, except for any such suspension, modification, revocation or cancellation that would not, individually or in the aggregate, reasonably be likely to result in a Partnership Material Adverse Effect.
Section 4.10    Tax Matters.
(a)    All income tax returns and other material Tax Returns required by applicable Law to be filed by or on behalf of the General Partner have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were true and complete in all material respects.
(b)    The General Partner has timely paid all Taxes due and owing, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP.

(c)    No Liens for Taxes exist with respect to any assets or properties of the General Partner, other than Permitted Liens.
(d)    As of the date of this Agreement, there are no Proceedings now pending or, to the Knowledge of the Partnership Entities, threatened against or with respect to the General Partner with respect to any material Tax.
(e)    To the Knowledge of Holdings:
(i)    Neither it nor the General Partner have made any election for the General Partner to be treated as an association taxable as a corporation for U.S. federal and applicable state income tax purposes.
(ii)    There is no tax allocation or sharing agreement or similar contract, arrangement or agreement that obligates the General Partner to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.
(iii)    There is no Proceeding relating to Taxes by a Governmental Authority in which the General Partner does not file Tax Returns.
(iv)    There is no extension of time currently in effect for the General Partner to file any income Tax or other material Tax Return.
(v)    There is no waiver of any statute of limitations relating to Taxes of the General Partner that is currently in effect.
Section 4.11    Employee Benefits.
(a)    The General Partner has never had any employees since its inception. The General Partner is neither party to, nor bound by, any collective bargaining agreements or any other labor-related agreements with any labor union or labor organization. There are no strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting, the General Partner in any material respect.
(b)    The General Partner does not maintain, sponsor or contribute or is required to contribute to any Partnership Benefit Plan. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any liability of the General Partner with respect to any employee benefit plan now maintained or previously maintained by any Partnership Entity or any ERISA Affiliate of the General Partner (or to which such an entity ever contributed or was required to contribute), other than reimbursements of costs as may be provided in intercompany agreements with Sponsors or their Affiliates.
Section 4.12    Investment Company Act. The General Partner is not an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13    Brokers. No Parent Entity or Partnership Group Entity will have any liability for, and no broker, investment banker or financial advisor is entitled to, any broker’s, finders’ or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Transactions based on the Contracts made by or on behalf of Holdings.
Section 4.14    Acknowledgement by Holdings. Except for (a) the representations and warranties made in this Agreement and (b) the representations and warranties made in any certificate required to be delivered under Section 7.3(c), none of Parent, Partnership Merger Sub or OpCo Merger Subs, or any other Person, is making or has made, and Holdings is not relying on, or has not relied on, any other representations or warranties, either express or implied, with respect to the Transactions, Parent, Partnership Merger Sub or OpCo Merger Subs, or on the accuracy or completeness of any information regarding Parent, Partnership Merger Sub or OpCo Merger Subs or any other material furnished or provided to Holdings or made available to Holdings in any form, in expectation of, or in connection with, this Agreement or the Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES
Each of the Parent Entities, jointly and severally, hereby represent and warrant to the Partnership Entities and Holdings as follows:
Section 5.1    Organization. Each of the Parent Entities is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Entities has all requisite corporate, limited liability company or similar power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. Each of the Parent Entities is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.
Section 5.2    Capitalization of Partnership Merger Sub and OpCo Merger Subs.
(a)    All of the issued and outstanding Equity Securities of Partnership Merger Sub are, and immediately prior to the Partnership Merger Effective Time will be, owned by 8point3 Solar or one or more Affiliates of 8point3 Solar. Partnership Merger Sub was formed solely for the purpose of engaging in the Partnership Merger, has not conducted any business prior to the date of this Agreement and has no, and prior to the Partnership Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement and the Transactions.
(b)    All of the issued and outstanding Equity Securities of each OpCo Merger Sub are, and immediately prior to the OpCo Merger 1 Effective Time and OpCo Merger 2

Effective Time will be, owned by Parent or one or more Affiliates of Parent. Each OpCo Merger Sub was formed solely for the purpose of engaging in the OpCo Merger, has not conducted any business prior to the date of this Agreement and has no, and prior to the OpCo Merger 1 Effective Time or OpCo Merger 2 Effective Time, as applicable, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement and the Transactions.
Section 5.3    Authorization.
(a)    Each of the Parent Entities has all requisite corporate or limited liability company power and authority and has taken all corporate or limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions to which it is a party. This Agreement has been, and any other agreements contemplated hereby, when executed, will be, duly executed and delivered by each of the Parent Entities, as applicable, and constitute, assuming due authorization, execution, and delivery of this Agreement by the other Parties and any such other agreement by the other parties thereto, a legal, valid and binding obligation of each of the Parent Entities, as applicable, enforceable against each of them in accordance with their terms, subject to the Bankruptcy and Equity Exception.
(b)    None of the Parent Entities or any of their Subsidiaries holds any Equity Securities of any Partnership Group Entity.
Section 5.4    No Conflict; Consents and Approvals.
(a)    The execution, delivery and performance of this Agreement by the Parent Entities, and the consummation by the Parent Entities of the Transactions to which they are a party, do not and will not (i) conflict with or violate the Organizational Documents of any Parent Entity, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) and (ii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Parent Entities or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the one of the Parent Entities is a party or by which the Parent Entities or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.
(b)    The execution, delivery and performance of this Agreement by the Parent Entities, and the consummation by the Parent Entities of the Transactions to which they are a party, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) the joint filing of a Notification and Report Form by each of 8point3 Solar, InvestorCo1 and InvestorCo2 pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder and the other filings required under the HSR Act, (ii) the FERC Approval, (iii) the CFIUS Approval and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.
Section 5.5    Litigation.
(a)    There is no Proceeding pending for which the Parent Entities have received written notice or, to the Knowledge of the Parent Entities, threatened in writing against the Parent Entities or any of their respective properties by or before any Governmental Authority that (i) would, individually or in the aggregate, be reasonably likely to result in a Parent Material Adverse Effect or (ii) as of the date of this Agreement, challenges the validity of any of the Transactions or otherwise seeks to prevent or materially delay consummation of any of the Transactions or performance by the Parent Entities of any of their respective material obligations under this Agreement.
(b)    Neither of the Parent Entities nor any of their respective properties is or are subject to any Order that (i) would, individually or in the aggregate, be reasonably likely to result in a Parent Material Adverse Effect or (ii) otherwise seeks to prevent or materially delay consummation of the Transactions or performance by the Parent Entities of any of their respective material obligations under this Agreement.
Section 5.6    Tax Matters.
(a)    No Parent Entity is a Disqualified Person.
(b)    The Transactions will not cause any entity that is a partnership for federal income tax purposes in which OpCo holds a direct or indirect Equity Interest to become a “related person” to any purchaser under any existing power purchase agreement for purposes of Section 267 or Section 707 of the Code, assuming that any such partnership is not currently a “related person” to any such purchaser.
(c)    The Transactions will not cause any entity that is a partnership for federal income tax purposes in which OpCo holds a direct or indirect Equity Interest to be classified as an entity other than a partnership (or to be classified as a publicly traded partnership taxable as a corporation) for federal income tax purposes.
Section 5.7    Information Supplied. None of the information supplied or to be supplied by the Parent Entities in writing specifically for inclusion or incorporation by reference in the Transaction Filings will, when filed with the SEC or when distributed or disseminated to the Shareholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, none of the Parent Entities makes any representation or warranty with respect to any information provided by or on behalf of the Partnership Group Entities, Holdings or their respective Representatives in writing specifically for incorporation by reference in the Transaction Filings.

Section 5.8    Solvency. Assuming satisfaction of the conditions to Parent’s obligation to consummate the Mergers, or waiver of such conditions, and after giving effect to the Transactions, including the payment of the aggregate Share Merger Consideration and OpCo Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses, and assuming that the Partnership, OpCo and the Partnership Entities are Solvent immediately before the Closing and consummation of the transactions contemplated hereby, each of the entities comprising Parent, the Surviving Partnership and the Surviving LLC will be Solvent as of the Closing and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities” of such Person, including “contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
Section 5.9    Financing.
(a)    Parent has delivered to the Partnership a complete and accurate copy, as of the date of this Agreement, of an executed commitment letter, dated as of the date of this Agreement, from The Bank of Tokyo-Mitsubishi, UFJ, Ltd (together with any permitted assignees thereof, the “Debt Financing Sources”), and each of their respective affiliated entities named therein (the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have committed to provide, upon the terms and subject to the conditions thereof, the Bridge Facility (as defined therein) debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing”). The term “Debt Commitment Letter” as used herein shall mean (i) the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and (ii) a New Debt Commitment Letter to the extent then in effect. Parent also has delivered to the Partnership a true, complete and correct copy of the executed fee letter, dated as of the date of this Agreement, from the Debt Financing Sources (the “Debt Fee Letter”), in connection with the Debt Commitment Letter (it being understood that any such Fee Letter provided to the Partnership is redacted to omit the numerical fee amounts and certain other commercially sensitive numbers and provisions set forth therein that would not adversely affect the aggregate amount, availability or conditionality of the Debt Financing).
(b)    The amount of funds contemplated to be provided pursuant to the Debt Commitment Letter, together with the equity funds available to the Parent at the Closing (the “Equity Funds”), are sufficient to satisfy all of Parent’s payment obligations under this Agreement, including under Article II, and to consummate the transactions contemplated hereby and to pay all other amounts payable by Parent in connection with the Debt Financing.
(c)    Neither the Debt Commitment Letter nor the Debt Fee Letter has been amended, restated or otherwise modified as of the date of this Agreement and, except as permitted by Section 6.16 or as otherwise agreed to in writing by the Partnership, as of the Closing Date, and no such amendment, restatement or modification is presently contemplated, and the commitments set forth in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect. The Debt Commitment Letter, in the form so delivered to the Partnership on the date of this Agreement, is in full force and effect and constitutes a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, in each case except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
(d)    There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter, or the Equity Funds, other than as expressly set forth in Article VII. Assuming the accuracy of the Partnership’s representations and warranties contained herein, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, constitutes or would reasonably be expected to constitute a default or breach on the part of Parent or the Debt Financing Sources, as applicable, or, to the Knowledge of Parent, any other parties thereto under any term or condition of the Debt Commitment Letter, except that no representation or warranty is made to the extent that any term or condition requires any action by, or otherwise relates to, the Partnership, OpCo or their respective Subsidiaries. Assuming the accuracy of the Partnership’s representations and warranties contained herein, as of the date of this Agreement, Parent has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the full amount of the Debt Financing and Equity Funds will not be available to Parent for purposes of satisfying its payment obligations hereunder and to consummate the transactions contemplated hereby on the Closing Date.
(e)    Except for the Debt Fee Letter referred to in Section 5.9(a) (which does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing), there are no side letters or other written or oral agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and delivered to the Partnership on or prior to the date of this Agreement. Parent has fully paid or caused to be paid any and all commitment and other fees, costs and expenses that have been incurred and are due and payable on or prior to the date of this Agreement in connection with the Debt Commitment Letter.
Section 5.10    Financial Statements.
(a)    The unaudited balance sheet of CD CEI V JV Holdco as of December 31, 2017, attached hereto as Schedule 5.10 (the “Parent Balance Sheet”), (i) was prepared in accordance with GAAP applied on a consistent basis during the period involved (subject to (1) the lack of footnotes and normal year-end adjustments which are not, individually or in the aggregate, material and (2) first year audit procedures of FASB ASC 820, Fair Value Measurements, related to Level III fair market value investments that are in operation), and (ii) fairly presents in all material respects the consolidated financial position of CD CEI V JV Holdco as of the date thereof (subject to (1) normal year-end adjustments which are not, individually or in the aggregate, material and (2) first year audit procedures of FASB ASC 820, Fair Value Measurements, related to Level III fair market value investments that are in operation).
(b)    Since December 31, 2017, through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, there has not been any event, development or state of circumstances that would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. Since December 31, 2017, neither CD CEI V JV Holdco nor any of its Affiliates has incurred, any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of CD CEI V JV Holdco, except liabilities (i) that are accrued or reserved against in the Parent Balance Sheet or reflected in the notes thereto, (ii) incurred in accordance with this Agreement or in connection with the Transactions contemplated herein, (iii) that would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or (iv) that have been discharged or paid in full.
(c)    Neither Parent nor any of its Affiliates is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s financial statements.
Section 5.11    Brokers. Neither Holdings nor any Parent Entity or Partnership Group Entity will have any liability for, and no broker, investment banker or financial advisor is entitled to, any broker’s, finders’ or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Transactions based on the Contracts made by or on behalf of any Parent Entity.
Section 5.12    Acknowledgement by the Parent Entities.
(a)    Except for (i) the representations and warranties made in this Agreement, (ii) the representations and warranties made (A) in any Letter of Transmittal or (B) in connection with any payment of Share Merger Consideration through DTC and (iii) the representations and warranties made in any certificate required to be delivered under Section 7.2(d), none of the Partnership Entities, Holdings or any other Person is making or has made, and none of the Parent Entities is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the Transactions, the Partnership Entities, Holdings or their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or on the accuracy or completeness of any information regarding the General Partner, Holdings or the Partnership Group Entities or any other material furnished or provided to the Parent Entities or made available to the Parent Entities in any “data rooms,” “virtual data rooms,” management presentations or in any other form, in expectation of, or in connection with, this Agreement or the Transactions.
(b)    In connection with the due diligence investigation of Partnership Entities by the Parent Entities, the Parent Entities have received and may continue to receive from the Partnership Entities certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Partnership Group Entities, Non-Controlled Partnership Group Entities and their respective businesses and operations. The Parent Entities hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which the Parent Entities are familiar, that the Parent Entities are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that the Parent Entities will have no claim against the Partnership Group Entities, the Non-Controlled Partnership Group Entities, or any of their respective equityholders, directors, managers, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto.
ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS
Section 6.1    Shareholder Meeting; Preparation of the Proxy Statement.
(a)    The Partnership shall, in accordance with the Partnership Organizational Documents and with the cooperation of the Parent Entities, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Shareholders (including any postponements, adjournments or recesses thereof, the “Shareholder Meeting”) for the purpose of (i) obtaining the Shareholder Approval and (ii) obtaining a vote of the holders of Class A Shares with respect to the approval of the OpCo Merger. Subject to Section 6.3, the Partnership shall, through the GP Conflicts Committee and the General Partner Board, recommend to the Shareholders approval of this Agreement and the Mergers (the “Board Recommendation”) and use reasonable best efforts to obtain from the Shareholders the Shareholder Approval. Without limiting the generality of the foregoing, but subject to Section 6.3, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(a) shall not be affected by the withdrawal or modification by the GP Conflicts Committee or the General Partner Board of the Board Recommendation. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn, with approval of the General Partner Board after due consideration of the recommendation of the GP Conflicts Committee, the Shareholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Shareholder Approval, (ii) for the absence of quorum, and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the General Partner Board or the GP Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Shareholders prior to the Shareholder Meeting. Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership, with the cooperation of the Parent Entities, shall submit this Agreement and the Mergers to the Shareholders for approval at the Shareholder Meeting even if the General Partner Board or the GP Conflicts Committee shall have made an Adverse Recommendation Change. Upon obtaining the Shareholder Approval, OpCo shall use its reasonable best efforts to obtain the Unitholder Approval.
(b)    As soon as reasonably practicable following the date of this Agreement, the Partnership shall prepare and file with the SEC a proxy statement (the “Proxy Statement”) in preliminary form relating to the Shareholder Meeting; provided, however, that Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed. Subject to Section 6.3, the Proxy Statement shall include the Board Recommendation. The Parties shall cooperate with one another in connection with the preparation of the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on any amendment to the Proxy Statement each time before it is filed with the SEC. The Partnership shall promptly provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Partnership or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Partnership’s response to those comments and to provide comments on that response, including by participating with the Partnership or its counsel in any discussions or meetings with the SEC. Each of the Partnership and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Partnership shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Shareholders as promptly as practicable after the SEC has completed its review of the Proxy Statement. If, at any time prior to the Partnership Merger Effective Time, any information relating to the Partnership, the General Partner, OpCo, Parent, Partnership Merger Sub or OpCo Merger Subs or any of their respective Affiliates, officers or directors is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Shareholders.
Section 6.2    Conduct of Business of the Partnership Entities.
(a)    The Partnership Entities covenant and agree that, during the period from the date of this Agreement until the Partnership Merger Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 6.2 of the Partnership Disclosure Letter, (iii) as required by applicable Law or (iv) with the consent of Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Partnership Entities shall, and shall cause each of the other Partnership Group Entities to, use commercially reasonable efforts to conduct their business in all material respects in the ordinary course of business (including maintaining the assets of the Partnership Group Entities in accordance with past practice), to preserve substantially intact their business organizations and to preserve their present relationships with customers, suppliers and other Persons with which they have material business relations; provided, however, that no action by any of the Partnership Entities or the other Partnership Group Entities with respect to matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.2(b).
(b)    From the date of this Agreement until the earlier of the Partnership Merger Effective Time and the termination of this Agreement pursuant to Article VIII, except (1) as contemplated or permitted by this Agreement, (2) as disclosed in Section 6.2 of the Partnership Disclosure Letter, (3) as required by applicable Law, (4) as required, or where any restriction below is prohibited, by any Contract to which any Partnership Group Entity is a party and which has been made available to Parent, or (5) with the consent of Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Partnership Entities will not, and will cause each of the other Partnership Group Entities not to:
(i)    amend or otherwise change the Organizational Documents of the General Partner or any Partnership Group Entity;
(ii)    issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock (excluding the exchange of OpCo Common Units and Class B Shares for Class A Shares pursuant to the Exchange Agreement), or grant to any Person any right to acquire any shares of its capital stock, except (A) the grant of equity awards (and issuances of Shares pursuant thereto) to non-employee directors of the General Partner pursuant to the Partnership Equity Plan made in the ordinary course of business consistent with past practice, or (B) the creation or assumption of any Lien to secure the Obligations (as defined under the Existing Credit Facility) to the extent each such Lien will be extinguished at Closing;
(iii)    declare, set aside, make or pay any dividend or distribution to Shareholders or Unitholders (whether payable in cash, stock, property or otherwise), other than regular quarterly cash distributions to Shareholders and Unitholders declared and made in accordance with and subject to the limitations of Section 6.2 of the Partnership Disclosure Letter;
(iv)    adjust, split, combine, redeem, repurchase or otherwise acquire any of its Equity Interests (except in connection with the settlement of equity awards or obligations outstanding as of the date of this Agreement or permitted to be granted after the date of this Agreement), or adjust, split, combine, reclassify, subdivide or otherwise amend the terms of its Equity Interests;

(v)    (A) acquire from any Person (other than a Partnership Group Entity or Non-Controlled Partnership Group Entity) (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which is or are material to any Partnership Group Entity, other than purchases of inventory, other assets in the ordinary course of business or pursuant to existing Contracts, (B) sell or otherwise dispose of any non-cash assets to any Person (other than a Partnership Group Entity or Non-Controlled Partnership Group Entity), in each case, which is or are material to the Partnership Group Entities taken as a whole, other than sales or dispositions of obsolete or worthless equipment, inventory, other assets in the ordinary course of business or pursuant to existing Contracts or (C) merge, consolidate or enter into any other business combination transaction with any Person;
(vi)    (A) enter into, materially amend or terminate any (x) power purchase agreement or other contract for the sale of electricity or renewable energy credits or (y) agreements or documents relating to the tax equity financing entered into by any Partnership Group Entity or Non-Controlled Partnership Group Entity (except, in each case, for any amendment necessary to obtain a Required Consent, provided that such amendment does not negatively adjust the expected economic benefit of such agreement or contract or otherwise adversely impact any Partnership Group Entity); or (B) other than in the ordinary course of business consistent with past practice, enter into, materially amend or terminate any other Material Contract, provided that the Partnership Entities provided notice (and where practical, reasonable advance notice) to Parent of any such new Material Contract or the amendment or termination of a Material Contract;
(vii)    other than expenditures made in response to any emergency, whether caused by weather events, public health events, outages or otherwise, authorize any material expenses which are, in the aggregate, in excess of 120% of the aggregate expenses set forth in the budget of the Partnership Group Entities set forth on Section 6.2 of the Partnership Disclosure Letter;
(viii)    (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Partnership Group Entity or Non-Controlled Partnership Group Entity), (B) incur any indebtedness for borrowed money (excluding (x) intercompany Indebtedness incurred by any Partnership Group Entity or Non-Controlled Partnership Group Entity and (y) borrowings under the Existing Credit Facility that will be repaid at Closing) or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the Indebtedness or other obligations of another Person (other than a guaranty by the Partnership or OpCo on behalf of the other Partnership Group Entities or the Non-Controlled Partnership Group Entities), in each case, (1) in excess of $1,000,000 individually or $5,000,000 in the aggregate, provided that the Partnership Entities provided notice (and where practical, reasonable advance notice) to Parent of any such action, or (2) other than in the ordinary course of business consistent with past practice;

(ix)    (A) make, change or revoke any of its express or deemed elections relating to Taxes, including elections for any and all Subsidiaries or other investments where it has the capacity to make such binding election, (B) settle or compromise any material Proceeding relating to Taxes, (C) file any amended Tax Return, (D) surrender any right to claim any material refund of Taxes, or (E) consent to any extension or waiver of the limitation period applicable to any material Taxes (other than as a result of any extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practices);
(x)    except to the extent required by (A) applicable Law (including Section 409A of the Code) or (B) any arrangement in effect as of the date of this Agreement or as consistent with past practice, materially increase the compensation or benefits of any director or executive officer of the Partnership;
(xi)    hire any employees of or for the General Partner or any Partnership Group Entity;
(xii)    implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
(xiii)    except as set forth in Section 6.8, compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate;
(xiv)    vote or exercise management rights of any of the Partnership Group Entities in any Non-Controlled Partnership Entity in connection with any decisions substantially similar to those described in Section 6.2(b)(i) through 6.2(b)(xiii); or
(xv)    agree to take any of the actions described in Sections 6.2(b)(i) through 6.2(b)(xiv).
Section 6.3    No Solicitation or Withdrawal of Recommendation.
(a)    Except as set forth in this Section 6.3, the Partnership Entities and Holdings agree for themselves that they shall not, and that they shall use their commercially reasonable efforts to cause their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by the Partnership Entities, Holdings or any of their Subsidiaries acting in their capacity as such (collectively, “Representatives”) not to (i) initiate, solicit or knowingly encourage (including by providing information; provided that any communication undertaken by the Partnership Entities or Holdings in the ordinary course of business and not related, directly or indirectly, to an Alternative Proposal or the Mergers or any other similar transaction shall not, in and of itself be deemed an action by the Partnership Entities or Holdings to encourage) any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations or discussions (other than to (x) state that they are not permitted to have discussions or (y) seek clarification regarding the terms of an Alternative Proposal) concerning, or to provide or cause to be provided any non-public information or data relating to any of the Partnership Group Entities in connection with, an Alternative Proposal, (iii) take any action to make the provisions of any Takeover Laws inapplicable to any transactions contemplated by any Alternative Proposal, or (iv) resolve or publicly propose or announce to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the General Partner Board or the GP Conflicts Committee permitted under Section 6.3(b), Section 6.3(c) or Section 8.1(d)(ii) shall not be deemed to be a breach of this Section 6.3(a). The Partnership Entities and Holdings agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Alternative Proposal. Notwithstanding anything to the contrary in this Agreement, (A) the Partnership may grant a waiver, amendment or release under any confidentiality agreement, standstill agreement or similar agreement to the extent necessary to allow an Alternative Proposal to be made to the Partnership or the General Partner Board or any committee thereof (including the GP Conflicts Committee), and (B) the Parties agree that, by execution of this Agreement, the Partnership shall be deemed to have waived, as of immediately prior to the execution and delivery of this Agreement, any provision in any such agreement to the extent necessary to allow the applicable counterparty to convey an Alternative Proposal to the Partnership or the General Partner Board or any committee thereof (including the GP Conflicts Committee).
(b)    Notwithstanding anything to the contrary in Section 6.3(a), at any time prior to obtaining the Partnership Shareholder Approval, the Partnership and Holdings may, (i) in response to a Bona Fide Alternative Proposal received after the date of this Agreement and (ii) which the General Partner Board (after due consideration of the recommendation of the GP Conflicts Committee) determines in good faith (after consultation with outside financial and legal advisors) constitutes or may reasonably be expected to lead to a Superior Proposal, (A) furnish information with respect to the General Partner and the Partnership Group Entities and the Non-Controlled Partnership Group Entities to the Person making such Alternative Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Partnership Entities and Holdings to be able to comply with their obligations under this Agreement and it being understood that the Partnership Entities and Holdings may enter into a confidentiality agreement without a standstill provision) and (B) engage or participate in discussions or negotiations with such Person and its Representatives regarding such Alternative Proposal; provided, however, that the Partnership and Holdings shall provide or make available to Parent any material non-public information concerning the General Partner and the Partnership Group Entities and the Non-Controlled Partnership Group Entities that is provided to the Person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.

(c)    Subject to the permitted actions contemplated by Section 8.1(d)(ii), neither the General Partner Board nor the GP Conflicts Committee shall (i) withdraw or modify in a manner adverse to the Parent Entities the Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal, (iii) fail to include the Board Recommendation in the Proxy Statement distributed to the Shareholders in connection with the Transactions, or (iv) resolve or publicly propose to do any of the foregoing (any of such actions, an “Adverse Recommendation Change”). Notwithstanding anything to the contrary in this Section 6.3 or any other provision of this Agreement, if, prior to obtaining the Partnership Shareholder Approval, (A) an Intervening Event has occurred and is continuing and the General Partner Board or the GP Conflicts Committee determines in good faith, after consultation with outside financial and legal advisors, that the consummation of the Mergers would not be in, or would be adverse to, the best interests of the Partnership Group or the Public Shareholders or would otherwise be inconsistent with its duties under the Partnership Agreement or applicable Law, then the General Partner Board or the GP Conflicts Committee may effect an Adverse Recommendation Change and/or (B) the Partnership receives a Bona Fide Alternative Proposal and the General Partner Board after due consideration of the recommendation of the GP Conflicts Committee determines in good faith, after consultation with outside financial and legal advisors, that (I) such Alternative Proposal constitutes a Superior Proposal and (II) the consummation of the Mergers would not be in, or would be adverse to, the best interests of the Partnership Group or the Public Shareholders or would otherwise be inconsistent with its duties under the Partnership Agreement or applicable Law, then the General Partner Board may effect an Adverse Recommendation Change and/or the Partnership, upon receiving such authorization from the General Partner Board, may enter into a definitive acquisition agreement with respect to such Superior Proposal (an “Alternative Acquisition Agreement”) if, with respect to this clause (B), the Partnership concurrently terminates this Agreement pursuant to Section 8.1(d)(ii). If the GP Conflicts Committee determines in good faith, after consultation with outside financial and legal advisors, that (1) such Alternative Proposal constitutes (or could reasonably be expected to constitute) a Superior Proposal and (2) the consummation of the Mergers would not be in, or would be adverse to the best interests of the Partnership Group or the Public Shareholders or would otherwise be inconsistent with its duties under the Partnership Agreement or applicable Law and the General Partner Board does not act consistently with the recommendation of the GP Conflicts Committee, the GP Conflicts Committee may effect an Adverse Recommendation Change. The General Partner Board or the GP Conflicts Committee, as applicable, shall not be entitled to effect an Adverse Recommendation Change or authorize the termination of this Agreement pursuant to Section 8.1(d)(ii) unless:
(i)    the Partnership notifies Parent in writing at least three Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including, if applicable, the identity of the person making the Alternative Proposal;
(ii)    to the extent Parent wishes to negotiate, the Partnership has negotiated, and has caused its Representatives to negotiate, in good faith with Parent and its Representatives during such three Business Day period, to enable

Parent to effect revisions to the terms and conditions of this Agreement that would, if a Superior Proposal has been made, cause such Superior Proposal to no longer constitute a Superior Proposal or, in connection with an Adverse Recommendation Change, it would cause the General Partner Board or the GP Conflicts Committee to no longer believe that making an Adverse Recommendation Change would be in, or not adverse to, the best interests of the Partnership Group or the Public Shareholders or would otherwise be consistent with their duties under the Partnership Agreement or applicable Law; and
(iii)    if Parent makes a proposal during such three Business Day period to adjust the terms and conditions of this Agreement, the General Partner Board or the GP Conflicts Committee, as applicable, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continue to determine in good faith, after consultation with its outside financial and legal advisors, that such Superior Proposal continues to be a Superior Proposal, if applicable, and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, could be adverse to the interests of the Partnership Group or the Public Shareholders or would otherwise be inconsistent with their duties under the Partnership Agreement or applicable Law.
(d)    The Partnership promptly (and in any event within 48 hours) shall advise Parent orally and in writing of the receipt of any written Alternative Proposal and any written request for non-public information relating to the General Partner and the Partnership Group Entities and the Non-Controlled Partnership Group Entities, other than requests for information not reasonably expected to be related to an Alternative Proposal, and, in each case, shall disclose to Parent the identity of the Person making the written Alternative Proposal or request, and in the case of an Alternative Proposal, the material terms and conditions of such Alternative Proposal. The Partnership shall, upon the request of Parent, keep Parent reasonably informed of any material developments with respect to any Alternative Proposal.
(e)    Nothing set forth in this Agreement shall prevent the Partnership, the General Partner Board or the GP Conflicts Committee from (i) taking and disclosing to its Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to Shareholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any required disclosure to the Shareholders if the General Partner Board or the GP Conflicts Committee determines, in good faith after consultation with outside financial and legal advisors, that the failure to disclose such information would reasonably be expected to violate its obligations under the Partnership Agreement or applicable Law.
Section 6.4    Cooperation; Regulatory Approvals.
(a)    Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI, the Parties shall cooperate fully with each other and shall use reasonable best efforts to cause the Transactions to be consummated as promptly as reasonably practicable (including by using reasonable best efforts to cause the conditions to closing set forth in Article VII to be satisfied). Without limiting the generality of the foregoing, the Parties (i) shall make all filings (if any) and give all notices (if any) required to be made by such Party with any Governmental Authority in connection with the Transactions, and shall submit as promptly as reasonably practicable any additional information requested in connection with such filings and notices, (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Transactions, and (iii) shall use reasonable best efforts to oppose or to lift, as the case may be, any restraint, injunction, or other legal bar to the Transactions. The Partnership shall as promptly as reasonably practicable deliver to Parent a copy of each such filing made, each such notice given, and each such Consent obtained, by the Partnership (other than such filings, notices and Consents related to the HSR Act, the FERC Approval and the CFIUS Approval, the obligations with respect to which are set forth in Section 6.4(b), (c) and (d), respectively). Parent shall as promptly as reasonably practicable deliver to the Partnership a copy of each such filing made, each such notice given, and each such Consent obtained, by Parent (other than such filings, notices and Consents related to the HSR Act, the FERC Approval and the CFIUS Approval, the obligations with respect to which are set forth in Section 6.4(b), (c) and (d), respectively). Nothing in this Agreement shall require Holdings or any Partnership Entity or any of their respective Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, the obligation of this Section 6.4(a) shall not apply to matters related to the CFIUS Approval and the subject matter of Section 6.4(d), which instead shall be governed by the standard of conduct set forth in Section 6.4(d).
(b)    Without limiting the generality of Section 6.4(a), Holdings, the Partnership and Parent shall, as promptly as reasonably practicable after the date of this Agreement prepare and, in no event later than ten (10) Business Days after the date of this Agreement, file the notifications required under the HSR Act. Without limiting the foregoing, Holdings, the Partnership and Parent shall take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, or any other person, may assert under any applicable Law with respect to the Transactions, and to avoid or eliminate, and minimize the impact of, each and every impediment under any applicable Law that may be asserted by any Governmental Authority with respect to the Transactions, in each case so as to enable the Closing to occur as promptly as reasonably practicable (and in any event no later than the Outside Date). Holdings, the Partnership and Parent shall respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Authority in connection with antitrust or related matters. Each of Holdings, the Partnership and Parent shall (i) give the other Party notice as promptly as reasonably practicable of the commencement or threat of commencement of any Proceeding by or before any Governmental Authority with respect to the Transactions, (ii) keep the other Party informed as to the status of any such Proceeding or threat, and (iii) as promptly as reasonably practicable inform the other Party of any material communication concerning Antitrust Laws to or from any Governmental Authority regarding the Transactions (provided, however, that the parties shall be permitted to redact any communication to the extent such communication contains competitively sensitive information, including information relating to the valuation of the Transactions). Except as may be prohibited by any Governmental Authority or by any Applicable Law, Holdings, the Partnership and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal made or submitted in connection with any Proceeding under or relating to the HSR Act or any other Antitrust Law. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any Proceeding under or relating to the HSR Act, each of Holdings, the Partnership and Parent will permit authorized Representatives of the other Parties to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion, or proposal made or submitted to any Governmental Authority in connection with any such Proceeding.
(c)    Without limiting the generality of Section 6.4(a), Holdings, the Partnership and Parent shall, (i)(A) as promptly as reasonably practicable after the date of this Agreement prepare and, in no event later than ten (10) Business Days after the date of this Agreement, submit an application for the FERC Approval, (B) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to obtain the FERC Approval so as to be able to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the FERC may assert under applicable Law (including the FPA) with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date) and (ii) subject to applicable legal limitations and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Partnership Entities or the Parent Entities, as the case may be, or any of their respective Subsidiaries, from any third party or any Governmental Authority with respect to such transactions. The Partnership Entities and Parent Entities shall permit counsel for the other parties reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of the Partnership and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.
(d)    Each Party shall, and shall cause its Affiliates (other than any Non-U.S. Member) to, use its reasonable best efforts to obtain CFIUS Approval, including exercising reasonable best efforts to promptly (and not later than 15 Business Days after the date hereof, unless otherwise agreed by the Parties) making the joint draft filing required in connection with the CFIUS Approval in accordance with the DPA, promptly making the joint final filing in connection with the CFIUS Approval and in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft filing, and providing any information requested by any Governmental Authority in connection with the CFIUS review or investigation of the Transactions within the timeframes set forth in the DPA; provided that Parent shall not be in breach of its obligations hereunder if any of its Non-U.S. Members declines to provide information that it deems to be proprietary or otherwise not advisable to make available, provided that Parent exercised reasonable best efforts in requesting such information of its Non-U.S. Members. In the event that CFIUS makes CFIUS Approval contingent on Parent agreeing to certain conditions, restrictions or other actions, Parent shall exercise reasonable best efforts to implement such conditions, restrictions or other actions in order to obtain CFIUS Approval; provided that Parent shall have the ability to negotiate any such conditions, restrictions and other actions with CFIUS for a reasonable period of time before agreeing to implement any such conditions, restrictions or other actions; and provided further that Parent shall not be required to agree to any such conditions, restrictions or other actions that require any action or concession be taken or made by, any of its direct or indirect owners (including the Non-U.S. Members) or require any such direct or indirect owner to approve a matter relating to its investment in CD CEI V JV Holdco or any of the other Parent Entities that would disproportionately and adversely affect such direct or indirect owner relative to any of the other direct or indirect owners in order to implement any such conditions, restrictions or other actions. Subject to applicable Laws or any requirement of any Governmental Authority, each of the Parties shall cooperate with and keep each other reasonably informed as to the status of and the processes and proceedings relating to obtaining the CFIUS Approval, and shall promptly notify each other of any material communication from CFIUS in respect of this Agreement or the Transactions, and, unless it consults with the other Party in advance, shall not make any submissions, correspondence or filings, or participate in any communications or meetings with CFIUS, and, to the extent not precluded by any Governmental Authority, give the other Party the reasonable opportunity to review drafts of, and provide final copies of, any submissions, correspondence or filings, and to attend and participate in any communications or meetings.
(e)    Information. Subject to applicable Law, each Party will, upon request by any other Party, furnish the other with all information concerning itself, its Subsidiaries, directors, officers, members, managers, general partners and stockholders and such other matters as may be necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any Party to any Governmental Authority or other Person in connection with the Parties’ respective obligations under this Section 6.4. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, the obligation of this Section 6.4(e) shall not apply to matters related to the CFIUS Approval and the subject matter of Section 6.4(d), which instead shall be governed by the standard of conduct set forth in Section 6.4(d).
(f)    Fees and Other Costs of Governmental Consents. Each of the Parties will be responsible for its own respective fees, costs and expenses, including costs and expenses of any necessary experts or consultants, incurred by such Party, as applicable, in connection with any review of, inquiry into, investigation of, or challenge to any of the Transactions; provided that Parent will be responsible for paying the filing fees under the HSR Act and any filing fee associated with any other applicable Antitrust Laws.

Section 6.5    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the General Partner. None of Holdings, Parent or the General Partner will, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures (i) required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock or any other equity interest is traded, or (ii) with respect to any dispute between or among the Parties regarding this Agreement or the Transactions, provided that, in the case of clause (i), such Party affords the other Parties a reasonable opportunity to first review the content of the proposed disclosure and provide reasonable and timely comment regarding same; provided, however, that the Partnership shall not be required by this Section 6.5 to consult with any other Party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal and matters related thereto or an Adverse Recommendation Change, subject to the obligations set forth in Section 6.3.
Section 6.6    Access to Information; Confidentiality.
(a)    From the date of this Agreement to the Partnership Merger Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice and subject to applicable Laws relating to the exchange of information, each of the Partnership Entities and Holdings shall, and shall use its commercially reasonable efforts to cause its Subsidiaries, officers, directors and Representatives to, (i) afford Parent and its Representatives reasonable access (and, with respect to books and records, the right to copy), during normal business hours, to their respective officers, employees, agents, properties, assets, books, offices, facilities and records and other information reasonably requested by Parent (in each case, whether in physical or electronic form), (ii) furnish promptly during normal business hours such information concerning the business, properties, offices, facilities, assets and liabilities of the Partnership Group Entities as Parent or its Representatives reasonably request and (iii) reasonably cooperate with Parent and its Representatives to organize and facilitate meetings among Parent and its Representatives and the Partnership Entities and their respective Representatives to be located at the offices and facilities of the Partnership Group Entities at such times as Parent may reasonably request; provided, however, that such access shall be provided on a basis that minimizes the disruption to the operations of the Partnership Entities and in no event shall include invasive sampling or testing of the Environment; and provided further, that the foregoing will not require the Partnership Entities (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Partnership Entities (after consultation with its outside legal counsel) would (A) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Partnership Entities have used commercially reasonable efforts to obtain the Consent of such third party to such inspection or disclosure or (B) result in a violation of any Antitrust Laws, (ii) to disclose any privileged information of the Partnership Group Entities to the extent such disclosure would result in the loss of such privilege (in each case, it being agreed that the Partnership Entities shall give notice to Parent of the fact that it is withholding such access or information and thereafter the Partnership Entities shall use their respective commercially reasonable efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to cause such a disclosure, violation or waiver) or (iii) to disclose any information relating to the Partnership Entities’ consideration of the Transactions, including the minutes of the General Partner Board or GP Conflicts Committee.
(b)    Except for disclosures permitted by the terms of the Confidentiality Agreement, Parent and its Representatives will hold all information received from the Partnership Entities pursuant to this Section 6.6 in confidence in accordance with the terms of the Confidentiality Agreement.
Section 6.7    Indemnification and Insurance.
(a)    From and after the Partnership Merger Effective Time, CD CEI V JV Holdco shall, and Parent shall cause the General Partner and the Surviving Entities to, indemnify, defend and hold harmless each Indemnified Person against all liabilities, losses, damages, claims, fees, costs, expenses (including attorneys’ fees), interest, awards, judgments, fines, inquiries, penalties suffered or incurred and amounts paid in settlement (collectively, “Losses”) in connection with any Proceeding arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, employee, fiduciary or agent of the General Partner or any Partnership Group Entity whether commenced, asserted or claimed before or after the Partnership Merger Effective Time to the fullest extent permitted under Applicable Law but subject to any limitations and exclusions of any such indemnity as set forth in the General Partner LLC Agreement, the Partnership Agreement or the OpCo LLC Agreement (or in the comparable governing documents of any other Partnership Group Entity); provided, however, that there shall be no obligation of CD CEI V JV Holdco, the General Partner, the Partnership or OpCo to indemnify any Indemnified Person to the extent of such Indemnified Person’s fraud or willful misconduct. In the event of any Proceeding in which an Indemnified Person is entitled to indemnification pursuant to the immediately preceding sentence, (i) Parent, the General Partner and the Surviving Entities shall pay, as incurred, the fees and expenses of the Indemnified Person, in advance of the final disposition of any such Proceeding to the fullest extent permitted by applicable Law and, if required, upon receipt of any undertaking required by applicable Law to repay the amounts so advanced to the extent it is ultimately determined that such Indemnified Person is not entitled to indemnification, and (ii) Parent, the General Partner and the Surviving Entities will cooperate in the defense of any such matter; provided that none of Parent, the General Partner or the Surviving Entities shall settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in which indemnification could be sought by such Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Proceeding or such Indemnified Person otherwise consents in writing.
(b)    All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Partnership Merger Effective Time now existing in favor of any Indemnified Person as provided in the General Partner LLC Agreement, the Partnership Agreement or the OpCo LLC Agreement (or in

the comparable governing documents of any other Partnership Group Entity), under applicable Law, or otherwise, shall continue in full force and effect in accordance with their terms from and after the Partnership Merger Effective Time, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect and right thereunder of any such Indemnified Person.
(c)    Prior to the Partnership Merger Effective Time, the Partnership Entities will purchase a single-premium pre-paid “tail policy” for a period of six years from the Closing Date having coverage terms, benefits, levels of coverage (including limits, self-insured retentions and deductibles) and other terms and conditions which are in the aggregate not less advantageous to the Indemnified Persons as those in effect under the director and officer insurance policies (the “D&O Insurance”) of the Partnership Group Entities or the General Partner as of immediately prior to the Closing. Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the General Partner and the Surviving Entities. If the Partnership Entities for any reason fail to obtain such “tail policy” as of the Partnership Merger Effective Time, the General Partner and the Surviving Entities shall, and Parent shall cause the General Partner and the Surviving Entities to, continue to maintain in effect for a period of at least six years from and after the Partnership Merger Effective Time the D&O Insurance in place as of immediately prior to the Closing having coverage terms, benefits, levels of coverage (including limits, self-insured retentions and deductibles) and other terms and conditions which are in the aggregate not less advantageous to the Indemnified Persons as of immediately prior to the Closing, or the General Partner and the Surviving Entities shall, and Parent shall cause the Surviving Entities to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period having coverage benefits, levels of coverage (including limits, self-insured retentions and deductibles) and other terms and conditions which are in the aggregate not less advantageous to the Indemnified Persons as of immediately prior to the Closing; provided, however, that in no event shall Parent, the General Partner or the Surviving Entities be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Partnership Entities for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the General Partner and the Surviving Entities shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(d)    The rights of any Indemnified Person under this Section 6.7 will be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership Group Entities or the General Partner, any Contract with any Partnership Group Entity or the General Partner, the DRULPA or the DLLCA. The provisions of this Section 6.7 will survive the Closing Date for a period of six years and are expressly intended to benefit, and shall be enforceable by, each of the Indemnified Persons and their respective heirs, successors, assigns, executors and administrators; provided, however, that in the event that any claim or claims for indemnification set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until disposition of all such claims. If Parent, the General Partner, the Surviving Entities or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the General Partner or the Surviving Entities, as the case may be, shall assume the obligations of Parent, the General Partner and the Surviving Entities set forth in this Section 6.7.
Section 6.8    Transaction Litigation. The Partnership Entities and Holdings will give the Parent Entities prompt notice of any Proceeding commenced or, to the Knowledge of the Partnership Entities, threatened, against any of them or their respective directors, officers, managers, partners or Affiliates relating to this Agreement or the Transactions (collectively, “Transaction Litigation”) and shall keep the Parent Entities reasonably informed with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information relating to such Proceeding as may be reasonably requested). The Partnership Entities and Holdings shall reasonably consult with the Parent Entities regarding the defense or settlement of any Transaction Litigation and shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Partnership Entities and Holdings may at any time, without Parent’s consent, settle such Transaction Litigation pursuant to settlements providing solely for (i) money damages and the payment of attorney’s fees in an aggregate amount not in excess of amounts equal to the dollar amount of the limits of the D&O Insurance and for which the insurers under the D&O Insurance have accepted liability along with a dismissal of such Transaction Litigation that either is on a with prejudice basis or a release of all claims executed by all Persons that are the counterparties to such Transaction Litigation and/or (ii) providing additional disclosure in the Proxy Statement that does not disparage the Parent Entities, the Partnership Entities, any of their respective Affiliates or any of their respective businesses.
Section 6.9    Partnership Debt.
(a)    Existing Credit Facility. At the OpCo Merger 1 Effective Time, the Initial Surviving LLC shall (i) use a portion of the Debt Financing Proceeds to repay or cause to be repaid all Indebtedness, liabilities and other obligations outstanding under the Existing Credit Facility or secured by the collateral therefor, (ii) terminate or cause to be terminated all commitments of the lenders to lend under the Existing Credit Facility, (iii) assign, replace or otherwise takeover and cause the release of any outstanding letters of credit issued under the Existing Credit Facility, a list of which is set forth in Section 6.9(a) of the Partnership Disclosure Letter, and (iv) terminate or release, or cause to be terminated and released, any and all guarantees of, and Liens securing, such Indebtedness, liabilities and obligations, in each case, including obtaining customary payoff letters and causing the filing of any UCC-3 termination statements, mortgage releases or similar documents evidencing termination or release of such Indebtedness and Liens. In connection with the foregoing, the Parent Entities and the Partnership Entities (other than OpCo) shall cooperate with OpCo to cause to be terminated and released any and all guarantees of, and Liens securing, such Indebtedness, liabilities and obligations, in each case.
(b)    First Solar Note. At the OpCo Merger 1 Effective Time, the Initial Surviving LLC shall use a portion of the Debt Financing Proceeds to (i) pay in full that certain Promissory Note, dated as of December 1, 2016, by OpCo in favor of First Solar Asset Management, LLC (the “First Solar Note”) and (ii) terminate or release, or cause to be terminated and released, any and all Liens securing such Indebtedness, liabilities and obligations, in each case, including obtaining customary payoff letters, releases or similar documents evidencing termination or release of such Indebtedness and Liens. In connection with the foregoing, the Parent Entities and the Partnership Entities shall cooperate to cause to be terminated and released any and all Liens securing such Indebtedness, liabilities and obligations.
(c)    Cooperation. The Parties shall, and the Partnership Entities shall cause the other Partnership Group Entities to, reasonably cooperate with the Parent Entities in the foregoing and in the preparation, execution, delivery and filing of the necessary and appropriate documentation in connection with any actions reasonably requested by Parent pursuant to Section 6.9(a) and (b) and in order to satisfy the conditions set forth in Section 7.3(d) and Section 7.3(e), including the release on the Closing Date of any outstanding letters of credit under the Existing Credit Facility by the beneficiaries that are holding such outstanding letters of credit and the release on the Closing Date of all Liens securing the liability and obligations associated with such outstanding letters of credit.
Section 6.10    Fees and Expenses. Except as otherwise provided in this Agreement, including Section 6.4(f), all fees and expenses incurred in connection with this Agreement, the Mergers and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated, except that the expenses incurred by the Partnership Entities in connection with the filing, printing and mailing of the Proxy Statement (including applicable SEC filing fees) and the solicitation of the Shareholder Approval and the Unitholder Approval shall be borne one-half by Parent and one-half by the Partnership Entities. The Partnership Entities shall use their reasonable best efforts to cause any fees and expenses that they incur in connection with this Agreement to be paid at or prior to the Closing and, to the extent that any fees and expenses are not paid prior to the Closing, the Partnership Entities shall use their reasonable best efforts to obtain an estimate of any fees and expenses that will remain outstanding after the Closing. Prior to the date hereof, the Partnership Entities have delivered to Parent a budget estimating the fees and expenses that the Partnership Entities expect to incur in connection with this Agreement. The Partnership Entities will exercise reasonable best efforts to incur fees and expenses consistent with such budget.
Section 6.11    Termination of Trading and Deregistration. The Partnership Entities and Holdings will cooperate with the Parent Entities and use commercially reasonable efforts to take, or cause to be taken, all actions and all things reasonably necessary, proper or advisable on their part under applicable Laws and rules and policies of NASDAQ to cause (a) the delisting of the Class A Shares from NASDAQ and the termination of trading of the Class A Shares on the Closing Date and prior to the Partnership Merger Effective Time and (b) the deregistration of the Class A Shares under the Exchange Act as promptly as practicable after the Partnership Merger Effective Time.
Section 6.12    Takeover Laws. If any Takeover Law is or may become applicable to the Transactions, the Partnership Entities and their respective boards of directors or managers and/or the Parent Entities and their respective boards of directors or managers, as applicable, will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Parties will otherwise act to eliminate or minimize the effects of such Takeover Law on the Mergers.

Section 6.13    Section 16 Matters. Prior to the Partnership Merger Effective Time, to the extent reasonably necessary, the Partnership Entities will take all such steps as may be necessary or appropriate to cause any dispositions of Class A Shares resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership Entities to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.14    FIRPTA Certificate. At the Closing, Holdings and each Sponsor shall deliver to Parent a certificate, dated as of the Closing Date, which satisfies the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2).
Section 6.15    Tax Matters.
(a)    Holders of OpCo Units will be allocated all items of income, gain, loss, deduction and credit of OpCo for income Tax purposes through and including the Closing Date.
(b)    The Sponsors will be responsible for the preparation of all OpCo and General Partner Tax Returns with respect to all taxable periods ending on or before the Closing Date that are required to be filed or delivered after the Closing Date, which Tax Returns shall be prepared in a manner consistent with the past practices of OpCo or the General Partner, as applicable, unless otherwise required by applicable Law; provided that any out-of-pocket, third party costs, fees or expenses incurred with respect to the foregoing shall be borne by OpCo or the General Partner. The Sponsors will provide to Parent copies of all such OpCo Income Tax Returns at least 30 days prior to the date on which such OpCo Income Tax Return is required to be filed or delivered for Parent’s review and comment, and any reasonable comments of Parent shall be considered and accepted for incorporation into such OpCo Income Tax Return by the Sponsors prior to filing or delivery by OpCo.
(c)    With respect to any Tax Return of OpCo or the General Partner for a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed by OpCo or the General Partner after the Closing Date, (w) Parent shall cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods and in compliance with applicable Law) and, in making allocations to Sponsors for such taxable period, shall use the interim closing method in accordance with applicable Treasury Regulations, treating the books of the applicable partnership as closing as of the end of the Closing Date, (x) Parent shall deliver a draft of such Tax Return to the Sponsors for their review and comment at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (y) any reasonable comments of the Sponsors shall be considered and accepted for incorporation into such Tax Return prior to the date for filing, and (z) Parent shall cause such Tax Return to be executed and duly and timely filed with the appropriate Governmental Authority and shall pay all Taxes shown as due and payable on such Tax Return..
(d)    Following the Closing, the Parties shall, and shall cause their respective Affiliates (and their respective officers, directors, employees or agents) to, cooperate with the other Parties regarding the preparation and filing of all OpCo and General Partner Tax

Returns, including providing the other Parties with reasonable access, during normal business hours, to their respective offices, employees, outside accountants, books, records and Tax Returns, subject to the proviso in Section 6.6(b).
(e)    Following the Closing, Parent shall not, and shall cause its Affiliates (including OpCo) not to, amend, refile or otherwise modify any OpCo Income Tax Returns filed prior to the Closing Date or pursuant to Section 6.15(b), except with the consent of the Sponsors (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law. With respect to any tax audit or similar proceeding with respect to tax periods of OpCo beginning prior to the Closing Date or that otherwise subject a Sponsor or Sponsor Affiliate to a greater tax liability than it would have borne if the Opco Merger 1 Partnership Distribution, OpCo Merger 1 OpCo Distribution, and associated borrowing never occurred and the OpCo Merger Consideration had been increased by the amount of the OpCo Merger 1 OpCo Distribution (an “Audit Proceeding”), (i) Parent and its Affiliates (including OpCo) shall promptly notify Sponsors of the commencement of the proceeding, and (ii) Sponsors shall have the right to participate in the proceeding, including the right to review in advance and comment upon any written communications to the relevant governmental authority and to receive reasonable advance notice from Parent and its Affiliates (including OpCo) of, and to participate in, any meetings with the governmental authority. Parent and its Affiliates (including OpCo) shall not settle or otherwise compromise any such Audit Proceeding without the consent of Sponsors, which consent shall not be unreasonably withheld, conditioned or delayed. Further, Parent and its Affiliates (including OpCo) shall not adopt any position in any such Audit Proceeding that would increase the tax liability of Sponsor or its Affiliates without the consent of Sponsors, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that the Sponsors do not consent to a position proposed to be adopted by Parent and its Affiliates (including OpCo) with respect to any such Audit Proceeding, the disputed positions shall be submitted to a national accounting firm acceptable to both parties, whose determination over the proper position to take shall be binding on the parties. Following the Closing, Parent shall not, and shall cause its Affiliates (including OpCo) and any person designated as the “partnership representative” of OpCo in accordance with the rules prescribed pursuant to Section 6223 of the Code not to, make any available election under Section 6226 of the Code to the extent such election would adversely affect Sponsors as a result of taxable items or events arising after the Closing that are not related to the Transactions. Except as set forth in the preceding sentence, Parent and its Affiliates (including OpCo) shall not be precluded from making any available election under Section 6226 of the Code.
(f)    The Parties shall cause OpCo to have a valid election in effect under Section 754 of the Code for any taxable period which includes the Closing Date and shall not revoke such election without the consent of Parent.
(g)    The Parties agree that the OpCo Merger Consideration (plus any applicable liabilities for U.S. federal income Tax purposes) will be allocated among the underlying assets of OpCo (and, to the extent applicable, the Subsidiaries of OpCo or the other Equity Securities owned by OpCo) for purposes of Sections 743(b), 751, 755 and 1060 of the Code and the statements required to be filed under Treasury Regulations Sections 1.751-1(a)(3) and 1.743-1(k) (and any similar provision of state, local or foreign Law, as applicable) (the “OpCo Merger Consideration Allocation”). Within 45 days after the Closing Date, Parent shall provide the Sponsors with a proposed OpCo Merger Consideration Allocation. Within 30 days after the date of the delivery of such proposed allocation to the Sponsors, the Sponsors shall propose to Parent any changes to such allocation in writing or otherwise shall be deemed to have agreed with such allocation upon the expiration of such 30 day period. The Sponsors and Parent shall cooperate in good faith to mutually agree to such allocation and shall reduce such agreement to writing. The Parties shall file timely any forms and statements required under U.S. federal or state income Laws with respect to Taxes consistent with such OpCo Merger Consideration Allocation. The Parties shall not file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with such OpCo Merger Consideration Allocation, except as required by a final “determination” within the meaning of Section 1313 of the Code or any similar state Law.
(h)    Parent and the Partnership Entities shall each be liable for and shall pay one-half of any transfer, conveyance, documentary, sales, use, registration, stamp, excise, value-added or other similar Taxes payable by reason of the Transactions (“Transfer Taxes”). The Party responsible under applicable Tax Law for submitting payment of such Transfer Taxes to the applicable taxing authority shall file all necessary returns, reports or other filings with respect to all such Taxes. Should a Partnership Entity or any other Person be responsible for submitting payment of a Transfer Tax for which Parent is responsible under this Section 6.15(h), Parent shall either (i) provide such Person with the funds necessary to pay such Transfer Tax at least five (5) days before such Transfer Tax is due, or (ii) if such Person waives the requirement in (i), promptly reimburse such Person for such Transfer Tax.
Section 6.16    Financing.
(a)    Subject to the terms and conditions of this Agreement, (i) Parent shall take all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Funds, and (ii) Parent shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter and the Debt Fee Letter (including the flex provisions), and shall not consent to any assignment of the commitments set forth in the Debt Commitment Letter to which it has a consent right without the Partnership’s prior written consent or permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Debt Commitment Letter or the Debt Fee Letter, if such amendment, modification, consent or waiver would (A) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Debt Commitment Letter to an amount that, together with Equity Funds received by Parent, would not enable Parent to meets its payment obligations under this Agreement, including under Article II, or (B) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or any other terms in a manner that would reasonably be expected to (1) delay or prevent the Closing, (2) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur or (3) adversely impact the ability of Parent to enforce its rights against the Debt Financing Sources under the Debt Commitment Letter. For purposes of clarification, the foregoing shall not prohibit Parent from amending the Debt Commitment Letter and the Debt Fee Letter to add additional lender(s) (and Affiliates of such additional lender(s)) as a party thereto so long as the addition of such lenders would not reasonably be expected to (x) delay or prevent the Closing, (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur or (z) adversely impact the ability of Parent to enforce its rights against the Debt Financing Sources under the Debt Commitment Letter (with any reference in this Agreement to the “Debt Financing Sources” being deemed to include such additional lender(s)). Any reference in this Agreement to (a) “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended or modified in compliance with this Section 6.16 and (b) “Debt Commitment Letter” shall include such documents as amended or modified in compliance with this Section 6.16.

(b)    Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to (A) maintain in effect the Debt Commitment Letter in accordance with its terms, (B) negotiate and enter into, as soon as reasonably practicable (and in any event before the Closing), all definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter and the Debt Fee Letter (including the flex provisions), (C) satisfy on a timely basis all conditions to the consummation of the Debt Financing that are applicable to Parent or its Affiliates including the payment of any commitment, engagement, placement or other fees or expenses required as a condition to the Debt Financing, and consummate the portion of the Debt Financing required for the Closing, as applicable, at or prior to such Closing, (D) deliver a private placement memorandum as required by the Debt Commitment Letter on or before March 7, 2018, (E) comply with its obligations under the Debt Commitment Letter, the Debt Fee Letter and any definitive agreements related to the Debt Financing, (F) cause the proceeds of any issuance of notes, borrowings of loans or consummation of any other debt financing that has the effect of reducing the principal amount of funds available under the Debt Commitment Letter, and that are expected to be received prior to the Closing Date, to be deposited by the financing sources thereof into an escrow account and pursuant to escrow arrangements that are not subject to any conditions more onerous than the Debt Commitment Letter, (G) diligently and in good faith enforce its rights under the Debt Commitment Letter and any definitive agreements related to the Debt Financing, including (upon a good faith request of the Partnership) by filing one or more lawsuits against the Debt Financing Sources to fully enforce the Debt Financing Sources’ obligations (and the rights of Parent and its Affiliates) thereunder in the event of a breach by the lenders under the Debt Commitment Letter, (H) in the event that all conditions in the Debt Commitment Letter have been satisfied, cause the Debt Financing Sources to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by the Transaction Documents and (I) cause the Debt Financing Proceeds to be contributed to OpCo Merger Sub 1 on the Closing Date. Parent shall refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of (x) any of the conditions related to the Debt Financing or (y) the Equity Funds to be unavailable to Parent for purposes of satisfying its payment obligations hereunder and to consummate the transactions contemplated hereby on the Closing Date.
(c)    Parent shall keep the Partnership informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Partnership copies of all executed definitive documents related to the Debt Financing (provided that the Debt Fee Letter may be redacted as contemplated by Section 5.9 and to omit the numerical fee amounts and certain other commercially sensitive numbers and provisions set forth therein). Without limiting the generality of the foregoing, Parent shall give the Partnership prompt notice (i) of any breach, default, termination or repudiation by any party to the Debt Commitment Letter or definitive document related to the Debt Financing of which Parent becomes aware, (ii) of the receipt by Parent of any notice or other communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing, of any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive document related to the Debt Financing and (iii) of the occurrence of any event or development that Parent expects to have a material and adverse impact on the ability of Parent to obtain on a timely basis all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive documents related to the Debt Financing. As soon as reasonably practicable, but in any event within three calendar days of the date the Partnership delivers Parent a written request, Parent shall provide any information reasonably requested by the Partnership relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.
(d)    Subject to the terms and conditions of this Agreement, if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter and the Debt Fee Letter (including the flex provisions), Parent shall use its reasonable best efforts to arrange and obtain as promptly as practicable alternative financing from alternative sources on terms and conditions that do not contain conditions to funding that are materially more adverse, in the aggregate, to Parent than those contained in the Debt Commitment Letter and the Debt Fee Letter, and in an amount at least equal to the amount of the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternative Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternative Debt Financing (the “New Debt Commitment Letter”) which shall replace the existing Debt Commitment Letter, a true, complete and correct copy of which (together with the Debt Fee Letter) shall be promptly provided to the Partnership. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect, (iii) any reference in this Agreement to “Debt Fee Letter” shall be deemed to include any fee letter relating to the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and any fee letter relating to New Debt Commitment Letters to the extent then in effect and (iv) any reference in this Agreement to the “Debt Financing Sources” shall be deemed to include the parties thereto providing such Alternative Debt Financing.
(e)    Parent acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain financing (including the Equity Funds and the Debt Financing) for, or related to, any of the Transactions. For the avoidance of doubt, if the Debt Financing or the Equity Funds have not been obtained, Parent shall continue to be obligated, subject to the fulfillment or waiver of the applicable conditions set forth in Article VII and the other terms of this Agreement (including any provisions of this Agreement that may limit the availability of specific performance or other equitable remedies in the event that the Parent Termination Fee is paid), to consummate the transactions contemplated by this Agreement.
Section 6.17    Financing Cooperation. The Partnership agrees to provide reasonable cooperation in connection with the arrangement and consummation of, and the negotiation of agreements with respect to, the Debt Financing and any Alternative Debt Financing.  In furtherance of and not in limitation of the foregoing, the Partnership shall (a) cause the management of the Partnership, OpCo and their respective Subsidiaries to be reasonably available, on reasonable advance notice, to Parent and the Debt Financing Sources providing the Debt Financing and any Alternative Debt Financing to participate in due diligence sessions, (b) assist in the preparation of one or more appropriate and customary offering documents and assisting Parent and the Debt Financing Sources providing the Debt Financing and any Alternative Debt Financing in preparing other appropriate and customary marketing materials, in each case to be used in connection with the Debt Financing and any Alternative Debt Financing, and (c) request the independent auditors with respect to the Partnership, OpCo and their respective Subsidiaries to prepare and deliver “comfort letters,” dated the date of each offering document used in connection with any transaction in connection with the Debt Financing and any Alternative Debt Financing (with appropriate bring down comfort letters delivered on the closing date of the Debt Financing and any Alternative Debt Financing), in compliance with professional standards and otherwise on terms reasonably acceptable to Parent, as the case may be, in each of the foregoing cases as may be necessary and customary in connection with a financing substantially similar to the Debt Financing and any Alternative Debt Financing; provided, however, that the Partnership shall be reimbursed promptly (and in any event with 10 Business Days of providing invoices to Parent) by Parent for all reasonable out-of-pocket expenses incurred by the Partnership in connection with the foregoing.  Notwithstanding the foregoing, nothing contained in this Section 6.17 shall require (i) any officer, employee, director or consultant of the Partnership, OpCo or any of their respective Subsidiaries to participate in any way with any Debt Financing or any Alternative Debt Financing, any capital markets transactions conducted by or on behalf of Parent, any due diligence sessions, management presentations, roadshows or other marketing activities in connection with any Debt Financing, Alternative Debt Financing or any other capital markets transactions or related transactions by Parent in connection with financing the transactions contemplated by the Transaction Documents, (ii) the Partnership or any management of the Partnership, OpCo or any of their respective Subsidiaries to engage in any action that would interfere unreasonably with the business of the Partnership, OpCo and their respective Subsidiaries, or (iii) the Partnership, OpCo or any of their respective Affiliates to pay any commitment or other similar fee or incur any other liability in connection with any Debt Financing or any Alternative Debt Financing; provided, however, that the General Partner, the Partnership and OpCo exercise reasonable efforts to make their respective management reasonably available in connection with their obligation to provide reasonable cooperation to the Parent pursuant to this Section 6.17.  Parent shall indemnify and hold harmless the Partnership, OpCo and their respective Affiliates and their respective directors, officers and employees from and against any and all Losses suffered or incurred by them in connection with the arrangement and completion of any Debt Financing or any Alternative Debt Financing, capital markets transactions or related transactions by Parent in connection with financing the transactions contemplated by the Transaction Documents and any information utilized in connection therewith except with respect to information in respect of the Partnership, OpCo and their respective Subsidiaries supplied by the Partnership and its Representatives specifically for inclusion or incorporation by reference therein, to the extent such Losses are not caused by a breach by the General Partner, Partnership or OpCo of this Agreement or otherwise caused by the gross negligence or willful misconduct of the General Partner, Partnership, OpCo or any of their respective Affiliates.
Section 6.18    Related Party Transactions. Prior to the Closing, the Partnership Entities and Holdings shall, and shall cause their Subsidiaries to, take such actions as are necessary or required to terminate in full all Contracts by and between the Partnership Group Entities, on the one hand, and the General Partner and any of its Affiliates (other than the Partnership Group Entities), on the other hand, other than those Contracts set forth in Section 6.18 of the Partnership Disclosure Letter, without any liability, obligation or additional cost for any party thereto or their Affiliates following the Closing.
Section 6.19    GP Conflicts Committee. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, none of the Partnership Entities shall, and Holdings shall not permit any Partnership Entities to, without the consent of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or materially diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the General Partner Board that is a member of the GP Conflicts Committee either as a member of such board or member of such committee without the affirmative vote of the members of the General Partner Board, including the affirmative vote of each of the other members of the GP Conflicts Committee. For the avoidance of doubt, this Section 6.19 shall not apply to the filling in accordance with the provisions of the applicable governing documents of the General Partner of any vacancies caused by the death, incapacity or resignation of any such director.
Section 6.20    Transition Services Agreement. In order to ensure the orderly transition of the business of the Partnership Group Entities to Parent, the Partnership shall negotiate in good faith with the Sponsors one or more transition services agreement(s) between the Partnership and the Sponsors or their Affiliates, pursuant to which the Sponsors or their Affiliates shall provide customary information technology and financial reporting, tax, treasury, insurance, legal and other general support services to the Partnership.
Section 6.21    Support Obligations. No later than five (5) Business Days following the date of this Agreement, the General Partner shall deliver to the Parent Entities a true and complete list of all of the Support Obligations.
Section 6.22    Certain Equity Interests Transactions. At, or prior to, the Closing, the Partnership Entities shall have caused the following to occur: (a) all of the Upper Tier SPWR Entity Class A Interests have been cancelled or redeemed such that the only membership interests of the Upper Tier SPWR Entities issued and outstanding at the completion of the Closing are the Upper Tier SPWR Entity Class B Interests (the “Upper Tier SPWR Redemption”), and (b) all of the SPWR Tax Equity Entity Class C Interests shall have been transferred to the relevant SPWR Tax Equity Entity Class B Member, such that at the completion of the Closing, the relevant SPWR Tax Equity Entity Class B Member owns all of the applicable SPWR Tax Equity Entity Class C Interests (the “SPWR Tax Equity Transfer”).
Section 6.23    Maryland Solar Lease Amendment. At, or prior to, the Closing, the Partnership Entities shall have caused the Maryland Solar Lease Amendment to have been fully and duly executed by the parties thereto and the Maryland Solar Lease Amendment shall be in full force and effect at the completion of the Closing.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1    Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each Party hereto to effect the Transactions will be subject to the satisfaction (or waiver by all Parties, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Approvals. Each of the Shareholder Approval and the Unitholder Approval shall have been obtained.
(b)    Regulatory Approval. (i) Any waiting period (and any extensions thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated, and (ii) all Consents of any Governmental Authority set forth in Section 7.1(b) of the

Partnership Disclosure Letter shall have been obtained and shall be in effect and, if applicable, the waiting period (and any extension thereof) or mandated filings thereunder shall have expired, been terminated or been made, as applicable.
(c)    No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be pending or in effect enjoining, restraining, preventing or prohibiting consummation of any of the Transactions or making the consummation of any of the Transactions illegal.
(d)    Third Party Consents. All Required Consents shall have been obtained and shall be in full force and effect, and the Partnership shall have delivered copies of each such Required Consent to Parent.
Section 7.2    Conditions to Obligations of Parent, Partnership Merger Sub and OpCo Merger Subs to Effect the Transactions. The obligations of Parent, Partnership Merger Sub and OpCo Merger Sub to effect the Transactions are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties.
(i)    The representations and warranties (A) of the Partnership Entities contained in Section 3.1 (Organization), Section 3.4 (Authorization), Section 3.21 (Takeover Laws) and Section 3.23 (Brokers) and (B) of Holdings contained in Section 4.1 (Organization), Section 4.4 (Authorization) and Section 4.13 (Brokers) are true and correct in all respects (except for any breach of such representations or warranties that are de minimis in scope and liability) as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).
(ii)    The representations and warranties of (A) the Partnership Entities contained in Section 3.2 (Capitalization) and (B) of Holdings contained in Section 4.3 (Capitalization of the General Partner) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies.
(iii)    The other representations and warranties of the Partnership Entities and Holdings contained in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any such individual representation or warranty) would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect.

(b)    Performance of Obligations of the Partnership Entities and Holdings. The Partnership Entities and Holdings shall have performed in all material respects all obligations that are required to be performed by them under this Agreement at or prior to the Closing Date.
(c)    No Partnership Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, change, effect, occurrence or state of facts that would, individually or in the aggregate, be reasonably likely to have, a Partnership Material Adverse Effect.
(d)    Certificates. The Parent Entities shall have received at the Closing (i) a certificate signed on behalf of the Partnership Entities by a senior executive officer of the General Partner to the effect that the conditions set forth in Sections 7.2(a) through Section 7.2(c) (inclusive), to the extent applicable to the Partnership Entities, have been satisfied and (ii) a certificate signed on behalf of Holdings by an authorized representative of Holdings to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) (inclusive), to the extent applicable to Holdings, have been satisfied.
(e)    Payoff and Lien Release. The Parent Entities shall have received payoff letters, in form and substance reasonably satisfactory to the Parent Entities with respect to (i) the Existing Credit Facility, (ii) the First Solar Note, and (iii) all other indebtedness for borrowed money of any Partnership Group Entities or other Indebtedness secured by any Lien on any equity interest or asset held by any of the Partnership Group Entities (other than Permitted Liens), if any, that in each case set forth the total amount necessary to repay such indebtedness in full and, upon such repayment, authorize the Parent Entities to file any UCC-3 termination statements, mortgage releases or similar documents evidencing termination or release of any such Liens securing such indebtedness.
(f)    CFIUS Approval. The CFIUS Approval shall have been obtained and shall be in effect.
(g)    Interest Transfers. The Upper Tier SPWR Redemption and the SPWR Tax Equity Transfer shall have occurred or shall occur at the Closing.
(h)    Membership Interest Certificates. Parent shall have received all original membership interest certificates in the possession of any Partnership Group Entity relating to the direct or indirect ownership interest of the Partnership Entities in any Partnership Group Entities and any Non-Controlled Partnership Group Entity.
Section 7.3    Conditions to Obligations of the Partnership Entities and Holdings to Effect the Transactions. The obligation of each of the Partnership Entities and Holdings to effect the Transactions is further subject to the satisfaction (or waiver by the General Partner, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties.
(i)    The representations and warranties of the Parent Entities contained in Section 5.1 (Organization) and Section 5.2 (Capitalization of Partnership Merger

Sub and OpCo Merger Subs), Section 5.3 (Authorization) and Section 5.11 (Brokers) are true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).
(ii)    The other representations and warranties of the Parent Entities contained in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any such individual representation or warranty) would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.
(b)    Performance of Obligations of the Parent Entities. The Parent Entities shall have performed in all material respects all obligations that are required to be performed by them under this Agreement at or prior to the Closing Date.
(c)    Certificate. The Partnership and Holdings shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
(d)    Credit Support. Each of the Sponsors and their Affiliates shall have been fully released from their obligations (if any) to provide the Support Obligations set forth in Section 7.3(d) of the Partnership Disclosure Schedule (and from any Liens granted in connection with such underlying Support Obligations) and such Support Obligations shall have been returned to the applicable Sponsor (or its designee).
(e)    Payoff of Indebtedness. All guarantees of, and Liens securing, the Indebtedness related to the Existing Credit Facility and the First Solar Note shall have been terminated or released, and all outstanding letters of credit under the Existing Credit Facility shall have been assigned or replaced, in each case, as completed by Section 6.9.
Section 7.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied, if such Party’s failure to perform any material obligation required pursuant to this Agreement to be performed by it has been the primary cause of, or primarily results in, such failure.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Partnership Merger Effective Time:
(a)    by the mutual written consent of the General Partner and Parent.
(b)    by either of the General Partner or Parent:

(i)    by written notice to the other Party at any time after the Outside Date, if the Closing has not been consummated on or before the Outside Date; provided that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available (x) to a Party whose breach of this Agreement materially contributed to the failure of the Closing to occur on or before the Outside Date; or (y) to a Party if the other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9;
(ii)    if any Restraint having the effect set forth in Section 7.1(c) (No Injunctions or Restraints) is in effect and has become final and nonappealable; provided, however that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) will not be available to a Party if such Restraint was enacted primarily due to the failure of such Party or its Affiliates to perform any of its obligations under this Agreement; or
(iii)    if, after the final adjournment of the Shareholder Meeting at which a vote of the Shareholders has been taken in accordance with this Agreement, the Shareholder Approval has not been obtained.
(c)    by Parent:
(i)    if any Partnership Entity or Holdings has breached any of its respective representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or any Partnership Entity or Holdings has failed to perform any of its respective covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (B) is incapable of being cured, or is not cured by the applicable Partnership Entity or Holdings by the earlier of (x) the Outside Date and (y) 30 days following receipt of written notice from Parent of such breach or failure;
(ii)    if the General Partner Board or the GP Conflicts Committee has made and not withdrawn an Adverse Recommendation Change (whether or not in compliance with Section 6.3); provided that Parent may only terminate the Agreement pursuant to this clause (ii) prior to the final adjournment of the Shareholder Meeting at which a vote of the Shareholders is taken in accordance with this Agreement; or
(iii)    if (A) all of the conditions set forth in Section 7.1 and Section 7.3 have been and continue to be satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 1.4, (B) Parent has confirmed by irrevocable written notice delivered to the General Partner that (x) all conditions set forth in Section 7.2 have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that it has irrevocably waived any unsatisfied conditions in Section 7.2 and (y) each of the Parent Entities stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the period that ends on the earlier of (i) the tenth Business Day immediately thereafter, and (ii) the date that is one day prior to the Outside Date (such notice, a “Closing Failure Notice”), and (C) the Partnership Entities fail to consummate the transactions contemplated hereby (including the Closing) within such ten Business Day period after the date of the delivery of Closing Failure Notice or the date that is one day prior to the Outside Date, as applicable.
(d)    by the General Partner:
(i)    if any Parent Entity has breached any of its respective representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or any Parent Entity has failed to perform its respective covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Sections 7.3(a) or 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent by the earlier of (1) the Outside Date and (2) 30 days following receipt of written notice from the Partnership of such breach or failure;
(ii)    if the General Partner Board authorizes the Partnership Entities, to the extent permitted by and subject to complying with the terms of Section 6.3(a) and Section 6.3(b), to enter into an Alternative Acquisition Agreement and, concurrently with the termination of this Agreement, the Partnership Entities, subject to complying with the terms of Section 6.3(a) and Section 6.3(b), enter into an Alternative Acquisition Agreement; provided that, prior to, and as a condition of, any termination of this Agreement by the Partnership pursuant to this Section 8.1(d)(ii), the Partnership shall have paid the Termination Fee to Parent pursuant to Section 8.2; or
(iii)    if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 1.4, (B) the General Partner has confirmed by irrevocable Closing Failure Notice delivered to Parent that (x) all conditions set forth in Section 7.3 have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that it has irrevocably waived any unsatisfied conditions in Section 7.3 and (y) each of the Partnership Entities stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such Closing Failure Notice and at all times during the period that ends on the earlier of

(i) the tenth Business Day immediately thereafter, and (ii) the date that is one day prior to the Outside Date, and (C) the Parent Entities fail to consummate the transactions contemplated hereby (including the Closing) within such ten Business Day period after the date of the delivery of Closing Failure Notice or the date that is one day prior to the Outside Date, as applicable.
Section 8.2    Effect of Termination.
(a)    Generally. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof will be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will become null and void (other than the provisions in Section 6.10 (Fees and Expenses), this Section 8.2 and Section 6.6(b) (Confidentiality), and the provisions in Article IX (Miscellaneous), all of which will survive termination of this Agreement). Upon termination pursuant to this Article VIII, except as provided in Section 8.2(b) and Section 8.2(c), there will be no liability on the part of any Party or their respective directors, managers, officers and Affiliates; provided that, upon the termination of this Agreement, nothing will be deemed to release any Party from any liability to any other Party for any willful or intentional breach by such Party of this Agreement prior to such termination.
(b)    Termination Fee; Parent Expense Reimbursement.
(i)    In the event that this Agreement is terminated by the General Partner pursuant to Section 8.1(d)(ii), then OpCo shall pay Parent the Termination Fee, by wire transfer of immediately available funds, prior to, and as a condition of, such termination.
(ii)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), then OpCo shall pay Parent the Termination Fee, by wire transfer of immediately available funds, no later than three (3) Business Days after the date of such termination.
(iii)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(b)(i) (for any reason other than the failure to obtain one or more Regulatory Approval from the relevant Governmental Authority), Section 8.1(b)(iii), Section 8.1(c)(i) or Section 8.1(c)(iii), then OpCo shall pay Parent the Parent Expense Reimbursement, by wire transfer of immediately available funds, no later than three (3) Business Days after the date of such termination.
(iv)    In no event shall the Partnership Entities be required to pay the Termination Fee or the Parent Expense Reimbursement on more than one occasion. In the event that both the Termination Fee and the Parent Expense Reimbursement are payable under the terms of this Agreement, Parent shall only be entitled to receive, and the Partnership Entities shall only be required to pay, the Termination Fee.

(c)    Parent Termination Fee; Partnership Expense Reimbursement.
(i)    In the event that this Agreement is terminated by the General Partner pursuant to Section 8.1(d)(iii), then Parent shall pay to OpCo a termination fee of $54,313,364.60 (the “Parent Termination Fee”) which amount shall be distributed to OpCo from the Escrow Account, no later than three (3) Business Days after the date of such termination, by wire transfer of immediately available funds. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion nor shall the Partnership Entities be permitted or entitled to receive more than one of specific performance as contemplated by Section 9.9, the Parent Termination Fee or the Partnership Expense Reimbursement.
(ii)    In the event that this Agreement is terminated by Parent or the General Partner pursuant to (A) Section 8.1(b)(i) if, at the time of such termination, none of the conditions set forth in Section 7.1 or Section 7.2, other than Section 7.2(f), have previously failed or are unable to be satisfied if this Agreement were not terminated or (B) Section 8.1(b)(ii) due to an injunction or restraint related to the CFIUS Approval, then, if so terminated, Parent shall pay to OpCo the Partnership Expense Reimbursement by wire transfer of immediately available funds, which amount shall be distributed to OpCo from the Escrow Account no later than three (3) Business Days after the date of such termination. In no event shall Parent be required to pay the Partnership Expense Reimbursement on more than one occasion nor shall the Partnership Entities be permitted or entitled to receive more than one of specific performance as contemplated by Section 9.9, the Parent Termination Fee or the Partnership Expense Reimbursement.
(d)    Limitation of Liability.
(i)    Except as set forth in Section 8.2(a), upon termination of this Agreement for the circumstances described in Section 8.2(b), Parent’s right, if any, to receive the Termination Fee or the Parent Expense Reimbursement pursuant to Section 8.2(b) shall be the sole and exclusive remedy of the Parent Entities and their respective Affiliates against Holdings, the Partnership Entities, their respective Subsidiaries, the Non-Controlled Partnership Group Entities and any of their respective former, current or future equityholders, directors, managers, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and upon payment of such amount, none of Holdings, the Partnership Entities, their respective Subsidiaries, the Non-Controlled Partnership Group Entities or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Except as set forth in Section 8.2(a), under no circumstances shall the aggregate amount of damages payable by Holdings, the Partnership Entities, their respective Subsidiaries, the Non-Controlled Partnership Group Entities and any of their respective former, current or future equityholders, directors, managers, officers, Affiliates, agents or other Representatives in respect of breaches under this Agreement or any claim arising out of or related to this Agreement, exceed the amounts specified in Section 8.2(b). Since the Partnership is a publicly traded entity, any claim against the Partnership will likely adversely affect its trading price, and any claim brought against the Partnership Entities in excess of the amounts provided above shall result in a waiver by Parent and its Affiliates to assert any claim hereunder.
(ii)    Except as set forth in Section 8.2(a), upon termination of this Agreement for the circumstances described in Section 8.2(c), the Partnership Group Entities’ right, if any, to receive the Parent Termination Fee or the Partnership Expense Reimbursement pursuant to Section 8.2(c) shall be the sole and exclusive remedy of the Partnership Group Entities and their respective Affiliates against the Parent Entities their respective Subsidiaries and any of their respective former, current or future equityholders, directors, managers, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and upon payment of such amount, none of Parent Entities, their respective Subsidiaries or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Except as set forth in Section 8.2(a), under no circumstances shall the aggregate amount of damages payable by Parent Entities and any of their respective former, current or future equityholders, directors, managers, officers, Affiliates, agents or other Representatives in respect of breaches under this Agreement or any claim arising out of or related to this Agreement, exceed the amounts specified in Section 8.2(c).
(iii)    The provisions of Section 8.2(b), Section 8.2(c) and Section 8.2(d)(i) and (ii) are an integral part of the Transactions and, without such provisions, the Parties would not have entered into this Agreement. Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Termination Fee, the Parent Expense Reimbursement, the Parent Termination Fee or the Partnership Expense Reimbursement is not a penalty but instead is liquidated damages in a reasonable amount that shall compensate the Parent Entities or the Partnership Entities, and their respective Affiliates in the circumstances in which the Termination Fee, the Parent Expense Reimbursement, the Parent Termination Fee or the Partnership Expense Reimbursement is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
(e)    Recoverable Damages. The Parent Entities acknowledge and agree that, without in any way limiting the rights of the Partnership Entities under Section 9.9, recoverable damages of the Partnership Entities under this Agreement shall not be limited to reimbursement of expenses or out-of-pocket costs but shall also include the benefit of the bargain lost by the Shareholders and the Unitholders (including “lost premium”), taking into consideration relevant matters, including the total amount payable to the Shareholders and the Unitholders under this Agreement and the time value of money, which, in each case, shall be deemed in such event to be damages of the Partnership Entities and shall be recoverable by the Partnership Entities on behalf of the Shareholders and the Unitholders.
(f)    Notwithstanding anything in this Agreement or any Transaction Document to the contrary, each Partnership Entity agrees (on behalf of itself and its Affiliates) that it will not bring or support any Proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Persons (other than the Parent Entities) that have committed to provide or otherwise enter into Contracts in connection with the Debt Financing, and the Debt Financing Sources shall have no liability or obligations to any Partnership Entity or any of their Affiliates hereunder, arising out of or in connection with this Agreement, the Debt Commitment Letter, the Debt Fee Letter, the definitive agreements with respect thereto or the Debt Financing. In addition, in no event will any Debt Financing Source be liable to any Person for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.
ARTICLE IX
MISCELLANEOUS
Section 9.1    No Survival, Etc. This Article IX and the agreements contained in Article II, Section 6.7 and Section 6.10 shall survive the consummation of the Mergers. Except as set forth in the preceding sentence, the representations, warranties and agreements in this Agreement will terminate at the Partnership Merger Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed as a whole or in part, after the Partnership Merger Effective Time. The Confidentiality Agreement will (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Partnership Merger Effective Time.
Section 9.2    Amendment or Modification. At any time prior to the Partnership Merger Effective Time, this Agreement may be amended or modified in any and all respects, whether before or after receipt of the Shareholder Approval, only by written agreement of the Parties; provided, however, that none of the General Partner, the Partnership or OpCo may take or authorize any such amendment or modification unless the General Partner Board has first referred such action to the GP Conflicts Committee for its consideration and the GP Conflicts Committee has approved such amendment or modification; provided further, that after the Shareholder Approval has been obtained, no amendment may be made that, pursuant to applicable Law or the General Partner’s or the Partnership’s governing documents, requires further approval or adoption by the Shareholders without such further approval or adoption; provided further, at all time no amendments or modifications of, or supplements to, Section 6.17, Section 8.2(f), this Section 9.2, Section 9.4, Section 9.7 and Section 9.8 (and no definition set forth in this Agreement to the extent that an amendment, supplement or modification of such definition would amend, supplement or waive the substance of such sections) that affect the Debt Financing Sources shall be effective without the prior written consent of the Debt Financing Sources. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties (or, if applicable pursuant to the preceding sentence, the Debt Financing Sources).

Section 9.3    Extension of Time, Waiver, Etc. At any time prior to the Partnership Merger Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto or (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, in addition to any approvals required by General Partner’s or the Partnership’s governing documents or under this Agreement or any Transaction Document, any such waiver or extension of any Partnership Entity must be approved by the GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by any Partnership Entity or any Parent Entity in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.
Section 9.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that Parent, Partnership Merger Sub and each OpCo Merger Sub may assign, in their respective sole discretion, any or all of their respective rights, interests and obligations under this Agreement (a) to one or more controlled Affiliates of such Party, or (b) to any of their financing sources (including the Debt Financing Sources) as collateral security, but no such assignment will relieve Parent, Partnership Merger Sub or either OpCo Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 will be null and void.
Section 9.5    Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.
Section 9.6    Entire Agreement. This Agreement (including the Exhibits hereto), the Partnership Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior Contracts, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof. In the event of a conflict between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will control.
Section 9.7    No Third-Party Beneficiaries. Except for (a) Section 6.7 and Section 9.13, which will inure to the benefit of the Persons benefiting therefrom, who are expressly intended to be third party beneficiaries thereof (b) if the Closing occurs, the right of Shareholders and Unitholders to receive the Merger Consideration and the OpCo Merger 1 OpCo Distribution and (c) Section 6.17, Section 8.2(f), Section 9.2, Section 9.4, this Section 9.7 and Section 9.8, which will insure to the benefit of the Debt Financing Sources, who are expressly intended to be third party beneficiaries thereof, this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this

Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the Laws of the State of Delaware (without regard to conflicts of law principles thereof to the extent such principles would require application of laws of another jurisdiction).
(b)    By execution and delivery of this Agreement, each Party irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided that each Party agrees that, except as specifically set forth in the Debt Commitment Letter or the Debt Fee Letter (as applicable), all Financing Claims shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York. Notwithstanding anything herein to the contrary, each of the parties hereto agree that (a) none of the Partnership Group Entities or any Parent Entity shall bring or support any Financing Claim in any forum other than the United States District Court for the Southern District of New York (and appellate courts therefrom) or, if such court does not have jurisdiction, any New York State Court sitting in the borough of Manhattan in the City of New York, (b) submits for itself and its property with respect to any Financing Claim to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided herein shall be effective service of process against it for any such Financing Claim in any such court, (d) irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any Financing Claim in any such court and (e) agrees that a final, non-appealable judgment in any such Financing Claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the Transactions, including any Financing Claim, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Proceeding in such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY FINANCING CLAIM. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(c).
Section 9.9    Specific Enforcement. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed, subject to the limitations set forth in Section 6.16(e), Section 8.2(d) and as otherwise set forth below, that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (x) any Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. For the avoidance of doubt, under no circumstances shall (i) the Parent Entities be permitted or entitled to receive more than one of a grant of specific performance in accordance with this Section 9.9, the Termination Fee or the Parent Expense Reimbursement, as applicable, in respect of the same underlying claim; and (ii) the Partnership Entities be permitted or entitled to receive more than one of a grant of specific performance in accordance with this Section 9.9, the Parent Termination Fee or the Partnership Expense Reimbursement set forth in Section 8.2(c). The Partnership Entities acknowledge and agree that in the event that all of the conditions in Section 8.1(d)(iii) have been satisfied and the General Partner would be entitled to terminate this Agreement, and such failure by the Parent to consummate the Closing is due to the failure to obtain the funds contemplated to be provided pursuant to the Debt Commitment Letter (or any New Debt Commitment Letter), or any other failure of the proceeds of the Debt Financing or Alternative Debt Financing to be made available to the Parent (except, in each case, if such failure to obtain the funds pursuant to the Debt Commitment Letter (or any New Debt Commitment Letter) or the proceeds of the Debt Financing or Alternative Debt Financing is due to the failure of the Equity Funds to be provided as required by the Debt Commitment Letter (or any New Debt Commitment Letter), the General Partner and the Partnership Entities shall have no right to pursue (or continue pursuing) specific performance in accordance with, and subject to the terms and conditions of, this Section 9.9 and the sole remedy of the General Partner and the Partnership Entities shall be to terminate the Agreement and receive of the Parent Termination Fee.
Section 9.10    Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by electronic mail (provided that no electronic notice of non-delivery is received by the sender), (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:
If to the Parent Entities:

c/o Capital Dynamics Inc.
10 East 53rd Street, Floor 17
New York, New York
Attn: Tim Short
Email: TShort@capdyn.com

with a copy (which will not constitute notice) to:

Amis, Patel & Brewer, LLP
1634 I Street, NW
Suite 200
Washington, DC 20006
Attention: Nik Patel
Telephone: (202) 601-8503
Email: nikpatel@apbllp.com

If to the Partnership Entities:
c/o 8point3 Energy Partners LP
77 Rio Robles
San Jose, California 95134
Attn: Jason E. Dymbort
Email: JDymbort@firstsolar.com

with a copy (which will not constitute notice) to:

Richards Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attn: Srinivas Raju
Email: Raju@rlf.com

Baker Botts L.L.P.
910 Louisiana St., 32nd Floor
Houston, Texas 77002
Attn: Joshua Davidson
Jonathan Bobinger
Email: joshua.davidson@bakerbotts.com
jonathan.bobinger@bakerbotts.com

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Ave NW
Washington, DC 20005
Attn: Lance Brasher
Jeremy London
Email: lance.brasher@skadden.com
jeremy.london@skadden.com

If to Holdings:

c/o First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Attn: Jason Dymbort
Email: JDymbort@firstsolar.com

c/o SunPower Corporation
1414 Harbour Way South, Suite 1901
Richmond, California 94804
Attn: Lindsey Wiedmann
Email: lindsey.wiedmann@sunpower.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Ave NW
Washington, DC 20005
Attn: Lance Brasher
Jeremy London
Email: lance.brasher@skadden.com
jeremy.london@skadden.com

Baker Botts L.L.P.
910 Louisiana St., 32nd Floor
Houston, Texas 77002
Attn: Joshua Davidson
Jonathan Bobinger
Email: joshua.davidson@bakerbotts.com
jonathan.bobinger@bakerbotts.com

or to such other address as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 9.10.
Section 9.11    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.
Section 9.12    Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Partnership Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any Contract, document, or instrument means such Contract, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or the Partnership Disclosure Letter will be deemed to be followed by the words “without limitation”. The use of the word “covenant” will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. Days means calendar days unless specific as Business Days. References in this Agreement to specific Laws or to specific provisions of Laws will include all rules and regulations promulgated thereunder, and any statute defined or referred to herein will mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. All terms defined in this Agreement will have the defined meanings set forth herein when used in any certificate or other document made or delivered by a Party pursuant hereto unless otherwise defined therein. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept. The phrase “made available” shall mean that the documents or information referred to have been posted prior to the date of this Agreement to the electronic data site hosted by Intralinks and established by the Partnership for the purpose of providing due diligence materials and information to Parent and its Representatives.
Section 9.13    Non-Recourse. Except for any claim or cause of action arising under or related to any Support Agreement, Letter of Transmittal or documentation delivered in connection with payment of Share Merger Consideration through DTC, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. Except for any liability or obligation arising under or related to the Support Agreement, the Letter of Transmittal or documentation delivered in connection with payment of Share Merger Consideration through DTC, no former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 9.4) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate any of the Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise.
Section 9.14    Obligations of Parent and of the Partnership. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Partnership to take any action, such requirement will be deemed to include an undertaking on the part of the Partnership to cause such Subsidiary to take such action and, after the Partnership Merger Effective Time, on the part of the Surviving Partnership to cause such Subsidiary to take such action. Whenever this Agreement requires the

Partnership to take any action, such requirement will be deemed to include an undertaking on the part of the General Partner to cause the Partnership to take such action. All restrictions imposed by this Agreement on the Partnership or its actions will be deemed to include any actions that may be taken directly by the Partnership or otherwise effected directly or indirectly by the General Partner.
Section 9.15    Tax Treatment. The Parties agree that, for U.S. federal income tax purposes, and for applicable state, local, non-U.S., and other income Tax purposes,
(a)    The separate existence of the Partnership Merger Sub and each OpCo Merger Sub will be disregarded;
(b)    OpCo Merger 1 will be treated as (i) a borrowing of the Debt Financing Proceeds by the Initial Surviving LLC, followed by (ii) a tax-free distribution under Section 731 of the Code of (x) the OpCo Merger 1 Partnership Distribution to the Partnership and (y) the OpCo Merger 1 OpCo Distribution to the Sponsor OpCo Owners;
(c)    The liability associated with the Debt Financing Proceeds will be allocable pro rata to the Partnership and each Sponsor OpCo Owner for purposes of Treasury Regulation section 1.707-5T(a)(2) and Section 752 of the Code, in accordance with their ownership of OpCo Common Units and OpCo Subordinated Units;
(d)    OpCo Merger 2 will be treated as a taxable purchase by 8point3 Solar, InvestorCo1 and InvestorCo2 of the OpCo Common Units and OpCo Subordinated Units converted in OpCo Merger 2 in exchange for the OpCo Merger Consideration; and
(e)    The Partnership Merger will be treated as a taxable payment in exchange for stock under Section 302(b)(3) of the Code (with respect to the portion of the Class A Shares exchanged for the cash distributed in the OpCo Merger 1 Partnership Distribution) and as a taxable purchase by 8point3 Solar of the remaining Class A Shares.
Each of the parties hereto will not, and will not cause or permit its respective Affiliates to, take any Tax position inconsistent with the treatment described in this Section 9.15.
Section 9.16    Partnership Disclosure Letter. The fact that any item or other information is disclosed in the Partnership Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item or other matter in the Partnership Disclosure Letter shall not be construed as an admission or indication that such item or other matter is or is not material or that such item has had or would reasonably be expected to have a Partnership Material Adverse Effect. Headings in the Partnership Disclosure Letter are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Partnership Disclosure Letter shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

Section 9.17    Privilege.
(a)    Baker Botts L.L.P. (“Baker Botts”) has represented SunPower and the Partnership in connection with the transactions contemplated hereby.  Parent (on their behalf and on behalf of their Affiliates) hereby (a) agrees that, after the closing of the transactions contemplated hereby, Baker Botts may represent SunPower or its Affiliates or other party on any matter directly or indirectly adverse to Parent, the General Partner, the Partnership, OpCo or any of their Affiliates and (b) waives any conflict in connection therewith.  Parent (on their behalf and on behalf of their Affiliates) further agrees that, as to all communications among Baker Botts, the General Partner, the Partnership, OpCo, the Subsidiaries of the Partnership or OpCo and SunPower and/or its Affiliates (including any of their respective directors, partners, managers, officers or employees), the attorney-client privilege and the expectation of client confidence belongs to SunPower and its Affiliates (as applicable) and shall be controlled by SunPower and its Affiliates and shall not pass to or be claimed by the General Partner, the Partnership, OpCo or any of their Affiliates after closing.  Baker Botts shall be a third-party beneficiary for purposes of this Section 9.17(a).
(b)    All work performed, advice provided and representation by Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) in connection with the transactions contemplated hereby or matters on or prior to the Closing Date related to the General Partner, the Partnership, OpCo or any of their Affiliates has been work performed for, advice provided to and representation of First Solar and not the General Partner, the Partnership, OpCo or any of their Affiliates.  Accordingly, Parent (on their behalf and on behalf of their Affiliates) hereby (a) agrees that, Skadden may represent First Solar or its Affiliates or other party on any matter with respect to the General Partner, the Partnership, OpCo or any of their Affiliates even though the interests of First Solar or its Affiliates or such party may be directly or indirectly adverse to Parent, the General Partner, the Partnership, OpCo or any of their Affiliates and (b) waives any conflict in connection therewith.  Parent (on their behalf and on behalf of their Affiliates) further agrees that, as to all communications among Skadden, the General Partner, the Partnership, OpCo, the Subsidiaries of the Partnership or OpCo and First Solar and/or its Affiliates (including any of their respective directors, partners, managers, officers or employees), the attorney-client privilege and the expectation of client confidence belongs to First Solar and its Affiliates (as applicable) and shall be controlled by First Solar and its Affiliates and shall not pass to or be claimed by the General Partner, the Partnership, OpCo or any of their Affiliates.  The foregoing shall not apply solely with respect to the Existing Credit Facility which is to be repaid as of the Closing Date in accordance with this Agreement.  Skadden shall be a third-party beneficiary for purposes of this Section 9.17(b).
Section 9.18    Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction), outside of the ordinary course of business, of assets of the Partnership Group Entities equal to 20% or more of the consolidated assets, cash available for distribution (as defined in the Partnership SEC Documents) or Adjusted EBITDA (as defined in the Partnership SEC Documents) of the Partnership Group Entities or to which 20% or more of the consolidated revenues or earnings of the Partnership Group Entities are attributable, or (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of any class of equity securities of the Partnership or OpCo.
“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914, and all other supranational, national, federal, state, county, provincial, municipal, local, foreign statutes and other statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and all other Laws designed or intended to require advance notification or approval of, or otherwise prohibit, restrict or regulate, a merger or other transaction that may be deemed to have the purpose or effect of monopolizing or restraining trade or lessening competition through merger or acquisition. For the avoidance of doubt, the Antitrust Laws as defined herein do not include the FPA.
“Bona Fide Alternative Proposal” means an unsolicited written bona fide Alternative Proposal that was not received or obtained in material violation of Section 6.3.
“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York are authorized or required by Law to be closed.
“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.
“CFIUS Approval” means (i) CFIUS has concluded that the Transactions are not a “covered transaction” and not subject to review under the DPA; (ii) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the Transactions, and has concluded all action under the DPA (which may include agreed mitigation measures, including execution of a written mitigation agreement, if any); or (iii) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the Transactions or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.
“Class A Share” has the meaning set forth in the Partnership Agreement.

“Class B Share” has the meaning set forth in the Partnership Agreement
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 30, 2017 by and among First Solar, SunPower, the Partnership and Capital Dynamics Limited, a Delaware corporation.
“Consents” means notices, reports, declarations, submissions or other filings that are required to be made with, or any waivers required to be obtained from any Governmental Authority or third party or any applications required to be submitted to any Governmental Authority or third party.
“Contract” means any written agreement, commitment, understanding, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of indebtedness, settlement agreement, franchise agreement, undertaking, covenant not to compete, license, instrument or other legally binding arrangement.
“Debt Financing Proceeds” means an amount equal to at least $1,100,000,000 of the proceeds received by Parent under the Debt Financing.
“Disqualified Person” means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by the Code (including (i) any previously tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code, (ii) any tax-exempt controlled entity within the meaning of Section 168(h)(6)(F)(iii) of the Code unless such entity makes the election provided in Section 168(h)(6)(F)(ii) of the Code for the applicable taxable year in which the entity or its subsidiary becomes a member of a Parent Entity, and (iii) any tax-exempt entity within the meaning of Section 168(h)(2) of the Code), (c) any Person who is not a “United States person” as defined in Section 7701(a)(30) of the Code, (d) any Indian tribal government described in Section 7701(a)(40) of the Code, and (e) any partnership or other pass-through entity, any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization or entity described in clauses (a) through (d); provided, however, if any such entity owns its interest indirectly through a taxable C corporation (as defined in the Code), then such Person will not be deemed to be a Disqualified Person. For the avoidance of doubt, any Person whose direct or indirect ownership of a Parent Entity would cause any asset of such Parent Entity or any asset of any Subsidiary of the Parent Entity to be treated (wholly or partly) as “tax-exempt use property” under Section 168(h) of the Code is a Disqualified Person.
“DLLCA” means the Delaware Limited Liability Company Act, as amended.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.
“DTC” means The Depository Trust Company.

“Environment” means soil, water (including navigable waters, oceans, streams, ponds, reservoirs, wetlands, surface waters, ground waters, drinking waters and water vapor), land, stream sediments, surface or subsurface strata, ambient air, indoor air, noise, plant life, animal life and all other environmental media or natural resources, including any physical structure.
“Environmental Laws” means any Laws or Orders which regulate, impose liability or responsibility for or otherwise relate to (a) pollution, the protection, preservation, clean up or restoration of the Environment, (b) the registration, generation, labeling, manufacture, handling, use, treatment, placing on the market, storage, transportation, transboundary movement, presence, collection, disposal, Release or threatened Release of any Hazardous Materials, or (c) public or worker health or safety as relates to the presence of Hazardous Materials.
“Environmental Permits” means any Permits required under any Environmental Law.
“Equity Interest” means any share, capital stock, partnership, limited liability company, membership or similar interest in any Person.
“Equity Security” means any (a) Equity Interest or (b) Right.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person is a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means Bank of New York Mellon, a New York banking corporation.
“EWG” means an exempt wholesale generator in accordance with 18 C.F.R. § 366.7.
“Exchange Act” means the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agreement” means that certain Exchange Agreement, dated as of June 24, 2015, by and among SunPower YC Holdings, LLC, First Solar 8point3 Holdings, LLC, OpCo, the General Partner and the Partnership.
“Existing Credit Facility” means that certain Credit and Guaranty Agreement, dated as of June 5, 2015, among OpCo, the Partnership, Credit Agricole Corporate and Investment Bank, as administrative agent and collateral agent, the lenders party thereto and the other agents party thereto, as amended.
“Existing Debt Payment Amount” means the amount necessary to (a) repay or cause to be repaid all Indebtedness outstanding under the Existing Credit Facility pursuant to Section 6.9(a) and (b) pay in full the First Solar Note pursuant to Section 6.9(b).
“FERC” means the Federal Energy Regulatory Commission.

“FERC Approval” means the approval by FERC under Section 203 of the FPA.
“Financing Claim” means any Proceeding involving the Debt Financing Sources arising out of, or relating in any way, to the transactions contemplated hereby, any commitment to provide the Debt Financing, the Debt Commitment Letter, the Debt Fee Letter or the performance of services thereunder.
“First Solar” means First Solar, Inc., a Delaware corporation.
“FPA” means the Federal Power Act, as amended.
“General Partner Board” means the board of directors of the General Partner.
“General Partner Interest” has the meaning set forth in the Partnership Agreement.
“General Partner LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the General Partner dated June 24, 2015.
“GP Conflicts Committee” means the conflicts committee of the General Partner Board.
“Hazardous Materials” means (a) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, mold, greenhouse gasses, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated by or for which liability or standards of conduct may be imposed pursuant to Environmental Laws.
“Holdings LLC Agreement” means Amended and Restated Limited Liability Company Agreement of Holdings, dated as of June 24, 2015.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person means:
(a)    indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to a Contract, contingent or otherwise, to repurchase such property);
(b)    obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person;
(c)    obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; or

(d)    indebtedness of others as described in clauses (a) through (c) above in any manner guaranteed by such Person or for which it is or may become contingently liable; but “Indebtedness” does not include (i) accounts payable to trade creditors, or accrued expenses, arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith or (ii) the endorsement of negotiable instruments for collection in the ordinary course of business.
“Indemnified Person” means any individual who is now, or has been or becomes at any time prior to the Partnership Merger Effective Time, an officer, director or manager of the General Partner or any Partnership Group Entity.
“Intellectual Property” means all intellectual property and similar proprietary rights, including (a) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (b) intellectual property rights in all inventions (whether or not patentable), patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues, (c) intellectual property rights in confidential information, trade secrets and know-how, (d) intellectual property rights in copyrightable works of authorship (including intellectual property rights in databases and other compilations of information), copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (e) intellectual property rights in databases and other compilations of information and (f) intellectual property rights in computer software.
“Intervening Event” means any material event, development, or change in circumstances that first occurs, arises or becomes known to the General Partner Board or the GP Conflicts Committee after the date of this Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of this Agreement, which event, development, or change in circumstances becomes known to the General Partner Board or the GP Conflicts Committee prior to receipt of the Shareholder Approval; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (b) any event, development or change in circumstances relating to the Parent Entities or any of their respective Affiliates or (c) the entry into, or amendment of, this Agreement and the Mergers.
“Knowledge” (a) when used with respect to any Partnership Entity or Holdings, means the actual knowledge, without any obligation of due inquiry, of the individuals listed on Section 9.18(a) of the Partnership Disclosure Letter and (b) when used with respect to any Parent Entity, means the actual knowledge, without any obligation of due inquiry, of the individuals listed on Section 9.18(b) of the Partnership Disclosure Letter.
“Laws” means any supranational, national, federal, state, county, provincial, municipal, tribal, local, foreign or common law, statute, treaty, ordinance, judgment, decree, injunction, writ, regulation, arbitration award or finding, ordinance or other requirements promulgated, adopted or entered into by or with, any Governmental Authority (excluding Permits).

“Lien” means any lien, mortgage, pledge, encumbrance, charge, option, right of first refusal, easement, deed of trust, right-of-way, encroachment or security interest of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security and any restriction on the transfer of any security or other asset.
“Listed Partnership Project Companies” means the following Project Companies: Solar Star California XIII, LLC, Desert Stateline, LLC, North Star Solar, LLC, Parrey, LLC, Solar Star Colorado III, LLC and SG2 Imperial Valley, LLC.
“Managing Member Interest” has the meaning set forth in the OpCo LLC Agreement.
“Market-Based Rate Authorization” means authorization from FERC under Section 205 of the FPA to sell electric energy, capacity and certain ancillary services at wholesale at market-based rates and the granting of waivers of regulations and blanket authorizations customarily granted by FERC to entities that have market-based rate authorization, including authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA.
“Maryland Solar Lease Amendment” means an amendment, in the form attached hereto as Exhibit C, to the Facility Lease Agreement, dated May 21, 2015, between Maryland Solar LLC, as lessor, and Maryland Solar Holdings, Inc., as lessee, as may be amended and in effect from time to time.
“Member” has the meaning set forth in the OpCo LLC Agreement.
“Membership Interest” has the meaning set forth in the OpCo LLC Agreement.
“Merger Consideration” means the Share Merger Consideration and the OpCo Merger Consideration.
“NASDAQ” means the NASDAQ Global Select Market.
“Non-Controlled Partnership Group Entity” means each company identified as a “Non-Controlled Partnership Group Entity” in Section 9.18(c) of the Partnership Disclosure Letter.
“Non-U.S. Member” means any (a) direct or indirect non-U.S. member or owner of Parent; or (b) Subsidiary of a non-U.S. Person that is a direct or indirect member or owner of Parent.
“OpCo Common Units” has the meaning set forth in the Partnership Agreement.
“OpCo Income Tax Returns” means any Tax Returns of OpCo (including Schedule K-1s) with respect to any period ending on or prior to the Closing Date for Taxes that are measured by net income or total gross receipts.
“OpCo Merger 1 Distribution Amount” means an amount in cash equal to:
(a)    the Debt Financing Proceeds; minus
(b)    the Existing Debt Payment Amount.

“OpCo Merger 1 OpCo Distribution” means the distribution to be made to the Sponsor OpCo Owners pursuant to Section 2.1(f)(i), which shall be an amount in cash equal to the product of (i) the OpCo Merger 1 Distribution Amount multiplied by (ii) the aggregate number of OpCo Units held by the Sponsor OpCo Owners divided by the number of OpCo Units outstanding immediately prior to the OpCo Merger 1 Effective Time, which amount shall be distributed to each Sponsor OpCo Owner in the following proportion:

(a)	36.5547% to First Solar 8point3 Holdings, LLC;

(b)	56.6335% to SunPower YC Holdings, LLC; and

(c)	6.8118% to Maryland Solar Holdings, Inc.
“OpCo Merger 1 Partnership Distribution” means the distribution to be made to the Partnership pursuant to Section 2.1(f)(ii), which shall be an amount in cash equal to (i) the OpCo Merger 1 Distribution Amount multiplied by (ii) the aggregate number of OpCo Units held by the Partnership divided by the number of OpCo Units outstanding immediately prior to the OpCo Merger 1 Effective Time.
“OpCo Merger Consideration” means, with respect to each OpCo Unit, an amount in cash equal to the sum of:
(a) $12.35; plus
(b) an additional amount that is issued and outstanding immediately prior to the OpCo Merger 1 Effective Time equal to (i) (A) if the Closing occurs on or prior to May 31, 2018, (1) $0.135, plus (2) the product of (x) the number of days from and including March 1, 2018 through and including the Closing Date multiplied by (y) $0.0021, or (B) if Closing occurs after May 31, 2018, (1) $0.3282, plus (2) the product of (x) the number of days from and including June 1, 2018 through and including the Closing Date multiplied by (y) $0.0045, minus (ii) any distributions paid or, if the applicable record date has occurred prior to the OpCo Merger 2 Effective Time, declared by OpCo after January 12, 2018 (including, for the avoidance of doubt, any Unpaid OpCo Distribution); minus
(c) an amount calculated by dividing the OpCo Merger 1 OpCo Distribution by the number of OpCo Units owned by the Sponsor OpCo Owners that are issued and outstanding immediately prior to the OpCo Merger 1 Effective Time.
“OpCo Subordinated Units” has the meaning set forth in the Partnership Agreement.
“OpCo Units” means OpCo Common Units and OpCo Subordinated Units.
“Orders” means any judgment, order, decision, writ, injunction, decree, stipulation, award, ruling, determination or other finding or agency requirement of a Governmental Authority, or arbitration award.
“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“Outside Date” means August 6, 2018; provided that
(a) if, prior to August 6, 2018, all of the conditions to the Closing set forth in Article VII have been satisfied or waived in accordance with this Agreement (other than (A) those conditions that by their nature can be satisfied only at the Closing or immediately prior to the Closing and (B) the condition set forth in Section 7.1(b)), either the General Partner or Parent may, prior to 5:00 p.m. New York, New York time on August 3, 2018, extend the Outside Date on one or more occasions to no later than November 5, 2018,
(b) if, prior to August 6, 2018, all of the conditions to the Closing set forth in Article VII have been satisfied or waived in accordance with this Agreement (other than (A) those conditions that by their nature can be satisfied only at the Closing or immediately prior to the Closing and/or Section 7.1(b), and (B) the conditions set forth in Section 7.1(c) (but only if the failure to meet such condition is related to the Parties attempt to obtain a Regulatory Approval)), either the General Partner or Parent may, prior to 5:00 p.m. New York, New York time on August 3, 2018, extend the Outside Date on one or more occasions to no later than November 5, 2018,
(c) if, prior to August 6, 2018, all of the conditions to the Closing set forth in Article VII have been satisfied or waived in accordance with this Agreement (other than (A) those conditions that by their nature can be satisfied only at the Closing or immediately prior to the Closing and (B) the condition set forth in Section 7.2(f)), Parent may, prior to 5:00 p.m. New York, New York time on August 3, 2018, extend the Outside Date on one or more occasions to no later than November 5, 2018, or
(d) if, prior to August 6, 2018, all of the conditions to the Closing set forth in Article VII have been satisfied or waived in accordance with this Agreement (other than (A) those conditions that by their nature can be satisfied only at the Closing or immediately prior to the Closing and/or Section 7.2(f), and (B) the conditions set forth in Section 7.1(c) (but only if the failure to meet such condition is related to the Parties attempt to obtain the CFIUS Approval)), Parent may, prior to 5:00 p.m. New York, New York time on August 3, 2018, extend the Outside Date on one or more occasions to no later than November 5, 2018; and
provided further that, Parent’s ability to extend the Outside Date pursuant to clauses (c) or (d) above shall be subject to Parent’s and its Affiliates (other than any Non-U.S. Member) compliance with Section 6.4(d) and the Non-U.S. Members using reasonable best efforts to provide information that may be requested by CFIUS in connection with obtaining CFIUS Approval;
provided further that, in the event that on August 6, 2018, all of the conditions to the Closing set forth in Article VII (other than (A) those conditions that by their nature can be satisfied only at the Closing or immediately prior to the Closing and (B) the condition set forth in Section 7.1(b), Section 7.1(d) and Section 7.2(f)) have not been satisfied but are reasonably expected to be satisfied within thirty (30) days after August 6, 2018, the Parties shall act in good faith to amend this Agreement to extend the Outside Date for a period not to exceed thirty (30) days.
“Parent Expense Reimbursement” means an amount equal to all documented out-of-pocket expenses incurred by Parent or its Affiliates in connection with the Transactions, including legal and other third party consultant fees and all lender fees (including fees for lender’s counsel and other third party consultants but excluding hedging costs and lender fees related to financing subsequent to the Debt Financing); provided that in no event shall the Parent Expense Reimbursement exceed eight million dollars ($8,000,000).
“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that, individually or in the aggregate, would be reasonably likely to have material adverse effect on the ability of any of Parent, Partnership Merger Sub or any OpCo Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.
“Partnership Benefit Plan” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (b) all other material compensation or employee benefit plans, programs and other agreements, whether or not subject to ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements, including the Partnership Equity Plans, in each case of clauses (a) and (b) that are sponsored, maintained, contributed to or required to be contributed to by any Partnership Group Entity for the benefit of current or former employees, individual managers, directors, individual independent contractors or individual natural person consultants of a Partnership Group Entity, or with respect to which a Partnership Group Entity has any current or contingent liability.
“Partnership Equity Plan” means the 8point3 General Partner, LLC Long-Term Incentive Plan.
“Partnership Expense Reimbursement” means an amount equal to all documented out-of-pocket expenses incurred by the Sponsors or the Partnership Entities in connection with the Transactions, including legal and other third party consultant fees (but excluding any finders’, brokers’ and investment/financial advisors’ fees, other than the fees of Evercore Group L.L.C.); provided that in no event shall the Partnership Expense Reimbursement exceed six million dollars ($6,000,000).
“Partnership Group” has the meaning set forth in the Partnership Agreement.
“Partnership Group Entities” means the Partnership, OpCo and the Subsidiaries of OpCo.
“Partnership Interest” has the meaning set forth in the Partnership Agreement.
“Partnership Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (a) would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Partnership Group Entities and the Non-Controlled Partnership Group Entities, taken as a whole, or (b) has a material adverse effect on the ability of any Partnership Entity or

Holdings to consummate the Transactions or perform its obligations under this Agreement, except, in the each case, to the extent an Excluded Matter. “Excluded Matter” means any: (i) changes, events, effects, occurrences, states of facts or developments generally affecting the United States or global economy or the financial, credit, debt, securities or other capital markets in the United States or any other jurisdiction, including changes in interest rates or commodity prices, (ii) changes in GAAP or the interpretation thereof or changes in Laws, the interpretation thereof or political, legislative or regulatory conditions generally affecting the industries in which the Partnership Group Entities operate, (iii) changes in currency exchange rates, (iv) acts of war or terrorism (or the escalation of the foregoing) or natural or weather-related disasters or other force majeure events (including hurricanes, floods or earthquakes), (v) changes in the market price or trading volume of the Class A Shares or the Equity Interests of either Sponsor or any failure of any Partnership Entity or Sponsor to meet internal or published projections, forecasts or revenue or earnings predictions for any period, except that the underlying causes of such change or failure will not be excluded by this clause (v), (vi) the downgrade in rating of any debt or debt securities of Sponsor, except that the underlying causes of such downgrade will not be excluded by this clause (vi), (vii) the announcement, pendency or consummation of this Agreement and the Transactions, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or other negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of any Partnership Group Entity due to the announcement and performance of this Agreement or the identity of the Parties, or the performance of this Agreement and the Transactions, including compliance with the covenants set forth herein, (viii) changes, events, effects, occurrences, states of facts or developments generally affecting the business of the ownership and operation of photovoltaic solar facilities, (ix) any action taken by the Partnership Entities or Holdings, or which the Partnership or Holdings causes to be taken by any of their Subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with this Agreement, or (x) any actions taken (or omitted to be taken) at the request of Parent; provided however that no such matter listed in items (i), (ii), (iv) or (viii) above shall be considered “Excluded Matters” and may be taken into account in determining whether a “Partnership Material Adverse Effect” has occurred to the extent that such matter has a disproportionate effect on any Partnership Group Entity or Non-Controlled Partnership Group Entity relative to other participants in the solar power generation industry in the United States.
“Permits” means all franchises, authorizations, licenses, registrations, clearances, permits, variances, exceptions, exemptions, consents, certificates and approvals of any Governmental Authority.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the Partnership’s financial statements included in the Partnership SEC Documents, (b) Liens in favor of carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business, (c) Liens in respect of any liabilities and obligations reflected in the financial statements of the Partnership Group Entities included in or incorporated by reference into the Partnership SEC Documents, (d) Liens under the Existing Credit Facility, (e) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other Liens on title to any real or personal property asset of any Partnership Group Entity, (f) statutory Liens for obligations that are highway, zoning, and building laws, ordinances and regulations on any asset of any Partnership Group Entity and (g) any other Liens with respect to any asset of the Partnership Group Entities, which, in the case of clauses (e), (f) and (g) would not, on any such asset, materially interfere with the current occupancy or use of such asset by the Partnership Group Entities or the conduct of the Partnership Group Entities’ respective businesses thereon, (h) Liens imposed or promulgated by applicable Law or any Governmental Authority with respect to the real property, including zoning, building or similar restrictions and (i) all Liens of whatsoever nature affecting the title of the lessor under any lease of real property and/or affecting the title of the grantor of any easement.
“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity or group (as such term is used in Section 13 of the Exchange Act) of any kind or nature.
“Proceeding” means any (a) action, claim, suit, investigation, charge, complaint, review, litigation, audit, inquiry or other hearing or proceeding by or before any Governmental Authority, whether civil, criminal, administrative, investigative or otherwise and whether or not such proceeding results in a formal civil or criminal litigation or regulatory action, (b) arbitration or (c) mediation.
“Project Company” means any Partnership Group Entity or a Non-Controlled Partnership Group Entity that owns a photovoltaic solar facility.
“Prudent Solar Industry Practice” means those practices, methods, and acts that a nationally recognized owner, developer or operator of utility-scale solar projects of good standing, at a particular time, in the exercise of prudent judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would have taken to accomplish the desired result in a manner consistent with law, regulation, permits, codes, standards, equipment manufacturer’s recommendations, reliability, safety, environmental protection, economy, and expedition. “Prudent Solar Industry Practice” does not necessarily mean the best practice, method, or standard of care, skill, safety and diligence in all cases, but is instead intended to encompass a range of acceptable practices, methods and standards.
“Public Shareholders” means all holders of Class A Shares other than the General Partner, the Sponsors and their Affiliates.
“PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and FERC’s regulations thereunder.
“QF” means a qualifying small power production facility in accordance with the Public Utility Regulatory Policies Act of 1978, as amended, and FERC’s regulations thereunder contained in 18 C.F.R. Part 292.
“Regulatory Approval” means each of the CFIUS Approval, the FERC Approval and the filing of a Notification and Report Form by the Partnership pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder and any other filings required under the HSR Act.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.
“Required Consents” means the Consents set forth in Section 9.18(d) of the Partnership Disclosure Letter.
“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities or Contracts of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any Equity Interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such Equity Interests or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any Equity Interests in such Person or any of its Subsidiaries or any such securities or Contracts listed in clause (a) of this definition.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Share Majority” has the meaning set forth in the Partnership Agreement.
“Share Merger Consideration” means, with respect to each Class A Share, an amount in cash equal to the sum of:
(a) $12.35; plus
(b) an additional amount that is issued and outstanding immediately prior to the Partnership Merger Effective Time equal to (i) (A) if the Closing occurs on or prior to May 31, 2018, (1) $0.135 plus (2) the product of (x) the number of days from and including March 1, 2018 through and including the Closing Date multiplied by (y) $0.0021, or (B) if the Closing occurs after May 31, 2018, (1) $0.3282, plus (2) the product of (x) the number of days from and including June 1, 2018 through and including the Closing Date multiplied by (y) $0.0045, minus (ii) any distributions paid or, if the applicable record date has occurred prior to the Partnership Merger Effective Time, declared by the Partnership after January 12, 2018.
“Shareholders” has the meaning set forth in the Partnership Agreement.
“Sponsor OpCo Owner” means each of First Solar 8point3 Holdings, LLC, Maryland Solar Holdings, Inc. and SunPower YC Holdings, LLC.
“Sponsors” means First Solar and SunPower.
“SPWR Tax Equity Entity” means each of (i) SunPower Commercial Holding Company II, LLC, (ii) SSCO III Holding Company, LLC, (iii) SunPower Commercial Holding Company III, LLC, (iv) SSCA XIII Holding Company, LLC, (v) SunPower Commercial Holding Company I, LLC, and (vi) SSCA XXXI Holding Company, LLC.
“SPWR Tax Equity Entity Class B Member” means with respect to (i) SunPower Commercial Holding Company II, LLC, SunPower Commercial II Class B, LLC, (ii) SSCO III

Holding Company, LLC, SSCO III Managing Member, LLC, (iii) SunPower Commercial Holding Company III, LLC, SunPower Commercial III Class B, LLC, (iv) SSCA XIII Holding Company, LLC, SSCA XIII Managing Member, LLC, (v) SunPower Commercial Holding Company I, LLC, SunPower Commercial Managing Member I, LLC, and (vi) SSCA XXXI Holding Company, LLC, SSCA XXXI Managing Member, LLC.
“SPWR Tax Equity Entity Class C Interests” means the membership interests that are owned by the SPWR Tax Equity Entity Class C Member in each SPWR Tax Equity Entity.
“SPWR Tax Equity Entity Class C Member” means SunPower Capital Services, LLC.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors or managers or other individual performing similar functions is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary), or that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act of such Person. For the avoidance of doubt, the Non-Controlled Partnership Group Entities shall not be deemed “Subsidiaries” of any of the Partnership Entities.
“SunPower” means SunPower Corporation, a Delaware corporation.
“Superior Proposal” means a Bona Fide Alternative Proposal that the General Partner Board after due consideration of the recommendation of the GP Conflicts Committee has determined in good faith, after consultation with its outside financial and legal advisors, (a) is reasonably likely to be consummated in accordance with its terms (provided, however, that the fact that any requisite vote or consent of the Shareholders that may be required to effect such Bona Fide Alternative Proposal has not yet been obtained shall not be taken into account in determining whether a proposal is reasonably likely to be consummated) and (b) if consummated, would be more favorable to the Public Shareholders (in their capacity as Shareholders) than the Transactions; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%.”
“Support Obligations” means all currently effective letters of credit, guarantees, deposits and other credit support provided (a) by or on behalf of the Sponsors or their Affiliates to or on behalf of any Partnership Group Entity or any Non-Controlled Partnership Group Entity, or (b) pursuant to the Existing Credit Facility (or any other credit facility currently in place in favor of any Partnership Group Entity), in each case relating to the ownership and operation of such Partnership Group Entity or any Non-Controlled Partnership Group Entity or as required pursuant to any Material Contract or Permit.
“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, duties, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, withholding, property and estimated taxes, customs duties, escheat or unclaimed property obligations, and other governmental charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection therewith or in lieu thereof, and any item for which liability arises under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract or otherwise.
“Tax Return” means any return, report, election or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
“Termination Fee” means $24,687,893.00.
“Transaction Documents” means this Agreement, the Partnership Disclosure Letter, the Confidentiality Agreement, the A&A Agreement, any ancillary agreement thereto and any schedules and exhibits thereto.
“Unit Majority” has the meaning set forth in the OpCo LLC Agreement.
“Unitholders” has the meaning set forth in the OpCo LLC Agreement.
“Upper Tier SPWR Entity” means each of (i) Parrey Class B Member, LLC, (ii) SunPower Commercial II Class B, LLC, (iii) SSCO III Class B Holdings, LLC, and (iv) SunPower Commercial III Class B, LLC.
“Upper Tier SPWR Entity Class A Interests” means the membership interests that are owned by the Upper Tier SPWR Entity Class A Member in each Upper Tier SPWR Entity.
“Upper Tier SPWR Entity Class A Member” means SunPower AssetCo, LLC.
“Upper Tier SPWR Entity Class B Interests” means with respect to (i) Parrey Class B Member, LLC, the membership interests owned by 8point3 OpCo Henrietta Holdings, LLC, (ii) SunPower Commercial II Class B, LLC, the membership interests owned by 8point3 OpCo Holdings, LLC, (iii) SSCO III Class B Holdings, LLC, the membership interests owned by 8point3 OpCo Holdings, LLC, and (iv) SunPower Commercial III Class B, LLC, the membership interests owned by 8point3 OpCo Holdings, LLC.
[Signatures on Following Pages.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

By:	Parent: 8POINT3 SOLAR CEI, LLC /s/ Tim Short
Name: Tim Short
Title: Authorized Signatory

By:	/s/ John Breckenridge
Name: John Breckenridge
Title: Authorized Signatory

By:	8POINT3 CO-INVEST FEEDER 1, LLC /s/ Tim Short
Name: Tim Short
Title: Authorized Signatory

By:	/s/ John Breckenridge
Name: John Breckenridge
Title: Authorized Signatory

By:	8POINT3 CO-INVEST FEEDER 2, LLC /s/ Tim Short
Name: Tim Short
Title: Authorized Signatory

By:	/s/ John Breckenridge
Name: John Breckenridge
Title: Authorized Signatory

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND PURCHASE AGREEMENT]

By:	CD CLEAN ENERGY AND INFRASTRUCTURE V JV (HOLDCO), LLC /s/ Tim Short
Name: Tim Short
Title: Authorized Signatory

By:	/s/ John Breckenridge
Name: John Breckenridge
Title: Authorized Signatory

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND PURCHASE AGREEMENT]

By:	Partnership Merger Sub: 8POINT3 PARTNERSHIP MERGER SUB, LLC /s/ Tim Short
Name: Tim Short
Title: Authorized Signatory

By:	/s/ John Breckenridge
Name: John Breckenridge
Title: Authorized Signatory

By:	OpCo Merger Sub 1: 8POINT3 OPCO MERGER SUB 1, LLC /s/ Tim Short
Name: Tim Short
Title: Authorized Signatory

By:	/s/ John Breckenridge
Name: John Breckenridge
Title: Authorized Signatory

By:	OpCo Merger Sub 2: 8POINT3 OPCO MERGER SUB 2, LLC /s/ Tim Short
Name: Tim Short
Title: Authorized Signatory

By:	/s/ John Breckenridge
Name: John Breckenridge
Title: Authorized Signatory

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND PURCHASE AGREEMENT]

By:	Partnership: 8POINT3 ENERGY PARTNERS LP By: 8point3 General Partner, LLC, its general partner /s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Chief Executive Officer

By:	General Partner: 8POINT3 GENERAL PARTNER, LLC /s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Chief Executive Officer

By:	OpCo: 8POINT3 OPERATING COMPANY, LLC By: 8point3 Energy Partners LP, its managing member By: 8point3 General Partner, LLC, its general partner /s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND PURCHASE AGREEMENT]

By:	Holdings: 8POINT3HOLDING COMPANY, LLC By: First Solar 8point3 Holdings, LLC its member /s/ Bryan R. Schumaker
Name: Bryan R. Schumaker
Title: Vice President and Corporate Controller

By:	By: SunPower YC Holdings, LLC, its member /s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Manager

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND PURCHASE AGREEMENT]

EXHIBIT A

FORM OF
AMENDMENT NO. 1 TO OPCO LLC AGREEMENT

FORM OF AMENDMENT NO. 1
TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
8POINT3 OPERATING COMPANY, LLC
This AMENDMENT NO. 1 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) of 8POINT3 OPERATING COMPANY, LLC, a Delaware limited liability company (the “Company”), is entered into as of ____________, 2018, by and among 8POINT3 ENERGY PARTNERS LP, a Delaware limited partnership (the “Partnership”), SUNPOWER YC HOLDINGS, LLC, a Delaware limited liability company, FIRST SOLAR 8POINT3 HOLDINGS, LLC, a Delaware limited liability company, MARYLAND SOLAR HOLDINGS, INC., a Delaware corporation, 8POINT3 HOLDING COMPANY, LLC, a Delaware limited liability company (each, a “Member” and, collectively, the “Members”). Capitalized terms used but not defined herein have the meanings assigned to such terms in the LLC Agreement (as defined below).
RECITALS
WHEREAS, the Members entered into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 24, 2015 (the “LLC Agreement”);
WHEREAS, the Partnership and the Company entered into an Agreement and Plan of Merger and Purchase Agreement, dated as of February 5, 2018, by and among the Partnership, the General Partner, the Company, Holdings, 8point3 Solar CEI, LLC, a Delaware limited liability company, 8point3 Co-Invest Feeder 1, LLC, a Delaware limited liability company, 8point3 Co-Invest Feeder 2, LLC, a Delaware limited liability company, CD Clean Energy and Infrastructure V JV (Holdco), LLC, a Delaware limited liability company, 8point3 Partnership Merger Sub, LLC, a Delaware limited liability company, 8point3 OpCo Merger Sub 1, LLC, a Delaware limited liability company, and 8point3 OpCo Merger Sub 2, LLC, a Delaware limited liability company (the “Merger Agreement”);
WHEREAS, pursuant to Section 14.3 of the LLC Agreement, an agreement of merger approved in accordance with Article 14 of the LLC Agreement may effect an amendment to the LLC Agreement; and
WHEREAS, the holders of a Unit Majority and the holders of each class of Membership Interests have approved the Merger Agreement (which makes this amendment effective) by written consent in accordance with Section 14.3 of the LLC Agreement.
NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby amend the LLC Agreement as follows:

1.1	Amendment.
(a)Section 1.1 is hereby amended to add the following definition:
“2018 Merger Agreement” means the Agreement and Plan of Merger and Purchase Agreement, dated as of February 5, 2018, by and among the Partnership, the General Partner, the Company, Holdings, 8point3 Solar CEI, LLC, a Delaware limited liability company, 8point3 Co-Invest Feeder 1, LLC, a Delaware limited liability company, 8point3 Co-Invest Feeder 2, LLC, a Delaware limited liability company, CD Clean Energy and Infrastructure V JV (Holdco), LLC, a Delaware limited liability company, 8point3 Partnership Merger Sub, LLC, a Delaware limited liability company, 8point3 OpCo Merger Sub 1, LLC, a Delaware limited liability company, and 8point3 OpCo Merger Sub 2, LLC, a Delaware limited liability company.
(b)Article VI of the LLC Agreement is hereby amended by inserting the following as a new Section 6.6 and renumbering Sections 6.6 through 6.9 as Sections 6.7 through 6.10, respectively:
Section 6.6    Special Distribution. Notwithstanding anything to the contrary in this Agreement, at the OpCo Merger 1 Effective Time (as defined in the 2018 Merger Agreement), the Company will make a special distribution in the amount of $[•] to holders of Units, pro rata based on the number of Units that are Outstanding immediately prior to the OpCo Merger 1 Effective Time.
1.3    Limited Effect. Except as specified in this Amendment, all terms and conditions of the LLC Agreement shall continue in full force and effect.

1.4     Effective Date. This Amendment shall become effective at the OpCo Merger 1 Effective Time (as defined in the Merger Agreement).

1.5    Miscellaneous.

(a)    Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

(b)     Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(c)     Invalidity of Provisions. If any provision or part of a provision of this Amendment is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Amendment shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

(d)    Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Amendment immediately upon affixing its signature hereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

By:	8point3 Energy Partners LP By:8point3 General Partner, LLC, its general partner
Name:
Title:

Signature Page to
Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of
8point3 Operating Company, LLC

By:	SunPower YC Holdings, LLC
Name:
Title:

Signature Page to
Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of
8point3 Operating Company, LLC

By:	First Solar 8point3 Holdings, LLC
Name:
Title:

Signature Page to
Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of
8point3 Operating Company, LLC

By:	Maryland Solar Holdings, Inc.
Name:
Title:

Signature Page to
Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of
8point3 Operating Company, LLC

By:	8point3 Holding Company, LLC By: SunPower YC Holdings, LLC, its member
Name:
Title:

Signature Page to
Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of
8point3 Operating Company, LLC

EXHIBIT B

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is effective as of ___________, 2018 (the “Effective Date”), by and between 8point3 Holding Company, LLC, a Delaware limited liability company (“Assignor”), and 8point3 Solar CEI, LLC, a Delaware limited liability company (“Assignee” and together with the Assignor, each a “Party” and collectively, the “Parties”), pursuant to, and subject to the terms of, that certain Agreement and Plan of Merger and Purchase Agreement, dated as of February 5, 2018 (as amended, the “Merger Agreement”), by and between 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), 8point3 General Partner, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), 8point3 Operating Company, LLC, a Delaware limited liability company (“OpCo”), Assignor, Assignee, 8point3 Co-Invest Feeder 1, LLC, a Delaware limited liability company, 8point3 Co-Invest Feeder 2, LLC, a Delaware limited liability company, CD Clean Energy and Infrastructure V JV (Holdco), LLC, a Delaware limited liability company, 8point3 Partnership Merger Sub, LLC, a Delaware limited liability company, 8point3 OpCo Merger Sub 1, LLC, a Delaware limited liability company, and 8point3 OpCo Merger Sub 2, LLC, a Delaware limited liability company. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Merger Agreement.
WHEREAS, this Agreement is being executed and delivered pursuant to Sections 1.3 and 2.8 of the Merger Agreement;
WHEREAS, Assignor owns [100% of the issued and outstanding membership interests in the General Partner, including all rights and obligations relating thereto and all economic and capital interests therein (the “GP Equity Interest”)]/[100% of the issued and outstanding Incentive Distribution Rights (as defined in the OpCo LLC Agreement) (the “IDRs”)];
WHEREAS, Assignor desires to transfer and deliver to Assignee the [GP Equity Interest]/[IDRs] at the [Partnership Merger Effective Time]/[OpCo Merger 1 Effective Time], and Assignee desires to accept the [GP Equity Interest]/[IDRs] and has agreed to become a member of the [General Partner]/[OpCo];
NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and contained in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement each hereby agrees as follows:

1.
Assignment of [GP Equity Interest]/[IDRs]. Upon the terms and subject to the conditions of the Merger Agreement, Assignor hereby assigns, transfers, conveys and delivers to Assignee, and Assignee hereby acquires and accepts, all of Assignor’s rights, title and interest in and to the [GP Equity Interest]/[IDRs] under the [General Partner LLC Agreement]/[OpCo LLC Agreement], free and clear of all Liens, except for any transfer restrictions under the [General Partner LLC Agreement]/[OpCo LLC Agreement] and any applicable securities Laws. As of the Effective Date and pursuant to the terms of the [General Partner LLC Agreement]/[OpCo LLC Agreement], Assignee is hereby admitted as [the sole member of the General Partner]/[a member of OpCo], subject to all liabilities and obligations applicable to and entitled to all rights, benefits and privileges of a member under the [General Partner LLC Agreement]/[OpCo LLC Agreement].

2.
Further Assurances. Assignor and Assignee covenant and agree that each will do, execute and deliver, or cause to be done, executed and delivered all such further instruments, documents, agreements and assurances as may be reasonably requested by the other Party, which may be necessary or desirable, in order to evidence and provide for the specific assignment of the [GP Equity Interests]/[IDRs], and to carry out the purposes and intent of this Agreement.

3.
Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a Party, and no Person other than the Parties and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

4.
Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by either Party without the prior written consent of the other Party, except that Assignee may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (a) to one or more controlled Affiliates of Assignee, or (b) to any of its financing sources (including the Debt Financing Sources) as collateral security, but no such assignment will relieve Assignee of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4 will be null and void.

5.
Waiver. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

6.
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.
Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware, USA without regard to any principles of conflicts of Laws of any other jurisdiction.

8.
Entire Agreement. This Agreement, the other Transaction Documents and [General Partner LLC Agreement]/[OpCo LLC Agreement] constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings both written and oral among the Parties with respect to the subject matter hereof and thereof. This Agreement, the other Transaction Documents and [General Partner LLC Agreement]/[OpCo LLC Agreement], read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement, specific provisions prevail over general provisions. Nothing in this Agreement shall be deemed to supersede, enlarge, restrict or modify any of the provisions of any of the Transaction Documents or [General Partner LLC Agreement]/[OpCo LLC Agreement], and the rights, obligations and liabilities of the relevant parties thereunder, all of which shall survive the execution and delivery of this Agreement as provided in, and subject to the limitations set forth in, the Transaction Documents and [General Partner LLC Agreement]/[OpCo LLC Agreement]. The Merger Agreement shall control in the event of any conflict with the terms of this Agreement.

9.	Amendment. This Agreement may be modified, amended or supplemented only by written agreement executed by the Parties.

10.
Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or other electronic means), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any documents delivered pursuant hereto, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message, as a defense to the formation of a contract and each such Party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

8point3 Holding Company, LLC

By: First Solar 8point3 Holdings, LLC,
its member

By: ________________________________
Name:
Title:

By: SunPower YC Holdings, LLC, its member

By: ________________________________
Name:
Title:

8point3 Solar CEI, LLC

By: ________________________________
Name:
Title:

By: ________________________________
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT C

FORM OF
MARYLAND SOLAR LEASE AMENDMENT

AMENDMENT NO. 1 TO FACILITY LEASE AGREEMENT
This AMENDMENT NO. 1 TO FACILITY LEASE AGREEMENT (this “Amendment”), dated as of __________________, 2018 (the “Amendment Date”), is entered into by and between Maryland Solar LLC, a Delaware limited liability company (the “Lessor”) and Maryland Solar Holdings, Inc., a Delaware corporation (“Lessee”). Lessor and Lessee are each referred to in this Amendment as a “Party,” and they are referred to collectively as the “Parties.”
RECITALS
WHEREAS, the Parties entered into that certain Facility Lease Agreement (the “Lease Agreement”), dated as of May 21, 2015, between Lessor and Lessee; and
WHEREAS, the Parties wish to amend the Lease Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.1    Definitions. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings given to such terms in Section 1.1 of the Lease Agreement. The principles of interpretation set forth in Section 1.2 of the Lease Agreement shall apply to this Amendment in all respects.
1.2    Amendments.
(a)    The definition of “Early Termination Proceeds” in Section 1.1 of the Lease Agreement is hereby amended as follows (with (i) insertions of additional text indicated in the same manner as the following example: bold and underline text, and (ii) deletions of text indicated in the same manner as the following example: ~~strikethrough text~~):
“Early Termination Proceeds” means, as applicable, (i) the Net Cash Proceeds of ~~(i)~~ an Event of Total Loss in accordance with Section 7.1(c), or (ii) ~~liquidated~~ damages in accordance with Section 7.2(b) (including proceeds of any draw on the Buyer Security (as defined in the Power Purchase Agreement) with respect thereto).
(b)    Section 7.2(a) of the Lease Agreement is hereby amended as follows (with (i) insertions of additional text indicated in the same manner as the following example: bold and underline text, and (ii) deletions of text indicated in the same manner as the following example: ~~strikethrough text~~):
7.2 Default under the Power Purchase Agreement
(a)    In the event of (i) a termination of the Power Purchase Agreement prior to the scheduled expiration of the Power Purchase Agreement for any reason other than the Power Purchaser becoming Bankrupt (as defined in the Power Purchase Agreement), or (ii) the termination of the Facility Site Sublease prior to the expiration of the Lease Term (each, an “Early Termination Event”), this Lease Agreement shall terminate and the provisions set forth in Section 7.3 shall apply.
1.3    Full Force and Effect. Except as expressly amended hereby, all of the terms and conditions of the Lease Agreement are unaffected and shall continue to be in full force and effect and shall be binding on the Parties in accordance with their respective terms.
1.4    Third-Party Beneficiaries. This Amendment does not and is not intended to confer any rights or remedies upon any Person other than the Parties to this Amendment, and no other Person, including any Person entitled to indemnity under Article VIII of the Lease Agreement, shall be third-party beneficiaries of the provisions hereof.
1.5    Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Maryland without giving effect to conflict of law principles as to all matters, including matters of validity, construction, effect, performance and remedies. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF MARYLAND, WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER LEASE DOCUMENT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
1.6    Counterparts. This Amendment may be executed and delivered in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile will be considered original signatures.
1.7    Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
[The remainder of this page is intentionally blank; signature pages follow]

IN WITNESS WHEREOF, Lessor and Lessee have caused this Amendment to be signed by their respective duly authorized officers as of the Amendment Date.

MARYLAND SOLAR HOLDINGS, INC.,
as Lessee

By: ________________________________
Name: Richard Lammers
Title: Vice President, Asset Management

MARYLAND SOLAR LLC,
as Lessor

By: ________________________________
Name: Richard Lammers
Title: Vice President, Asset Management

[Signature Page to Amendment No. 1 to Facility Lease Agreement]